SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   __________

                                 SCHEDULE 13E-3



             RULE 13e-3 TRANSACTION STATEMENT UNDER SECTION 13(e) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)



                               SUCCESSORIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                               SUCCESSORIES, INC.
                              S.I. ACQUISITION LLC
                                   JACK MILLER
                    JACK MILLER FAMILY LIMITED PARTNERSHIP #1
                    JACK MILLER TRUST DATED JANUARY 18, 1984
                               HOWARD I. BERNSTEIN
--------------------------------------------------------------------------------
                    (Name of the Person(s) Filing Statement))


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
         SERIES A CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.01 PER SHARE
         SERIES B CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    864591102
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

               JOHN C. CARROLL                                             GUY E. SNYDER, ESQ.
INTERIM PRESIDENT AND CHIEF EXECUTIVE OFFICER AND                        WILLIAM J. BETTMAN, ESQ.
     CHIEF FINANCIAL AND OPERATING OFFICER                          VEDDER, PRICE, KAUFMAN & KAMMHOLZ
              SUCCESSORIES, INC.                                         222 NORTH LASALLE STREET
               2520 DIEHL ROAD                                                  SUITE 2600
           AURORA, ILLINOIS 60504                                      CHICAGO, ILLINOIS 60601-1003
              (630) 820-7200                                                  (312) 609-7500


                 JACK MILLER                                            MARSHALL E. EISENBERG, ESQ.
                  PRESIDENT                                                 NORMAN J. GANTZ, ESQ.
            S.I. ACQUISITION LLC                                         NEAL, GERBER & EISENBERG
         C/O THE BENIDA GROUP, LLC                                          2 N. LASALLE STREET
       485 HALF DAY ROAD, SUITE 200                                              SUITE 2200
       BUFFALO GROVE, ILLINOIS 60089                                      CHICAGO, ILLINOIS 60602
                (847) 883-9700                                                 (312) 269-8000


-----------------------------------------------------------------------------------------------------
                (Name, Address and Telephone Number of Person(s) Authorized to Receive
                  Notices and Communications on Behalf of Person(s) Filing Statement)

         This statement is filed in connection with (check the appropriate box):

         a. [X] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

         b. [_] The filing of a registration statement under the Securities Act of 1933.

         c.  [_]  A tender offer.

         d.  [_]  None of the above.

         Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies. [X]

        Check the following box if the filing is a final amendment reporting the results of the transaction. [_]


                            CALCULATION OF FILING FEE

       TRANSACTION VALUATION*                          AMOUNT OF FILING FEE**
       ----------------------                          ----------------------
           $2,175,157.87                                       $175.97

---------------------------

* For purposes of calculating the filing fee only: the filing fee of $175.97 was calculated pursuant to Exchange Act Rule 0-11 by multiplying .0000809 by the sum of (i) the proposed cash payment of $2,149,969.50 for 7,166,565 shares of Common Stock, par value $0.01 per share at $0.30 per share and (ii) the proposed cash payment of $25,188.37 for 1,667 shares of Series B convertible Preferred Stock, par value $0.01 per share at $15.00 per share, plus all accrued and unpaid dividends.

** The amount of the filing fee calculated in accordance with Exchange Act Rule 0-11 equals .0000809 of the transaction valuation.

         [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                     Amount Previously Paid:       $198.59

                     Form or Registration No.:     Schedule 14A

                     Filing Party:                 Successories, Inc.

                     Date Filed:                   March 7, 2003

                                  INTRODUCTION


         This Rule 13e-3 Transaction Statement on Schedule 13E-3 (this "Schedule 13E-3") is being jointly filed by: (1) Successories, Inc., an Illinois corporation ("Successories") and the issuer of the equity securities that are the subject of the Rule 13e-3 transaction; (2) S.I. Acquisition LLC, an Illinois limited liability company ("Acquisition"); (3) Jack Miller; (4) Jack Miller Family Limited Partnership #1; (5) Jack Miller Trust dated January 18, 1984; and
(6) Howard I. Bernstein (collectively, the "filing persons").


         Pursuant to an agreement and plan of merger, dated as of February 13, 2003 (the "merger agreement") by and between Successories and Acquisition, Successories will merge with and into Acquisition, and Acquisition will be the surviving company. Upon completion of the merger contemplated by the merger agreement, each issued and outstanding share of Successories common stock will be converted into the right to receive $0.30 in cash without interest and each share of Successories series B convertible preferred stock will be converted into the right to receive $15.00 plus all accrued and unpaid dividends (together, the "merger consideration"), except that: (1) shares of Successories common and series B convertible preferred stock held in Successories' treasury will be cancelled without any payment therefor; (2) shares of Successories common stock, series A convertible preferred stock and series B convertible preferred stock held by Acquisition immediately prior to the effective time of the merger will be cancelled without any payment therefor; and (3) shares of Successories common stock held by our shareholders who perfect their dissenters' rights will not receive the merger consideration but instead will be subject to appraisal in accordance with Illinois law. Upon completion of the merger, the holders of Acquisition's membership interests immediately prior to the effective time of the merger will own 100% of Acquisition's post-merger membership interests.

         Concurrently with the filing of this Schedule 13E-3, Successories is filing a preliminary proxy statement (the "proxy statement") pursuant to which Successories will notify its shareholders of, and solicit proxies from its shareholders for, a special meeting for the purpose of voting on whether or not to approve the merger agreement. Successories has supplied all information contained in the proxy statement and this Schedule 13E-3 relating to Successories, its subsidiaries and their respective directors, officers and affiliates, and Acquisition has supplied all information contained in the proxy statement and this Schedule 13E-3 relating to Acquisition and its members, officers and affiliates.

         The information set forth in the proxy statement, including all schedules and exhibits thereto, is hereby expressly incorporated herein by reference and the responses to each item in this Schedule 13E-3 are qualified in their entirety by the information contained in the proxy statement and the exhibits thereto.

ITEM 1.  SUMMARY TERM SHEET.

         The information contained in the sections entitled "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING" and "SUMMARY TERM SHEET" in the proxy statement is incorporated herein by reference.

ITEM 2.  SUBJECT COMPANY INFORMATION.

         (a) Name and Address. The information contained in the section entitled "THE PROPOSED MERGER--THE PARTICIPANTS" in the proxy statement is incorporated herein by reference.

         (b) Securities. The information contained in the section entitled "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" in the proxy statement is incorporated herein by reference.

         (c) Trading Market and Price. The information contained in the section entitled "MARKET AND MARKET PRICE" in the proxy statement is incorporated herein by reference.

         (d) Dividends. The information contained in the sections entitled "DIVIDENDS" and "MARKET AND MARKET PRICE" in the proxy statement is incorporated herein by reference.

         (e)      Prior Public Offerings. Not applicable.

         (f) Prior Stock Purchases. The information contained in the section entitled "CERTAIN PURCHASES OF SUCCESSORIES COMMON STOCK" in the proxy statement is incorporated herein by reference.

ITEM 3.  IDENTITY AND BACKGROUND OF THE FILING PERSONS.

         (a) Name and Address. The information contained in the section entitled "THE PROPOSED MERGER--THE PARTICIPANTS" in the proxy statement is incorporated herein by reference. Successories, a filing entity, is also the subject company. The information contained in the section entitled "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" in the proxy statement and in APPENDIX F, "INFORMATION RELATING TO THE DIRECTORS AND EXECUTIVE OFFICERS OF SUCCESSORIES, INC. AND S.I. ACQUISITION LLC AND THE MEMBERS OF THE CONTRIBUTING GROUP" to the proxy statement is incorporated herein by reference.

         (b) Business and Background of Entities. The information contained in the section entitled "THE PROPOSED MERGER--THE PARTICIPANTS" in the proxy statement is incorporated herein by reference.

         (c) Business and Background of Natural Persons. The information contained in the section entitled "THE PROPOSED MERGER--THE PARTICIPANTS" in the proxy statement and in APPENDIX F, "INFORMATION RELATING TO THE DIRECTORS AND EXECUTIVE OFFICERS OF SUCCESSORIES, INC. AND S.I. ACQUISITION LLC AND THE MEMBERS OF THE CONTRIBUTING GROUP", to the proxy statement is incorporated herein by reference.

ITEM 4.  TERMS OF THE TRANSACTION.

         (a)(1)     Tender Offers. Not applicable.

         (a)(2)(i) Transaction Description. The information contained in the sections entitled "SUMMARY TERM SHEET," "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING" And "THE MERGER AGREEMENT" in the proxy statement is incorporated herein by reference.

         (a)(2)(ii) Consideration. The information contained in the sections entitled "SUMMARY TERM SHEET," "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING," "THE PROPOSED MERGER--MERGER CONSIDERATION" and "THE MERGER AGREEMENT--PAYMENT FOR SHARES" in the proxy statement is incorporated herein by reference.

         (a)(2)(iii) Reasons for Transaction. The information contained in the sections entitled "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING," "SPECIAL FACTORS--BACKGROUND OF THE MERGER," "--REASONS FOR THE MERGER AND THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE DISINTERESTED DIRECTORS AND THE BOARD OF DIRECTORS," "--POSITION OF S.I. ACQUISITION AND

THE CONTRIBUTING GROUP AS TO THE FAIRNESS OF THE MERGER" and "--PURPOSE AND STRUCTURE OF THE MERGER" in the proxy statement is incorporated herein by reference.

         (a)(2)(iv) Vote Required for Approval. The information contained in the sections entitled "SUMMARY TERM SHEET," "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING" and "THE SPECIAL MEETING--RECORD DATE; QUORUM; VOTE REQUIRED" in the proxy statement is incorporated herein by reference.

         (a)(2)(v) Differences in the Rights of Security Holders. The information contained in the sections entitled "SUMMARY TERM SHEET," "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING," "SPECIAL
FACTORS--GENERALLY," "--EFFECTS OF THE MERGER" and "--INTERESTS OF CERTAIN PERSONS IN THE MERGER" in the proxy statement is incorporated herein by reference.

         (a)(2)(vi) Accounting Treatment. The information contained in the section entitled "SPECIAL FACTORS--ACCOUNTING TREATMENT OF THE MERGER" in the proxy statement is incorporated herein by reference.

         (a)(2)(vii) Income Tax Consequences. The information contained in the sections entitled "SUMMARY TERM SHEET," "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING" and "SPECIAL FACTORS--CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" in the proxy statement is incorporated herein by reference.

         (c) Different Terms. The information contained in the sections entitled "SUMMARY TERM SHEET," "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING," "SPECIAL FACTORS--GENERALLY," "--EFFECTS OF THE MERGER" and "--INTERESTS OF CERTAIN PERSONS IN THE MERGER" in the proxy statement is incorporated herein by reference.

         (d) Appraisal Rights. The information contained in the sections entitled "SUMMARY TERM SHEET," "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING," "SPECIAL FACTORS--DISSENTERS' RIGHTS" in the proxy statement is incorporated herein by reference.

         (e) Provisions for Unaffiliated Security Holders. The information contained in the sections entitled "THE SPECIAL MEETING--RECORD DATE; QUORUM; VOTING REQUIRED," "SPECIAL FACTORS--DISSENTERS' RIGHTS" and "WHERE YOU CAN FIND MORE INFORMATION" in the proxy statement is incorporated herein by reference.

         (f)      Eligibility for Listing or Trading. Not applicable.

ITEM 5.  PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

         (a) Transactions. The information contained in the sections entitled "SPECIAL FACTORS--INTERESTS OF CERTAIN PERSONS IN THE MERGER" and "CERTAIN PURCHASES OF SUCCESSORIES COMMON STOCK" in the proxy statement is incorporated herein by reference.

         (b), (c) Significant Corporate Events; Negotiations or Contacts. The information contained in the sections entitled "SUMMARY TERM SHEET," "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING," "SPECIAL
FACTORS--BACKGROUND OF THE MERGER," "--GENERALLY," "--EFFECTS OF THE MERGER," "--INTERESTS OF CERTAIN

PERSONS IN THE MERGER" and "CERTAIN PURCHASES OF SUCCESSORIES COMMON STOCK" in the proxy statement is incorporated herein by reference.

         (e) Agreements Involving the Subject Company's Securities. The information contained in the sections entitled "SUMMARY TERM SHEET," "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING," "SPECIAL FACTORS--BACKGROUND OF THE MERGER," "--GENERALLY," "--EFFECTS OF THE MERGER" "--INTERESTS OF CERTAIN PERSONS IN THE MERGER" and "THE MERGER AGREEMENT" in the proxy statement is incorporated herein by reference.

ITEM 6.  PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

         (b) Use of Securities Acquired. The information contained in the sections entitled "SUMMARY TERM SHEET," "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING," "SPECIAL FACTORS--GENERALLY," "--EFFECTS OF THE MERGER" and "THE MERGER AGREEMENT" in the proxy statement is incorporated herein by reference.

         (c) Plans. The information contained in the sections entitled "SUMMARY TERM SHEET," "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING," "SPECIAL FACTORS--GENERALLY," "--EFFECTS OF THE MERGER," "--INTERESTS OF CERTAIN PERSONS IN THE MERGER," and "THE MERGER AGREEMENT" in the proxy statement is incorporated herein by reference.

ITEM 7.  PURPOSES, ALTERNATIVES, REASONS AND EFFECTS.

         (a), (c) Purposes; Reasons. The information contained in the sections entitled "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING," "SPECIAL FACTORS--BACKGROUND OF THE MERGER," "--REASONS FOR THE MERGER AND THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE DISINTERESTED DIRECTORS AND THE BOARD OF DIRECTORS," "--POSITION OF S.I. ACQUISITION AND THE CONTRIBUTING GROUP AS TO THE FAIRNESS OF THE MERGER," "--EFFECTS OF THE MERGER," "--ACCOUNTING TREATMENT OF THE MERGER" and "--PURPOSE AND STRUCTURE OF THE MERGER" in the proxy statement is incorporated herein by reference.

         (b) Alternatives. The information contained in the sections entitled "SPECIAL FACTORS--BACKGROUND OF THE MERGER," "--REASONS FOR THE MERGER AND THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE DISINTERESTED DIRECTORS AND THE BOARD OF DIRECTORS" and "--POSITION OF S.I. ACQUISITION AND THE CONTRIBUTING GROUP AS TO THE FAIRNESS OF THE MERGER" in the proxy statement is incorporated herein by reference.

         (d) Effects. The information contained in the sections entitled "SUMMARY TERM SHEET," "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING," "SPECIAL FACTORS--GENERALLY," "--EFFECTS OF THE MERGER," "--INTERESTS OF CERTAIN PERSONS IN THE MERGER," "--ESTIMATED FEES AND EXPENSES OF THE MERGER," "--CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER," "ACCOUNTING TREATMENT OF THE MERGER" and "THE MERGER AGREEMENT" in the proxy statement is incorporated herein by reference.

ITEM 8.  FAIRNESS OF THE TRANSACTION.

         (a), (b) Fairness; Factors Considered in Determining Fairness. The information contained in the sections entitled "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING," "SPECIAL FACTORS--BACKGROUND OF THE MERGER," "--REASONS FOR THE MERGER AND THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE DISINTERESTED DIRECTORS AND THE BOARD OF DIRECTORS," "--POSITION OF S.I. ACQUISITION AND THE CONTRIBUTING GROUP AS TO THE FAIRNESS OF THE MERGER," "--PURPOSE AND STRUCTURE OF THE MERGER" and "--OPINION OF DUFF & PHELPS, LLC" in the proxy Statement, and APPENDIX B to the proxy statement, "FAIRNESS OPINION OF DUFF & PHELPS, LLC" is incorporated herein by reference.

         (c) Approval of Security Holders. The information contained in the sections entitled "SUMMARY TERM SHEET," "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING," "THE SPECIAL MEETING--RECORD DATE; QUORUM; VOTE REQUIRED," "SPECIAL FACTORS--REASONS FOR THE MERGER AND THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE DISINTERESTED DIRECTORS AND THE BOARD OF DIRECTORS," "--POSITION OF S.I. ACQUISITION AND THE CONTRIBUTING GROUP AS TO THE FAIRNESS OF THE MERGER," "THE MERGER AGREEMENT--CONDITIONS TO COMPLETION OF MERGER" and "--TERMINATION OF THE MERGER AGREEMENT" in the proxy statement is incorporated herein by reference.

         (d) Unaffiliated Representative. The information contained in the sections entitled "SPECIAL FACTORS--REASONS FOR THE MERGER AND THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE DISINTERESTED DIRECTORS AND THE BOARD OF DIRECTORS" and "--OPINION OF DUFF & PHELPS, LLC" in the proxy statement is incorporated herein by reference.

         (e) Approval of Directors. The information contained in the sections entitled "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING," "SPECIAL FACTORS--BACKGROUND OF THE MERGER" and "--REASONS FOR THE MERGER AND THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE DISINTERESTED DIRECTORS AND THE BOARD OF DIRECTORS" in the proxy statement is incorporated herein by reference.

         (f) Other Offers. The information contained in the sections entitled "SPECIAL FACTORS--BACKGROUND OF THE MERGER," "--REASONS FOR THE MERGER AND THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE DISINTERESTED DIRECTORS AND THE BOARD OF DIRECTORS," and "--POSITION OF S.I. ACQUISITION AND THE CONTRIBUTING GROUP AS TO THE FAIRNESS OF THE MERGER" in the proxy statement is incorporated herein by reference.

ITEM 9.  REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS.

         (a)-(c) Report, Opinion, or Appraisal; Preparer and Summary of the Report; Availability of Documents. The information contained in the sections entitled "SPECIAL FACTORS--BACKGROUND OF THE MERGER," "--REASONS FOR THE MERGER AND THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE DISINTERESTED DIRECTORS AND THE BOARD OF DIRECTORS," "--POSITION OF S.I. ACQUISITION AND THE CONTRIBUTING GROUP AS TO THE FAIRNESS OF THE MERGER," "--OPINION OF DUFF & PHELPS, LLC" and "WHERE YOU CAN FIND MORE INFORMATION" in the proxy statement, and APPENDIX B to the proxy statement, "FAIRNESS OPINION OF DUFF & PHELPS, LLC" is incorporated herein by reference.

ITEM 10.  SOURCE AND AMOUNTS OF FUNDS OR OTHER CONSIDERATION.

         (a), (b), (d) Source of Funds; Conditions; Borrowed Funds. The information contained in the sections entitled "SUMMARY TERM SHEET," "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING" and "SPECIAL FACTORS--THE CONTRIBUTING GROUP'S FINANCING OF THE MERGER" in the proxy statement is incorporated herein by reference.

         (c) Expenses. The information contained in the sections entitled "SUMMARY TERM SHEET," "THE SPECIAL MEETING--SOLICITATION OF PROXIES AND EXPENSES," "SPECIAL FACTORS--ESTIMATED FEES AND EXPENSES OF THE MERGER" and "THE MERGER AGREEMENT--PAYMENT OF FEES AND EXPENSES" in the proxy statement is incorporated herein by reference.

ITEM 11.  INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

         (a) Securities Ownership. The information contained in the sections "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "CERTAIN PURCHASES OF SUCCESSORIES COMMON STOCK" in the proxy statement is incorporated herein by reference.

         (b) Securities Transactions. The information contained in the section entitled "CERTAIN PURCHASES OF SUCCESSORIES COMMON STOCK" in the proxy statement is incorporated herein by reference.

ITEM 12.  THE SOLICITATION OR RECOMMENDATION.

         (d) Intent to Tender or Vote in a Going-Private Transaction. The information contained in the sections entitled "SUMMARY TERM SHEET," "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING," "THE SPECIAL MEETING--RECORD DATE; QUORUM; VOTE REQUIRED" and "SPECIAL FACTORS--INTERESTS OF CERTAIN PERSONS IN THE MERGER" in the proxy statement is incorporated herein by reference.

         (e) Recommendations to Others. The information contained in the sections entitled "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING," "SPECIAL FACTORS--REASONS FOR THE MERGER AND THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE DISINTERESTED DIRECTORS AND THE BOARD OF DIRECTORS," and "--POSITION OF S.I. ACQUISITION AND THE CONTRIBUTING GROUP AS TO THE FAIRNESS OF THE MERGER" in the proxy statement is incorporated herein by reference.

ITEM 13.  FINANCIAL STATEMENTS.


         (a) Financial Information. The information contained in the sections entitled "SUCCESSORIES SELECTED HISTORICAL FINANCIAL DATA" and "WHERE YOU CAN FIND MORE INFORMATION" in the proxy statement is incorporated herein by reference, including Item 8, "FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA," contained in Successories' most recent Annual Report on Form 10-K, as amended, attached as APPENDIX D to the proxy statement.


         (b)      Pro Forma Information. Not applicable.

ITEM 14.  PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

         (a), (b) Solicitations or Recommendations; Employees and Corporate Assets. The information contained in the sections entitled "THE SPECIAL MEETING--SOLICITATION OF PROXIES AND EXPENSES," "SPECIAL FACTORS--BACKGROUND OF THE MERGER," "--ESTIMATED FEES AND EXPENSES OF THE MERGER" and "--OPINION OF DUFF & PHELPS, LLC" in the proxy statement, and APPENDIX B to the proxy statement, "FAIRNESS OPINION OF DUFF & PHELPS, LLC" is incorporated herein by reference.

ITEM 15.  ADDITIONAL INFORMATION.

         (b) Other Material Information. The information contained in the sections entitled "SUMMARY TERM SHEET" and "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING" in the proxy statement is incorporated herein by reference.

ITEM 16.  EXHIBITS.


         (a) Preliminary proxy statement on Schedule 14A, together with preliminary copies of the notice, letter and proxy card to Successories' shareholders, as filed with the Securities and Exchange Commission on May 14, 2003 (incorporated herein by reference to the proxy statement, notice, letter and proxy card).


         (b)      Not applicable.

         (c)(1) Opinion of Duff & Phelps, LLC, dated February 13, 2003 (incorporated herein by reference to Appendix B to the proxy statement).

         (c)(2) Duff & Phelps, LLC Presentation to the Special Committee of the Board of Directors, dated February 13, 2003.

         (d) Agreement and Plan of Merger, dated as of February 13, 2003, by and between Successories, Inc. and S.I. Acquisition LLC (incorporated herein by reference to Appendix A to the proxy statement).

         (f) Illinois Business Corporation Act--Section 11.70 (incorporated herein by reference to Appendix C to the proxy statement).

         (g)      Not applicable.

                                   SIGNATURES

         After due inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.



Dated:  May 14, 2003              SUCCESSORIES, INC.


                                  By:  /s/ John C. Carroll
                                       -----------------------------------------
                                       John C. Carroll
                                       Interim President and Chief Executive
                                       Officer and Chief Financial and Operating
                                       Officer



Dated:  May 14, 2003              S.I. ACQUISITION LLC


                                  By:  /s/ Jack Miller
                                       -----------------------------------------
                                       Jack Miller
                                       President



Dated:  May 14, 2003                   /s/ Jack Miller
                                       -----------------------------------------
                                       Jack Miller




Dated:  May 14, 2003              JACK MILLER FAMILY LIMITED
                                  PARTNERSHIP #1


                                  By:  Jack Miller Trust Dated 1/18/84

                                  By:  /s/ Jack Miller
                                       -----------------------------------------
                                       Jack Miller
                                       Trustee



Dated:  May 14, 2003              JACK MILLER TRUST DATED 1/18/84


                                  By:  /s/ Jack Miller
                                       -----------------------------------------
                                       Jack Miller
                                       Trustee



Dated:  May 14, 2003                   /s/ Howard I. Bernstein
                                       -----------------------------------------
                                       Howard I. Bernstein

                                  EXHIBIT INDEX

  EXHIBIT
  NUMBER                             DESCRIPTION
  ------                             -----------

 (a) Preliminary proxy statement on Schedule 14A, together with preliminary copies of the notice, letter and proxy card to Successories' shareholders, as filed with the Securities and Exchange Commission on May 14, 2003 (incorporated herein by reference to the proxy statement, notice, letter and proxy card).

(b)               Not applicable.

(c)(1) Opinion of Duff & Phelps, LLC, dated February 13, 2003 (incorporated herein by reference to Appendix B to the proxy statement).

(c)(2) Duff & Phelps, LLC Presentation to the Special Committee of the Board of Directors, dated February 13, 2003.

(d) Agreement and Plan of Merger, dated as of February 13, 2003, by and between Successories, Inc. and S.I. Acquisition LLC (incorporated herein by reference to Appendix A to the proxy statement).

(f) Illinois Business Corporation Act--Section 11.70 (incorporated herein by reference to Appendix C to the proxy statement).

(g)               Not applicable.

                 EXHIBIT (c)(2)- PRESENTATION OF DUFF & PHELPS

                               DUFF & PHELPS, LLC

          311 SOUTH WACKER DRIVE, SUITE 4200 o CHICAGO, ILLINOIS 60606
                        312/697-4600 o Fax 312/697-0115

--------------------------------------------------------------------------------


                                PROJECT INSPIRE

        PRESENTATION TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS
                               FEBRUARY 13, 2003

                                  CONFIDENTIAL
                                  ------------


--------------------------------------------------------------------------------

  The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished to us.
 Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC.

Table of Contents                              PROJECT INSPIRE February 13, 2003


I.       Executive Summary

II.      Project Inspire Overview

III.     Industry Overview

IV.      Valuation and Financial Analysis

V.       Summary Conclusions

APPENDIX
--------

A.       Discounted Cash Flow Analysis

B.       Comparable Company Analysis

C.       Comparable Transactions Analysis

                                                              DUFF & PHELPS, LLC

Executive Summary                              PROJECT INSPIRE February 13, 2003


DESCRIPTION OF ENGAGEMENT
-------------------------

o Duff & Phelps, LLC ("Duff & Phelps") was retained by Project Inspire (the "Company"), on behalf of the Special Committee of the Board of Directors ("Special Committee") of the Company (the "Board"), to serve as independent financial advisor to the Board and the Special Committee in connection with a proposed merger transaction involving the Company.

o The Board and the Special Committee are considering a cash out merger and privatization transaction proposed by S.I. Acquisition LLC, an Illinois limited liability company formed principally for the benefit of Jack Miller, the Company's Chairman, members of his family and Howard I. Bernstein, a Board member of the Company (the "Acquirer"), whereby the holders of the outstanding common stock of the Company (the "Common Stock") and the outstanding Series B convertible preferred stock of the Company (the "Series B Preferred Stock") that is not owned or controlled by Jack Miller or his family members or affiliates (the "Management Group") will receive the right to receive certain cash consideration.

o Specifically, Duff & Phelps has been asked to provide an opinion (the "Opinion") as to the fairness, from a financial point of view, to the holders of Common Stock, other than shares held by the Management Group (the "Unaffiliated Common Shareholders") and the holders of Series B Preferred Stock, other than shares held by the Management Group (the "Unaffiliated Series B Preferred Shareholders"), of an offer made by the Acquirer to merge the Company with and into the Acquirer (the "Proposed Transaction").

         o We understand that the Management Group beneficially owns approximately 36% of Project Inspire's common stock on an as-converted, fully diluted basis.

         o Duff & Phelps' Investment Banking division ("DPIB"), a separate unit of Duff & Phelps, served as exclusive financial advisor in connection with the sale of the Company.

         o A substantial portion of DPIB's advisory fee is contingent upon the consummation of the Proposed Transaction.

                                                              DUFF & PHELPS, LLC
Confidential                           1

Executive Summary                              PROJECT INSPIRE February 13, 2003



DESCRIPTION OF THE PROPOSED TRANSACTION
---------------------------------------

Following are the key financial provisions of the Proposed Transaction:

o The Acquirer proposes to merge the Company with and into the Acquirer, with the Acquirer surviving (the "Closing").

o In conjunction with the Proposed Transaction, each share of the Company's Series A convertible preferred stock issued and outstanding immediately prior to the Closing shall be cancelled.

o At Closing, each outstanding share of Common Stock (other than shares owned by the Management Group) would convert into the right to receive an amount equal to $0.30 in cash, less any applicable withholdings and without interest (the "Common Consideration").

o At Closing, each outstanding share of Series B Preferred Stock (other than shares owned by the Management Group) would convert into the right to receive an amount equal to the Stated Value of the Series B Preferred Stock (as set forth in the Company's Amended and Restated Articles of Incorporation dated October 28, 1999), or $15.00 in cash, plus accrued and unpaid dividends (the "Series B Consideration").

o With respect to options issued by the Company to buy Common Stock, at Closing each exercisable option shall convert into the right to receive a cash payment equal to the excess, if any, of $0.30 per option share over the applicable per share exercise price.

         o At Closing, all unexercised options issued by the Company to buy Common Stock, whether vested or unvested, shall terminate and be cancelled.

         o As of the date hereof, none of the Company's issued and outstanding options had an exercise price less than $0.30.

                                                              DUFF & PHELPS, LLC
Confidential                           2

Executive Summary                              PROJECT INSPIRE February 13, 2003



BACKGROUND OF THE PROPOSED TRANSACTION
--------------------------------------

o On April 11, 2002, the Company's Board of Directors discussed the future direction of the Company and considered possible strategic alternatives.

o On April 24, 2002, the Company's Board of Directors authorized and directed senior management to retain the professional services of Duff & Phelps to act as its exclusive financial advisor in connection with the possible sale of the Company.

o Duff & Phelps was retained by the Company to act as its exclusive financial advisor on May 3, 2002 and began the process of marketing the Company for sale in June 2002.

         o Duff & Phelps was in contact with over 170 potential strategic and financial buyers during the marketing process.

         o        Over 50 confidentiality agreements were successfully executed.

         o Duff & Phelps and the Company's senior management met with 8 different potential buyers, not including the Acquirer, and received an indication of interest from 7 potential acquirers.

                  Stephen Fossler Company    Lynx Investment   Myron Corporation
                  Mill Pond Ventures         Varsity Gold      SB Partners
                  Infinity Resources

         o The proposal which ultimately yielded the highest valuation for Project Inspire's shareholders was offered by the Acquirer.

                                                              DUFF & PHELPS, LLC
Confidential                           3

Executive Summary                              PROJECT INSPIRE February 13, 2003



SCOPE OF ANALYSIS
-----------------

o Reviewed Company historical financial statements and descriptive information.

o Met with the Company's senior management in Aurora, Illinois to discuss the history, current business operations, financial condition, future prospects and strategic objectives of the Company.

o Reviewed audited financial statements on SEC form 10K for the fiscal years ending on or about January 31, 1997 to 2002, unaudited financial statements on SEC form 10Q for the fiscal quarters beginning February 3, 2002 through the nine months ended November 2, 2002, management's financial forecast for its fiscal year ending on or about January 31, 2004, and certain other public filings and Company prepared financial information.

o Reviewed historical stock prices and trading volume of the Common Stock of Project Inspire.

o Reviewed the form of Agreement and Plan of Merger dated as of February 13, 2003 (the "Merger Agreement").

o Reviewed the Company's Amended and Restated Articles of Incorporation dated October 28, 1999.

o Projected Project Inspire's future business results in a discounted cash flow analysis.

o Analyzed historical financial performance of public companies deemed comparable to the Company.

o Analyzed change of control transactions deemed similar to the Proposed Transaction.

o Reviewed certain other relevant, publicly available information, including economic, industry and investment information.

                                                              DUFF & PHELPS, LLC
Confidential                           4

Project Inspire Overview                       PROJECT INSPIRE February 13, 2003



BUSINESS OVERVIEW
-----------------

o Project Inspire is a leading manufacturer of motivational and recognition products that promote team performance, celebrate human achievement, and inspire excellence.

o        The Company was founded in 1985 and is based in Aurora, Illinois.

o The Company provides products such as wall decor, awards & recognition products, desk accessories, and consumable products, for corporations, schools, health care, government, and military organizations.

o        The Company's core method of distribution is through direct marketing.

         o The Company maintains a proprietary customer database and internally controls its catalog circulation method.

                                                              DUFF & PHELPS, LLC
Confidential                           5

Project Inspire Overview                       PROJECT INSPIRE February 13, 2003



FINANCIAL SUMMARY
-----------------

INCOME STATEMENT

o Over the past seven fiscal years, Project Inspire's revenues have decreased at a compound annual rate of -6.5%, from $56.0 million in fiscal 1996 to an estimated $37.3 million in fiscal 2002.

o Over the past seven years, the Company's gross profit reached as high as $33.8 million in fiscal 1996 and as low as an estimated $19.8 million for fiscal 2002.

         o Gross margin decreased from 58.0% to 53.1% during fiscal 1996 to fiscal 2002.

         o Average gross margin for the period fiscal 1996 to fiscal 2002 was 53.4%.

o The Company's operating income was ($0.7) million in fiscal 1996 and is estimated to be ($4.8) million in fiscal 2002.

         o Operating Income has fluctuated over the past seven years, averaging ($2.1) million during the period.

o The Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") has fluctuated from $1.4 million in fiscal 1996 to an estimated ($2.2) million in fiscal 2002.

         o Over the past seven years, EBITDA reached as high as $5.3 million in fiscal 2000, while its low point was ($2.9) million in fiscal 1998.

         o Average EBITDA margin for the period fiscal 1996 to fiscal 2002 was -1.0%.

                                                              DUFF & PHELPS, LLC
Confidential                           6

Project Inspire Overview                       PROJECT INSPIRE February 13, 2003

-----------------------------

o The Company's reported net income has fluctuated from $262,000 in fiscal 1996 to ($10.8) million in fiscal 2001.

         o Over the past seven years, reported net income reached as high as $439,000 in fiscal 2000, while its low point was ($10.8) million in fiscal 2001.

         o Reported net income margin averaged -6.7% over the period fiscal 1996 to fiscal 2001.

                                                              DUFF & PHELPS, LLC
Confidential                           7

Project Inspire Overview                       PROJECT INSPIRE February 13, 2003

-----------------------------

BALANCE SHEET

o On June 13, 2002, the Company obtained an amendment to its credit facility to modify certain financial covenants, which were retroactive to the first quarter ended May, 4, 2002. Additionally, the amendment adjusted the borrowing base and the revolver limits prospectively.

o The current credit facility expires in June 2003 and could create significant financial distress for the Company if it is unable to complete a sale of the Company before then or is unable to refinance the current credit facility on reasonably favorable terms.

o Management has represented that it held various discussions with other lenders to refinance the Company's existing credit facility.

         o Generally, these institutions indicated additional equity capital or loan guarantees would be required as part of any refinancing.

         o Any additional equity capital would most likely result in significant dilution to the existing common shareholders.

                                                              DUFF & PHELPS, LLC
Confidential                           8

Project Inspire Overview                       PROJECT INSPIRE February 13, 2003

-----------------------------

                                Project Inspire
                          Historical Financial Summary
                            Years Ended January 31,

INCOME STATEMENT                        1997(1)      1998         1999(2)      2000         2001         2002         Estimated 2003

Net Sales                               $56,032,000  $56,821,000  $52,864,000  $51,702,000  $53,330,000  $42,321,000  $37,330,000
  Net Sales Growth                            21.4%         1.4%        -7.0%        -2.2%         3.1%       -20.6%       -11.8%
Cost of Goods Sold                       23,557,000   25,542,000   24,728,000   23,536,000   24,319,000   21,120,000   18,362,000
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross Profit on Product Sales            32,475,000   31,279,000   28,136,000   28,166,000   29,011,000   21,201,000   18,968,000
Fees, royalties and other income          1,280,000    1,824,000    1,624,000    1,175,000    1,288,000    1,059,000      868,000
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross Profit                             33,755,000   33,103,000   29,760,000   29,341,000   30,299,000   22,260,000   19,836,000
  Gross Margin                                58.0%        55.0%        53.2%        54.5%        56.8%        52.6%        53.1%
Selling, General & Administrative        34,452,000   31,089,000   35,537,000   28,874,000   27,843,000   27,671,000   24,662,000
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating Income ("EBIT")                  (697,000)   2,014,000   (5,777,000)     467,000    2,456,000   (5,411,000)  (4,826,000)
  EBIT Margin                                 -1.2%         3.5%       -10.9%         0.9%         4.6%       -12.8%       -12.9%
Depreciation & Amortization               2,129,000    2,516,000    2,913,000    3,307,000    2,840,000    3,407,000    2,641,000
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
EBITDA                                    1,432,000    4,530,000   (2,864,000)   3,774,000    5,296,000   (2,004,000)  (2,185,000)
  EBITDA Margin                                2.6%         8.0%        -5.4%         7.3%         9.9%        -4.7%        -5.9%
Reported Net Income                         262,000       87,000   (7,336,000)  (1,127,000)     439,000  (10,813,000)          NA
  Net Income Margin                            0.5%         0.2%       -13.9%        -2.2%         0.8%       -25.5%           NA
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Reported EPS                                  (0.16)       (0.10)      (1.08)       (0.18)         0.03        (1.19)          NA
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------

(1) Incurred an asset impairment charge and special charge of $1.398 and $1.303 million, respectively
(2)      Incurred an asset impairment charge of $1.302 million

Source:  SEC filings and Company provided estimates.

                                                              DUFF & PHELPS, LLC
Confidential                           9

Project Inspire Overview                       PROJECT INSPIRE February 13, 2003



COMMON STOCK MARKET PERFORMANCE
-------------------------------

o The Company's common stock price on February 12, 2003 was $0.17. The 52-week high for the Company's common stock price was $1.20 on February 14, 2002 and the 52-week low stock price was $0.14 on February 6, 2003.

o Historically, trading volume in the Company's common stock has been very low.

         o During the past 52-week period, there were 96 trading days in which the Company's common stock experienced no trading volume.

o The Company's common stock was delisted from the Nasdaq National Market at the opening of business on August 2, 2002 and was thereafter quoted on the OTC Bulletin Board.

         o The delisting was due to the failure of the Company's common stock to maintain a minimum market value of publicly held shares of $5 million and a minimum closing bid price per share of $1.00 over a required timeframe.

o The table on the following page summarizes the Company's average trading volume and its stock price since January 2002.


                                                              DUFF & PHELPS, LLC
Confidential                           10

Project Inspire Overview                       PROJECT INSPIRE February 13, 2003



COMMON STOCK PRICE GRAPH
------------------------

(THE FOLLOWING TABLE REPRESENTS A LINE CHART IN THE PRINTED PRESENTATION)

                          COMMON STOCK PRICE GRAPH DATA

                              Successories'          Successories'
          Date                 Stock Price              Volume
          ----                -------------          -------------
        1/31/03                   $0.15                     0
        1/30/03                   $0.15                 2,000
        1/29/03                   $0.15                 2,000
        1/28/03                   $0.15                 2,000
        1/27/03                   $0.16                17,500
        1/24/03                   $0.16                     0
        1/22/03                   $0.16                 5,100
        1/21/03                   $0.16                 5,100
        1/17/03                   $0.16                 2,700
        1/16/03                   $0.15                10,000
        1/15/03                   $0.15                10,000
        1/10/03                   $0.15                10,000
         1/9/03                   $0.15                10,000
         1/8/03                   $0.15                10,000
         1/7/03                   $0.15                10,000
         1/6/03                   $0.15                10,000
         1/3/03                   $0.15                10,000
         1/2/03                   $0.17                75,000
        12/31/02                  $0.17                75,000
        12/30/02                  $0.15                 1,000
        12/27/02                  $0.16                17,200
        12/26/02                  $0.16                28,000
        12/24/02                  $0.18               137,900
        12/23/02                  $0.18               132,900
        12/20/02                  $0.20                13,500
        12/19/02                  $0.20                 2,100
        12/18/02                  $0.20                   200
        12/17/02                  $0.20                   200
        12/16/02                  $0.20                 4,000
        12/13/02                  $0.20                 5,800
        12/12/02                  $0.20                   600
        12/11/02                  $0.20                11,000
        12/10/02                  $0.20                11,000
        12/9/02                   $0.25                24,800
        12/6/02                   $0.20                 2,100
        12/5/02                   $0.25                 3,300
        12/4/02                   $0.25                   200
        12/3/02                   $0.25                 5,400
        12/2/02                   $0.27                     0
        11/29/02                  $0.27                     0
        11/27/02                  $0.27                23,500
        11/26/02                  $0.27                23,500
        11/25/02                  $0.27                   100
        11/22/02                  $0.27                   100
        11/21/02                  $0.25                     0
        11/20/02                  $0.25                     0
        11/19/02                  $0.25                     0
        11/18/02                  $0.25                     0
        11/15/02                  $0.25                 1,000
        11/14/02                  $0.25                   400
        11/13/02                  $0.25                   400
        11/12/02                  $0.35                     0
        11/11/02                  $0.35                 7,000
        11/8/02                   $0.35                 7,000
        11/7/02                   $0.35                12,700
        11/6/02                   $0.33                 2,600
        11/5/02                   $0.33                   400
        11/4/02                   $0.33                   400
        11/1/02                   $0.33                   400
        10/31/02                  $0.33                   400
        10/30/02                  $0.33                 3,700
        10/29/02                  $0.33                 3,700
        10/28/02                  $0.33                     0
        10/25/02                  $0.33                     0
        10/24/02                  $0.33                     0
        10/23/02                  $0.33                     0


                                                              DUFF & PHELPS, LLC
Confidential


Project Inspire Overview                       PROJECT INSPIRE February 13, 2003


                              Successories'          Successories'
          Date                 Stock Price              Volume
          ----                -------------          -------------

        10/22/02                  $0.33                     0
        10/21/02                  $0.33                 1,000
        10/18/02                  $0.33                 7,500
        10/17/02                  $0.47                     0
        10/16/02                  $0.47                 5,000
        10/15/02                  $0.30                     0
        10/14/02                  $0.30                     0
        10/11/02                  $0.30                     0
        10/10/02                  $0.30                     0
        10/9/02                   $0.30                     0
        10/8/02                   $0.30                 1,000
        10/7/02                   $0.50                 5,000
        10/4/02                   $0.30                     0
        10/3/02                   $0.30                   500
        10/2/02                   $0.42                55,000
        10/1/02                   $0.50                     0
        9/30/02                   $0.50                 2,000
        9/27/02                   $0.50                 2,000
        9/26/02                   $0.50                 2,000
        9/25/02                   $0.50                     0
        9/24/02                   $0.35                     0
        9/23/02                   $0.35                 6,000
        9/20/02                   $0.45               149,900
        9/19/02                   $0.50                20,000
        9/18/02                   $0.50                     0
        9/17/02                   $0.50                     0
        9/16/02                   $0.50                     0
        9/13/02                   $0.50                     0
        9/12/02                   $0.50                40,000
        9/11/02                   $0.58                54,200
        9/10/02                   $0.75                53,000
         9/9/02                   $0.85                28,100
         9/6/02                   $0.75                     0
         9/5/02                   $0.75                     0
         9/4/02                   $0.75                     0
         9/3/02                   $0.75                     0
        8/30/02                   $0.75                 2,000
        8/29/02                   $0.85                 1,000
        8/28/02                   $0.85                 2,500
        8/27/02                   $0.85                 2,500
        8/26/02                   $0.80                 3,000
        8/23/02                   $0.80                     0
        8/22/02                   $0.80                     0
        8/21/02                   $0.80                     0
        8/20/02                   $0.80                     0
        8/19/02                   $0.80                     0
        8/16/02                   $0.80                 5,500
        8/15/02                   $0.80                     0
        8/14/02                   $0.80                     0
        8/13/02                   $0.80                 1,000
        8/12/02                   $0.80                 1,000
         8/9/02                   $0.80                     0
         8/8/02                   $0.80                     0
         8/7/02                   $0.80                 3,000
         8/6/02                   $0.90                     0
         8/5/02                   $0.91                     0
         8/2/02                   $0.91                 5,600
         8/1/02                   $0.84                 1,000
        7/31/02                   $0.84                   800
        7/30/02                   $0.84                     0
        7/29/02                   $0.84                 1,300
        7/26/02                   $0.50                 1,500
        7/25/02                   $0.80                     0
        7/24/02                   $0.80                     0
        7/23/02                   $0.80                     0
        7/22/02                   $0.80                     0


                                                              DUFF & PHELPS, LLC
Confidential


Project Inspire Overview                       PROJECT INSPIRE February 13, 2003


                              Successories'          Successories'
          Date                 Stock Price              Volume
          ----                -------------          -------------

        7/19/02                   $0.80                   300
        7/18/02                   $0.67                     0
        7/17/02                   $0.67                37,000
        7/16/02                   $0.70                   100
        7/15/02                   $0.70                     0
        7/12/02                   $0.70                     0
        7/11/02                   $0.70                   300
        7/10/02                   $0.70                 3,000
         7/9/02                   $0.70                 2,000
         7/8/02                   $0.84                     0
         7/5/02                   $0.84                     0
         7/3/02                   $0.84                 4,000
         7/2/02                   $0.84                     0
         7/1/02                   $0.84                     0
        6/28/02                   $0.84                 1,100
        6/27/02                   $0.95                16,900
        6/26/02                   $0.77                 1,300
        6/25/02                   $0.91                     0
        6/24/02                   $0.91                 5,400
        6/21/02                   $0.98                     0
        6/20/02                   $0.98                     0
        6/19/02                   $0.98                 6,100
        6/18/02                   $0.91                   600
        6/17/02                   $0.77                 1,400
        6/14/02                   $0.77                   100
        6/13/02                   $0.77                     0
        6/12/02                   $0.77                 1,400
        6/11/02                   $0.75                     0
        6/10/02                   $0.75                13,300
         6/7/02                   $0.73                   700
         6/6/02                   $0.72                   300
         6/5/02                   $1.00                     0
         6/4/02                   $1.00                     0
         6/3/02                   $1.00                 4,600
        5/31/02                   $1.05                     0
        5/30/02                   $1.05                     0
        5/29/02                   $1.05                     0
        5/28/02                   $1.05                 5,500
        5/24/02                   $1.05                     0
        5/23/02                   $1.05                55,800
        5/22/02                   $0.84                11,400
        5/21/02                   $0.80                17,800
        5/20/02                   $0.84                 7,900
        5/17/02                   $0.70                 2,000
        5/16/02                   $0.75                   800
        5/15/02                   $0.77                 1,100
        5/14/02                   $0.70                 5,100
        5/13/02                   $0.67                 1,000
        5/10/02                   $0.67                 1,100
         5/9/02                   $0.61                     0
         5/8/02                   $0.61                 7,000
         5/7/02                   $0.56                     0
         5/6/02                   $0.56               101,000
         5/3/02                   $0.55                 2,000
         5/2/02                   $0.70                     0
         5/1/02                   $0.70                 2,000
        4/30/02                   $0.66                45,000
        4/29/02                   $0.50                 3,900
        4/26/02                   $0.75                35,000
        4/25/02                   $0.70                     0
        4/24/02                   $0.70                 1,800
        4/23/02                   $0.80                   300
        4/22/02                   $0.80                     0
        4/19/02                   $0.80                16,600
        4/18/02                   $0.80                     0
        4/17/02                   $0.80                   300


                                                              DUFF & PHELPS, LLC
Confidential


Project Inspire Overview                       PROJECT INSPIRE February 13, 2003


                              Successories'          Successories'
          Date                 Stock Price              Volume
          ----                -------------          -------------

        4/16/02                   $0.91                 1,000
        4/15/02                   $0.80                   600
        4/12/02                   $0.80                     0
        4/11/02                   $0.80                     0
        4/10/02                   $0.80                   100
         4/9/02                   $0.91                   200
         4/8/02                   $0.86                   600
         4/5/02                   $0.86                     0
         4/4/02                   $0.86                     0
         4/3/02                   $0.86                     0
         4/2/02                   $0.86                     0
         4/1/02                   $0.86                     0
        3/28/02                   $0.86                     0
        3/27/02                   $0.86                     0
        3/26/02                   $0.86                 2,000
        3/25/02                   $0.84                 5,400
        3/22/02                   $0.84                 5,400
        3/21/02                   $0.94                   200
        3/20/02                   $0.91                     0
        3/19/02                   $0.91                     0
        3/18/02                   $0.91                     0
        3/14/02                   $1.00                     0
        3/13/02                   $1.00                     0
        3/12/02                   $1.00                 3,500
        3/11/02                   $1.16                     0
         3/8/02                   $1.16                 2,800
         3/7/02                   $1.16                 1,000
         3/6/02                   $1.09                     0
         3/5/02                   $1.09                     0
         3/4/02                   $1.09                   800
         3/1/02                   $1.05                     0
        2/28/02                   $1.05                   400
        2/27/02                   $1.05                     0
        2/26/02                   $1.05                   300
        2/25/02                   $1.19                     0
        2/22/02                   $1.19                   400
        2/20/02                   $1.16                 2,200
        2/19/02                   $1.09                 2,100
        2/15/02                   $1.20                 1,800
        2/14/02                   $1.20                 1,800
        2/13/02                   $1.23                     0
        2/12/02                   $1.23                     0
        2/11/02                   $1.23                 1,300
         2/8/02                   $1.13                 1,000
         2/7/02                   $1.14                24,100
         2/6/02                   $1.09                14,600
         2/5/02                   $1.20                   100
         2/4/02                   $1.09                66,900
         2/1/02                   $1.02                13,000
        1/31/02                   $1.00                   600
        1/30/02                   $1.05                 1,500
        1/29/02                   $0.89                     0
        1/28/02                   $0.89                 1,500
        1/25/02                   $0.87                21,600
        1/24/02                   $0.75                     0
        1/23/02                   $0.75                 2,100


                                                              DUFF & PHELPS, LLC
Confidential

Project Inspire Overview                       PROJECT INSPIRE February 13, 2003



RELATIVE STOCK PRICE GRAPH
--------------------------

o One year Company stock price chart vs. S&P 500 and our Comparable Companies group, which consists of Blair Corporation (BL); Hanover Direct, Inc. (HNV); Lillian Vernon Corporation (LVC); Eos International, Inc. (EOSI); Franklin Covey Co. (FC); and Thomas Nelson, Inc. (TNM):


                PROJECT INSPIRE DAILY STOCK PRICE VS. AN INDEX OF
                 THE COMPARABLE COMPANIES AND THE S&P 500 INDEX
                      FEBRUARY 2, 2002 TO FEBRUARY 2, 2003

(THE FOLLOWING TABLE REPRESENTS A LINE CHART IN THE PRINTED PRESENTATION)

                        RELATIVE STOCK PRICE GRAPH DATA


                       COMPARABLE
      DATE           COMPANIES INDEX             SCES           S&P 500 INDEX
      ----           ---------------             ----           -------------

     2/5/02              $100.00               $100.00            $100.00
     2/6/02               $99.30                $91.67             $99.40
     2/7/02               $99.10                $95.63             $99.10
     2/8/02              $100.02                $93.33            $100.57
    2/11/02              $101.14               $102.50            $102.01
    2/12/02              $101.51                $86.67            $101.60
    2/13/02              $101.12                $91.67            $102.61
    2/14/02              $101.87               $100.00            $102.43
    2/15/02              $103.52                $91.67            $101.30
    2/19/02              $103.13                $91.75             $99.39
    2/20/02              $105.51                $95.74            $100.73
    2/21/02              $105.42                $86.67             $99.17
    2/22/02              $103.52                $99.17             $99.98
    2/25/02              $103.91                $86.67            $101.78
    2/26/02              $104.71                $87.50            $101.78
    2/27/02              $104.66                $89.17            $101.82
    2/28/02              $103.89                $86.67            $101.53
     3/1/02              $104.13                $86.67            $103.83
     3/4/02              $103.64                $91.67            $105.85
     3/5/02              $101.55                $91.67            $105.15
     3/6/02              $104.37                $91.67            $106.67
     3/7/02              $105.05                $95.83            $106.19
     3/8/02              $105.10                $95.83            $106.82
    3/11/02              $104.37                $91.67            $107.18
    3/12/02              $105.81                $83.33            $106.93
    3/13/02              $103.33                $75.00            $105.88
    3/14/02              $106.02                $75.00            $105.78
    3/15/02              $105.08                $75.00            $106.99
    3/18/02              $104.83                $75.00            $106.93
    3/19/02              $103.93                $75.00            $107.36
    3/20/02              $104.25                $76.67            $105.67
    3/21/02              $105.90                $77.50            $105.83
    3/22/02              $105.27                $70.83            $105.38
    3/25/02              $104.18                $75.00            $103.84
    3/26/02              $104.42                $71.67            $104.45
    3/27/02              $104.45                $71.67            $105.01
    3/28/02              $104.18                $71.67            $105.26
     4/1/02              $104.69                $71.67            $105.19
     4/2/02              $105.32                $71.67            $104.29
     4/3/02              $106.46                $71.67            $103.25
     4/4/02              $107.51                $71.67            $103.33
     4/5/02              $104.96                $71.67            $103.00
     4/8/02              $106.10                $71.67            $103.24
     4/9/02              $107.46                $74.92            $102.55
    4/10/02              $107.43                $66.75            $103.71
    4/11/02              $106.85                $66.67            $101.25
    4/12/02              $107.21                $66.67            $101.93
    4/15/02              $108.60                $66.75            $101.15
    4/16/02              $111.61                $75.00            $103.52
    4/17/02              $111.83                $66.67            $103.31
    4/18/02              $112.19                $66.67            $103.16
    4/19/02              $113.82                $66.67            $103.22
    4/22/02              $114.67                $66.67            $101.63
    4/23/02              $115.50                $66.67            $101.00
    4/24/02              $116.15                $58.38            $100.29
    4/25/02              $117.59                $58.33            $100.13
    4/26/02              $116.54                $62.08             $98.74
    4/29/02              $115.81                $41.67             $97.75
    4/30/02              $117.51                $55.00             $98.80
     5/1/02              $116.59                $58.33             $99.67
     5/2/02              $116.83                $58.33             $99.50
     5/3/02              $117.59                $45.83             $98.48
     5/6/02              $117.03                $46.67             $96.57
     5/7/02              $117.39                $50.00             $96.28
     5/8/02              $118.12                $50.83             $99.89
     5/9/02              $118.80                $50.00             $98.44


                                                              DUFF & PHELPS, LLC
Confidential                           12


Project Inspire Overview                       PROJECT INSPIRE February 13, 2003


                       COMPARABLE
      DATE           COMPANIES INDEX             SCES           S&P 500 INDEX
      ----           ---------------             ----           -------------

    5/10/02              $120.60                $55.83             $96.79
    5/13/02              $120.23                $55.83             $98.58
    5/14/02              $120.14                $58.25            $100.67
    5/15/02              $119.38                $64.17            $100.10
    5/16/02              $121.67                $62.50            $100.75
    5/17/02              $121.64                $58.33            $101.52
    5/20/02              $119.31                $70.83            $100.17
    5/21/02              $119.67                $66.67             $99.07
    5/22/02              $119.50                $70.83             $99.63
    5/23/02              $121.37                $87.50            $100.65
    5/24/02              $121.16                $83.33             $99.43
    5/28/02              $121.59                $87.50             $98.58
    5/29/02              $120.94                $83.33             $97.95
    5/30/02              $120.33                $83.33             $97.67
    5/31/02              $120.57                $83.33             $97.90
     6/3/02              $119.41                $83.33             $95.47
     6/4/02              $119.14                $60.00             $95.47
     6/5/02              $118.58                $60.00             $96.32
     6/6/02              $118.51                $60.00             $94.42
     6/7/02              $119.09                $61.06             $94.27
    6/10/02              $117.59                $62.50             $94.56
    6/11/02              $117.37                $62.50             $92.99
    6/12/02              $115.84                $63.56             $93.60
    6/13/02              $116.23                $63.33             $92.62
    6/14/02              $115.13                $63.56             $92.41
    6/17/02              $114.96                $64.17             $95.06
    6/18/02              $115.16                $75.00             $95.15
    6/19/02              $115.08                $81.67             $93.58
    6/20/02              $115.38                $64.17             $92.32
    6/21/02              $110.98                $75.00             $90.75
    6/24/02              $110.37                $75.00             $91.07
    6/25/02              $108.84                $75.00             $89.55
    6/26/02              $110.78                $63.33             $89.31
    6/27/02              $116.98                $79.17             $90.88
    6/28/02              $115.08                $70.83             $90.81
     7/1/02              $116.27                $70.83             $88.87
     7/2/02              $116.10                $70.83             $86.98
     7/3/02              $114.16                $70.83             $87.52
     7/5/02              $114.65                $58.33             $90.74
     7/8/02               $89.97                $58.33             $89.63
     7/9/02              $115.67                $59.17             $87.41
    7/10/02              $118.51                $59.17             $84.45
    7/11/02              $119.70                $58.33             $85.08
    7/12/02              $118.44                $58.33             $84.53
    7/15/02               $86.64                $58.33             $84.21
    7/16/02              $114.14                $58.42             $82.65
    7/17/02              $113.48                $56.58             $83.12
    7/18/02              $114.26                $54.17             $80.88
    7/19/02              $112.87                $66.67             $77.77
    7/22/02               $76.97                $66.67             $75.21
    7/23/02              $104.91                $66.67             $73.18
    7/24/02              $109.11                $66.67             $77.38
    7/25/02              $110.37                $66.67             $76.94
    7/26/02              $111.90                $41.67             $78.24
    7/29/02               $84.96                $70.83             $82.47
    7/30/02              $115.35                $70.83             $82.82
    7/31/02              $114.06                $70.83             $83.63
     8/1/02               $81.78                $70.83             $81.16
     8/2/02              $110.08                $75.00             $79.29
     8/5/02              $107.46                $37.50             $76.57
     8/6/02              $108.99                $37.50             $78.86
     8/7/02              $107.12                $66.67             $80.44
     8/8/02              $108.09                $37.50             $83.07
     8/9/02              $107.53                $42.50             $83.36
    8/12/02              $106.58                $66.67             $82.92
    8/13/02              $104.10                $66.67             $81.12


                                                              DUFF & PHELPS, LLC
Confidential


Project Inspire Overview                       PROJECT INSPIRE February 13, 2003


                       COMPARABLE
      DATE           COMPANIES INDEX             SCES           S&P 500 INDEX
      ----           ---------------             ----           -------------

    8/14/02              $107.87                $50.00             $84.37
    8/15/02              $109.45                $50.00             $85.34
    8/16/02              $110.59                $66.67             $85.21
    8/19/02              $111.59                $50.00             $87.22
    8/20/02              $110.15                $50.00             $86.00
    8/21/02              $111.34                $50.00             $87.10
    8/22/02              $111.37                $50.00             $88.32
    8/23/02              $110.10                $29.17             $86.32
    8/26/02              $111.08                $66.67             $86.97
    8/27/02              $106.17                $70.83             $85.76
    8/28/02              $102.74                $62.50             $84.21
    8/29/02               $99.03                $70.83             $84.20
    8/30/02               $97.60                $62.50             $84.04
     9/3/02               $93.68                $62.50             $80.55
     9/4/02               $95.36                $62.50             $81.96
     9/5/02               $95.43                $62.50             $80.65
     9/6/02               $96.33                $62.50             $82.01
     9/9/02               $96.79                $70.83             $82.84
    9/10/02               $96.02                $62.50             $83.45
    9/11/02               $96.45                $48.33             $83.43
    9/12/02               $95.36                $41.67             $81.37
    9/13/02               $95.12                $35.00             $81.63
    9/16/02               $96.11                $35.00             $81.75
    9/17/02               $96.50                $36.67             $80.14
    9/18/02               $95.80                $37.50             $79.77
    9/19/02               $94.27                $33.33             $77.37
    9/20/02               $92.11                $37.50             $77.56
    9/23/02               $91.55                $29.17             $76.48
    9/24/02               $90.94                $29.17             $75.16
    9/25/02               $91.77                $41.67             $77.03
    9/26/02               $93.44                $29.17             $78.43
    9/27/02               $89.94                $29.17             $75.90
    9/30/02               $88.92                $33.33             $74.79
    10/1/02               $87.32                $29.17             $77.79
    10/2/02               $86.98                $35.00             $75.95
    10/3/02               $85.13                $25.00             $75.13
    10/4/02               $82.73                $25.00             $73.45
    10/7/02               $80.40                $41.67             $72.04
    10/8/02               $78.77                $25.00             $73.26
    10/9/02               $74.18                $25.00             $71.26
    10/10/02              $74.18                $25.00             $73.75
    10/11/02              $75.32                $26.67             $76.63
    10/14/02              $77.34                $26.67             $77.19
    10/15/02              $82.73                $26.67             $80.85
    10/16/02              $81.78                $39.17             $78.90
    10/17/02              $84.48                $33.33             $80.66
    10/18/02              $84.62                $27.50             $81.14
    10/21/02              $88.95                $27.50             $82.54
    10/22/02              $89.70                $27.50             $81.66
    10/23/02              $90.31                $27.50             $82.21
    10/24/02              $90.55                $27.50             $80.96
    10/25/02              $89.34                $27.50             $82.35
    10/28/02              $88.00                $27.50             $81.67
    10/29/02              $88.92                $27.50             $80.93
    10/30/02              $86.91                $27.50             $81.72
    10/31/02              $87.05                $27.50             $81.26
    11/1/02               $87.47                $27.50             $82.66
    11/4/02               $88.03                $27.50             $83.33
    11/5/02               $89.26                $27.50             $83.98
    11/6/02               $91.98                $27.50             $84.75
    11/7/02               $92.81                $29.17             $82.81
    11/8/02               $93.51                $29.17             $82.08
    11/11/02              $90.07                $20.83             $80.38
    11/12/02              $92.32                $20.83             $81.00
    11/13/02              $93.47                $20.83             $80.96
    11/14/02              $95.97                $20.83             $82.96


                                                              DUFF & PHELPS, LLC
Confidential


Project Inspire Overview                       PROJECT INSPIRE February 13, 2003


                       COMPARABLE
      DATE           COMPANIES INDEX             SCES           S&P 500 INDEX
      ----           ---------------             ----           -------------

    11/15/02              $96.45                $20.83             $83.47
    11/18/02              $95.46                $22.50             $82.60
    11/19/02              $94.61                $22.50             $82.27
    11/20/02              $96.43                $22.50             $83.87
    11/21/02              $98.23                $22.50             $85.66
    11/22/02              $96.94                $22.50             $85.37
    11/25/02              $96.31                $22.50             $85.58
    11/26/02              $95.02                $22.50             $83.79
    11/27/02              $97.43                $20.83             $86.13
    11/29/02              $97.69                $20.83             $85.90
    12/2/02               $96.16                $20.83             $85.74
    12/3/02               $94.75                $20.83             $84.47
    12/4/02               $95.92                $20.83             $84.18
    12/5/02               $94.68                $20.83             $83.17
    12/6/02               $95.85                $16.67             $83.69
    12/9/02               $92.69                $20.83             $81.83
    12/10/02              $93.00                $16.67             $82.98
    12/11/02              $91.94                $16.67             $83.02
    12/12/02              $92.45                $16.67             $82.71
    12/13/02              $91.89                $16.67             $81.60
    12/16/02              $92.57                $16.67             $83.52
    12/17/02              $91.30                $16.67             $82.84
    12/18/02              $90.94                $16.67             $81.75
    12/19/02              $90.77                $16.67             $81.12
    12/20/02              $90.75                $16.67             $82.18
    12/23/02              $93.17                $15.00             $82.33
    12/24/02              $93.93                $14.17             $81.88
    12/26/02              $94.44                $13.33             $81.62
    12/27/02              $93.81                $13.33             $80.31
    12/30/02              $95.63                $12.50             $80.68
    12/31/02              $95.24                $14.17             $80.72
     1/2/03               $96.87                $12.92             $83.40
     1/3/03               $97.09                $12.92             $83.36
     1/6/03               $98.28                $11.67             $85.23
     1/7/03               $98.47                $11.67             $84.67
     1/8/03               $98.08                $11.67             $83.48
     1/9/03               $98.96                $11.67             $85.10
    1/10/03              $102.74                $11.67             $85.10
    1/13/03              $101.34                $11.67             $84.98
    1/14/03              $101.94                $11.67             $85.47
    1/15/03               $99.61                $11.67             $84.24
    1/16/03               $99.59                $11.67             $83.91
    1/17/03               $98.88                $13.33             $82.73
    1/21/03               $98.81                $13.33             $81.43
    1/22/03               $97.84                $12.50             $80.58
    1/23/03               $97.45                $12.50             $81.41
    1/24/03               $94.87                $12.50             $79.03
    1/27/03               $95.21                $13.33             $77.75
    1/28/03               $95.60                $12.50             $78.76
    1/29/03               $95.58                $11.67             $79.30
    1/30/03               $93.88                $11.67             $77.49
    1/31/03               $95.73                $11.67             $78.50
     2/3/03               $95.09                $12.50             $78.93
     2/4/03               $94.51                $11.67             $77.82


                                                              DUFF & PHELPS, LLC
Confidential

Industry Overview                              PROJECT INSPIRE February 13, 2003



o Motivational/self-improvement products - defined as any product or service that seeks to improve a person mentally, spiritually, physically, or financially - compose a $6 billion industry, with growth rates projected to exceed 9% through 2005

         o General motivational, spiritual, or self-help products make up almost one-third of this industry, with the next largest segments being exercise and business/financial products

         o Most of the competitors in this market niche are privately held businesses

o The Promotional Products Association International estimates that approximately $1.5 billion is spent on recognition and award products annually

         o This industry is highly fragmented, composed of many small companies that have branded products recognized by end users

o There are four channel structures with which to market products in the Recognition and Award industry

         o Custom manufacturers - serve the promotional product industry, in which approximately $650 million is spent on recognition products

         o Direct sales - focus on integrated company-wide programs for large accounts

         o        Direct marketing - compete through catalogs and the Internet

         o Retail outlets - offer engraved gifts and other related services

                                                              DUFF & PHELPS, LLC
Confidential                           13

Valuation and Financial Analysis               PROJECT INSPIRE February 13, 2003



o Duff & Phelps reviewed various market indicators and employed various methodologies in order to analyze the value of the Proposed Transaction from a financial point of view. We performed several generally accepted financial, analytic and comparative analyses, the results of which were considered as a whole.

o        These analyses included:

         o        Discounted cash flow analysis

         o        Comparable company analysis

         o        Comparable transactions analysis

         o        Premiums paid analysis

         o        Liquidation analysis (i.e., bankruptcy analysis)

                                                              DUFF & PHELPS, LLC
Confidential                           14

Valuation and Financial Analysis               PROJECT INSPIRE February 13, 2003



DISCOUNTED CASH FLOW ANALYSIS SUMMARY
-------------------------------------

o Duff & Phelps performed a discounted cash flow ("DCF") analysis of the projected free cash flows of Project Inspire.

         o Free cash flow is defined as cash that is available to either reinvest or to distribute to security holders.

         o The projected free cash flows are discounted to the present at a rate which reflects the relative risk associated with these flows as well as the rates of return which security holders could expect to realize on alternative investment opportunities.

         o Duff & Phelps discounted the resulting free cash flows at rates of 20.0% to 25.0%.

o Project Inspire's management provided Duff & Phelps with a financial forecast for its fiscal year ending January 31, 2004.

o Duff & Phelps estimated Project Inspire's future free cash flows based on projected earnings, working capital, and capital expenditure requirements for the years ending January 31, 2005 to 2008, and prepared such estimates from the perspective of a hypothetical buyer of a controlling interest in Project Inspire.

o To determine the enterprise value of Project Inspire, we conducted two five-year DCF analyses.

o Our two five-year DCF analyses are summarized on the following two pages. Details of our DCF analysis are provided in Appendix A.

                                                              DUFF & PHELPS, LLC
Confidential                           15

Valuation and Financial Analysis               PROJECT INSPIRE February 13, 2003

-------------------------------------------------

o Scenario 1 - Project Inspire meets its January 31, 2004 forecast (revenue of $34.275, 5.0% EBITDA margin) but fails to realize additional operating improvements in 2005 and beyond. 2004 operating improvements are sustained throughout the forecast period.

o Our Scenario 1 DCF analysis results in an enterprise value range of $2.1 million to $2.8 million and is summarized below.

                                PROJECT INSPIRE
                Discounted Cash Flow Analysis (5% EBITDA Margin)
                                ($ in thousands)

                                                      2003      2004      2005      2006      2007     2008

Revenue                                              $37,330   $34,274   $35,988   $37,787   $39,676  $41,660
  Revenue Growth                                      -11.8%     -8.2%      5.0%      5.0%      5.0%     5.0%
EBITDA                                                (2,185)    1,727     1,800     1,876     1,972    2,071
  EBITDA Margin                                        -5.9%      5.0%      5.0%      5.0%      5.0%     5.0%
                                                     -------   -------   -------   -------   -------  -------

Earnings Before Interest and Taxes                                 $95      $550      $779    $1,172   $1,271
Taxes                                                   39.5%       38       217       308       463      502
                                                               -------   -------   -------   -------  -------
Net Operating Profit After Tax                                      57       333       471       709      769
Plus: Depreciation & Amortization                                1,632     1,250     1,097       800      800
Less: Capital Expenditures                                         770       770       770       770      770
Less: Increase (Decrease) in Working Capital                       882       257       270       283      298
                                                               -------   -------   -------   -------  -------
Free Cash Flow                                                      37       556       528       455      501
Weighted Average Cost of Capital                                 25.0%     20.0%

ENTERPRISE VALUE                                              $2,089.7  $2,797.5

                                                              DUFF & PHELPS, LLC
Confidential                           16

Valuation and Financial Analysis               PROJECT INSPIRE February 13, 2003

-------------------------------------------------

o Scenario 2 - Project Inspire meets its January 31, 2004 forecast (Revenue of $34.275, 5.0% EBITDA margin) and continues to improve operations in 2005 and beyond to reduce costs further (average EBITDA margin of 7.0%).

o Our Scenario 2 analysis is more aggressive in terms of improving the Company's operations, cash flow, and profitability.

o Our Scenario 2 DCF analysis results in an enterprise value range of $4.0 million to $5.4 million and is summarized below.

                                PROJECT INSPIRE
                Discounted Cash Flow Analysis (7% EBITDA Margin)
                                ($ in thousands)

                                                      2003      2004      2005      2006      2007     2008

Revenue                                              $37,330   $34,274   $35,988   $37,787   $39,676  $41,660
  Revenue Growth                                      -11.8%     -8.2%      5.0%      5.0%      5.0%     5.0%
EBITDA                                                (2,185)    1,727     2,519     2,632     2,765    2,904
  EBITDA Margin                                        -5.9%      5.0%      7.0%      7.0%      7.0%     7.0%
                                                     -------   -------   -------   -------   -------  -------

Earnings Before Interest and Taxes                                 $95    $1,269    $1,535    $1,965   $2,104
Taxes                                                   39.5%       38       501       606       776      831
                                                               -------   -------   -------   -------  -------
Net Operating Profit After Tax                                      57       768       928     1,189    1,273
Plus: Depreciation                                               1,632     1,250     1,097       800      800
Less: Capital Expenditures                                         770       770       770       770      770
Less: Increase (Decrease) in Working Capital                       882       257       270       283      298
                                                               -------   -------   -------   -------  -------
Free Cash Flow                                                      37       991       986       936    1,005
Weighted Average Cost of Capital                                 25.0%     20.0%

ENTERPRISE VALUE                                              $4,036.9  $5,447.4

                                                              DUFF & PHELPS, LLC
Confidential                           17

Valuation and Financial Analysis               PROJECT INSPIRE February 13, 2003

-------------------------------------------------

o Duff & Phelps' discounted cash flow analysis results in a range of values for the total enterprise. This enterprise value range represents the stand-alone value of Project Inspire as a going concern. As such, it does not include any additional value attributable to the Company's cash and marketable securities, nor is it reduced by the Company's outstanding long-term debt and preferred stock.

o Therefore, from our enterprise value range, we subtracted the Company's net long-term debt and the Stated Value of the Company's Series A Preferred Stock and Series B Preferred Stock to determine an equity value range available to common shareholders.

         o As of January 31, 2003, the Company's estimated net long-term debt and preferred stock totaled approximately $3.6 million.

o Duff & Phelps' discounted cash flow analysis for Project Inspire resulted in indications of total enterprise value ranging from $2.1 million to $5.4 million and equity values of $0.00 to $0.19 per share of common stock.

                                                              DUFF & PHELPS, LLC
Confidential                           18

Valuation and Financial Analysis               PROJECT INSPIRE February 13, 2003



COMPARABLE COMPANY ANALYSIS SUMMARY
-----------------------------------

o Duff & Phelps selected a set of publicly traded companies based on comparability to Project Inspire. Although no single company chosen is identical to Project Inspire, these companies share many of the same operating characteristics and are affected by many of the same economic forces.

o In the selection of the comparable companies, Duff & Phelps used multiple databases to identify domestic companies with primary Standard Industrial Classification Codes of 5961 (catalog and mail order retail) and 5947 (gift, novelty and souvenir shops).

         o Duff & Phelps ultimately identified 6 companies that are considered to be reasonably comparable to Project Inspire in terms of investment risks and attributes as well as products/services provided and markets served.

         o        These 6 companies were then segregated into two groups:

                  Catalog Companies: Companies primarily involved in the catalog and mail order businesses.

                  Motivational Products Companies: Companies primarily involved in the production or distribution of motivational products and services.

o Given differences in size, products offered, profitability, and financial condition among the comparable companies and Project Inspire, our comparable public company analysis was primarily utilized to compare and confirm the various valuation assumptions utilized in our DCF analyses.

o A summary of the selected comparable companies is provided on the next page. Details concerning the operations and financial performance of the comparable companies are provided in Appendix B.

                                                              DUFF & PHELPS, LLC
Confidential                           19

Valuation and Financial Analysis               PROJECT INSPIRE February 13, 2003

-----------------------------------------------

                                PROJECT INSPIRE
                          Comparable Company Analysis
                                February 4, 2003

                                      Stock Price                                 LTM        LTM        Enterprise       Enterprise
                                         as of        Equity     Enterprise     Revenue     EBITDA        Value            Value
      Company                           2/4/03        Value        Value        Growth      Margin     /LTM Revenue     /LTM EBITDA

CATALOG COMPANIES

Blair Corporation (BL)                  $23.19        $186.4       $147.0        -4.5%       6.1%          0.24x            3.99x
Hanover Direct, Inc. (HNV)                0.24          33.2        153.9       -20.2%       0.7%          0.33x              NM
Lillian Vernon Corporation (LVC)          4.19          35.0         29.3        -4.4%      -6.4%          0.12x              NM
                                        ------        ------       ------       -----       ----           -----            -----

MOTIVATIONAL PRODUCTS COMPANIES

Eos International, Inc. (EOSI)          $ 0.45        $ 25.3       $ 58.9        82.8%      -3.6%          0.80x              NM
Franklin Covey Co. (FC)                   1.00          20.0         71.2       -16.3%     -18.2%          0.21x              NM
Thomas Nelson, Inc. (TNM)                 9.84         141.4        189.0         0.6%       9.1%          0.88x            9.71x
                                        ------        ------       ------       -----       ----           -----            -----

                                                                                Mean        -2.0%          0.43x              NM
                                                                               Median       -1.4%          0.29x              NM
                                        ------        ------       ------       -----       ----           -----            -----

PROJECT INSPIRE(1) (SCES)               $ 0.15        $  1.5       $  5.1       -20.6%      -5.9%          0.14x              NM
                                        ------        ------       ------       -----       ----           -----            -----

(1) Estimated financial results for the twelve months ended January 31, 2003.
All dollar figures are in millions except per share data.
EBITDA = Earnings Before Interest, Taxes, Depreciation, and Amortization
LTM = Latest Twelve Months
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Minority Interest) - (Cash & Equivalents)

Source:  Standard & Poor's Compustat Services and Duff & Phelps, LLC

                                                              DUFF & PHELPS, LLC
Confidential                           20

Comparable Transactions                        PROJECT INSPIRE February 13, 2003



COMPARABLE TRANSACTIONS ANALYSIS SUMMARY
----------------------------------------

o Duff & Phelps searched for all transactions announced between January 1, 2001 and the date hereof in which the target company had a primary Standard Industrial Classification Code of 5961 (catalog and mail order retail) and 5947 (gift, novelty and souvenir shops).

o Of the approximately 75 transactions reviewed, Duff & Phelps identified 10 relevant transactions for which sufficient data was available to calculate a multiple of total enterprise value to revenue.

o No company utilized in the selected comparable transactions analysis is identical to Project Inspire, nor is any transaction identical to the Proposed Transaction.

         o An analysis of the results therefore requires complex considerations and judgments regarding the financial and operating characteristics of Project Inspire and the companies included in the comparable transactions, as well as economic and stock market conditions at the time of the respective transactions.

         o As such, Duff & Phelps concluded that the comparable transactions analysis was of limited use, since little public information was available about many of the transactions reviewed.

o The table on the next page summarizes the 10 relevant transactions and compares those results to the multiples implied by the Merger consideration as of the announcement date. Details of our comparable transaction analysis are provided in Appendix C.

                                                              DUFF & PHELPS, LLC
Confidential                           21

Comparable Transactions                        PROJECT INSPIRE February 13, 2003

----------------------------------------------------

                                PROJECT INSPIRE
                        Comparable Transaction Analysis
                      January 1, 2001 to February 4, 2003
                                ($ in millions)

Date                                                                             Enterprise  Target LTM  Target LTM  EV/LTM  EV/LTM
Announced  Target Name       Target Business Description     Acquirer Name      Value ("EV")   Revenue     EBITDA   Revenue   EBITDA

May-02     Popcorn Factory   Direct marketer of popcorn and  1-800-Flowers.com     $12.4        $30.0        NA      0.41x      NA
           Inc               other food gifts, including     Inc
                             chocolates, cookies, and
                             other confections

Mar-02     Service           Specialty retailer focusing     Investors            $158.6      $1,151.7    ($9.9)     0.14x      NM
           Merchandise       on fine jewelry, products
           Co Inc            for the home, and gifts

Feb-02     Monogram          Manufacturer and marketer       V2 Development         $9.8        $24.0        NA      0.41x      NA
           International     of gift, novelty and            Co. Ltd.
           (Toymax           souvenir products
           International)

Feb-02     Promotions.com    Provides Internet               iVillage Inc           $3.5        $11.2        NM       0.3x      NA
           Inc               promotion solutions to
                             marketers, promotion
                             agencies, and promotion
                             experts worldwide

Feb-02     CM Offray &       Manufactures and sells          CSS Industries,       $45.0        $99.0        NA      0.45x      NA
           Son, Inc.         decorative ribbon products,     Inc.
                             floral accessories, and
                             narrow fabrics.

Feb-02     Fort USA          Produces a variety of           Dyna Group             $1.3         $5.0        NA      0.26x      NA
                             licensed souvenir and           International
                             gift products.

Dec-01     Recognition       Manufactures                    Midwest Trophy         $4.0        $58.9        NA      0.07x      NA
           Business of       recognition
           Josten's, Inc.    products.

Feb-01     Discovery Toys    Direct-sells                    Eos International,    $34.1        $40.1      $0.3      0.85x      NM
                             educational toys,               Inc.
                             books, games, and
                             software for children

Jan-01     Simon Worldwide,  Corporate catalog               Gemini Investors      $14.0       $130.9        NA      0.11x      NA
           formerly Cyrk,    and ad specialty.
           Inc.
           (Corporate
           Promotions
           Group)

Jan-01     Adventures in     International network           4imprint Group        $12.8       $100.0        NA      0.13x      NA
           Advertising       of individually owned           (formerly Bemrose
           Franchise, Inc.   and operated promotional        USA)
                             distributorships.

NA         PROJECT           Leading manufacturer of         SI, LLC                $8.2        $37.3     ($2.2)     0.22x      NM
           INSPIRE(1)        motivational and
                             recognition products.

                                                             Mean                  $29.6       $165.1     ($4.8)     0.31x      NM
                                                             Median                $12.6        $49.5     ($4.8)     0.29x      NM

(1) Estimated financial results for the twelve months ended January 31, 2003.
(2) Mean and median calculations exclude the proposed Project Inspire transaction.

Source:  Commscan

                                                              DUFF & PHELPS, LLC
Confidential                           22

Valuation and Financial Analysis               PROJECT INSPIRE February 13, 2003



PREMIUMS PAID ANALYSIS
----------------------

o Duff & Phelps reviewed the transaction premiums paid over market price for 153 public-to-private transactions occurring from January 1, 1999 through December 20, 2002, for companies with market capitalizations ranging from $1 million to $500 million.

o From January 1999 to December 2002, the average 1-day premium for the bottom 10% decile was approximately 88%, while the median for the entire population analyzed was 25%.

         o The premiums paid to the bottom 10% decile demonstrates the distortion of premiums as many of these stocks were severely depressed and valuation was determined based on asset or liquidation values.

o The implied 1-day and 30-day premiums of the Proposed Transaction are 77% and 94%, respectively, based on common stock prices through February 12, 2003 and the Proposed Transaction offer price of $0.30 per share.

                             PREMIUMS PAID ANALYSIS
                         PUBLIC-TO-PRIVATE TRANSACTIONS
                            By Market Capitalization
                               (in millions of $)

                                                                                Average Premium One        Average Premium
                     Average Market                                                 Day Before               30 Day Before
Size Decile          Capitalization   Average LTM Revenue  Average LTM EBITDA   Announcement Date (%)    Announcement Date (%)

  MEDIAN                 $ 36.1            $  134.8               $ 10.7                25.0%                    37.7%
  TOP 10%                $281.1            $  882.4               $118.2                23.9%                    30.0%
  BOTTOM 10%             $  5.0            $   22.9               $  0.0                87.7%                    65.5%

  High                   $499.4            $2,269.7               $292.7               326.6%                   206.3%
  Low                    $  1.3            $    0.1              -$111.5               -35.4%                   -75.0%

PROJECT INSPIRE (1)      $  1.7            $   37.3              -$  2.2                76.5%                    93.5%

Data is based on 137 transactions for the period January 1, 1999 - December 20, 2002

                                                              DUFF & PHELPS, LLC
Confidential                           23

Valuation and Financial Analysis               PROJECT INSPIRE February 13, 2003



LIQUIDATION ANALYSIS SUMMARY
----------------------------

o We prepared a liquidation analysis to arrive at a range of value that might be available to the common shareholders of Project Inspire assuming:

                  (1) a sale of Project Inspire's assets on an orderly basis;

                  (2) the payment of outstanding secured and unsecured borrowings;

                  (3) the payment of outstanding liabilities and other claims, including preferred equity, that have a priority position over Project Inspire's common stock; and

                  (4) the distribution of any net proceeds to holders of common stock.

o Based on a management-prepared balance sheet as of January 31, 2003, which was identified as the most current financial statement available for our review, we adjusted the book value of certain assets to reflect values that might be realized in an orderly liquidation proceeding and adjusted the book value of certain liabilities to reflect amounts likely to be paid. This analysis is summarized in the table on the following page.

         o In making these adjustments, Duff & Phelps considered management's estimates of certain asset values and actual liabilities, among other factors.

         o We did not make any independent appraisals of the assets or liabilities of the Company.

o Our liquidation analysis indicated a negative common equity valuation ranging from ($1.1) million to ($2.4) million.

o Therefore, we concluded that the liquidation analysis did not provide any indication of positive value for the common shareholders of the Company.

                                                              DUFF & PHELPS, LLC
Confidential                           24

Valuation and Financial Analysis               PROJECT INSPIRE February 13, 2003

----------------------------------------

                                PROJECT INSPIRE
                         Estimated Liquidation Analysis
                                ($ in thousands)

($ IN 000s)                                                          LOW SCENARIO                HIGH SCENARIO
                                                                  ----------------------    -----------------------

                                                                               Estimated                 Estimated
                                            January 31, 2003(1)      %        Liquidation      %        Liquidation
                                               Balance Sheet      Realized      Proceeds    Realized      Proceeds
                                            -------------------   --------    -----------   --------    -----------

ASSETS
  Accounts & Notes Receivable                      $1,500            80%        $1,200         85%         $1,275
  Inventories                                      $3,000            45%        $1,350         50%         $1,500
  Prepaids & Other Current Assets                  $1,685             0%        $    0         50%         $  843
  PP&E                                             $1,997            40%        $  799         50%         $  999
  Other Assets                                     $  968            10%        $   97         10%         $   97
                                                   ------            ---        ------         ---         ------

ESTIMATED LIQUIDATION VALUE OF ASSETS              $9,150                       $3,446                     $4,713

SECURED BORROWINGS, UNSECURED CLAIMS,                                           Amount                     Amount
AND OTHER LIABILITIES                                                          of Claim                   of Claim
                                                                               --------                   --------
  Secured Debt                                     $1,130                       $1,130                     $1,130
  Accounts Payable and Accrued Expenses            $1,927                       $1,927                     $1,927
  Preferred Stock                                  $    6                       $2,745                     $2,745
                                                   ------                       ------                     ------

TOTAL SECURED AND UNSECURED CLAIMS                 $3,063                       $5,802                     $5,802

  ESTIMATED AMOUNT AVAILABLE TO COMMON STOCKHOLDERS                             (2,356)                    (1,089)

(1) Management's estimate.

                                                              DUFF & PHELPS, LLC
Confidential                           25

Summary Conclusions                            PROJECT INSPIRE February 13, 2003



o The Common Consideration to be received by the Unaffiliated Common Shareholders in the Proposed Transaction pursuant to the Merger Agreement is fair, from a financial point of view, to such Unaffiliated Common Shareholders.

o The Series B Consideration to be received by the Unaffiliated Series B Preferred Shareholders in the Proposed Transaction pursuant to the Merger Agreement is fair, from a financial point of view, to such Unaffiliated Series B Preferred Shareholders.

o The Company and its Board of Directors has pursued, without success, several alternative transactions including debt refinancing, a sale of the Company, and the pursuit of strategic alliances.

o In the absence of the Proposed Transaction, the Company may be required to seek bankruptcy protection as early as June 2003 when its current credit facility expires.

o It is highly unlikely that any of the alternative transactions, or bankruptcy protection, would result in financial returns to the Unaffiliated Common Shareholders and Unaffiliated Series B Preferred Shareholders significantly in excess of the cash consideration to be received in the Proposed Transaction.


                                                              DUFF & PHELPS, LLC
Confidential                           26

PROJECT INSPIRE
PROJECTED FINANCIAL RESULTS
SCENARIO 1 - 5% EBITDA MARGIN
FISCAL YEARS ENDING ON OR ABOUT JANUARY 31, 2004 - 2008

------------------------------------------------------------------------------------------------------------------------------------
VALUATION ASSUMPTIONS                                                     YEAR ENDED JANUARY 31,
------------------------------------------------------------------------------------------------------------------------------------
                                          ACTUAL     ACTUAL    ESTIMATED   FORECAST  PROJECTED  PROJECTED  PROJECTED  PROJECTED
IN $000s                                   2001       2002       2003        2004      2005       2006       2007       2008
------------------------------------------------------------------------------------------------------------------------------------

Total Sales                               $53,330    $42,321    $37,330    $34,274    $35,988    $37,787    $39,676    $41,660
Total Sales Growth                           3.1%    (20.6%)     (11.8%)     (8.2%)      5.0%       5.0%       5.0%       5.0%

Gross Profit                              $30,299    $22,260    $19,836    $17,512    $18,345    $19,219    $20,137    $21,101
Gross Profit Margin                         56.8%      52.6%      53.1%      51.1%      51.0%      50.9%      50.8%      50.6%

EBITDA                                     $5,296    ($2,004)   ($2,185)    $1,727     $1,800     $1,876     $1,972     $2,071
EBITDA Margin                                9.9%      (4.7%)     (5.9%)      5.0%       5.0%       5.0%       5.0%       5.0%

Capital Expenditures                         $546       $329        $50       $250       $250       $250       $250       $250

Amortizable New Product Expenditures         $579       $652       $554       $482       $500       $550       $550       $550


------------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT                                                          YEAR ENDED JANUARY 31,
------------------------------------------------------------------------------------------------------------------------------------
                                          ACTUAL     ACTUAL    ESTIMATED   FORECAST  PROJECTED  PROJECTED  PROJECTED  PROJECTED
IN $000s                                   2001       2002       2003        2004      2005       2006       2007       2008
------------------------------------------------------------------------------------------------------------------------------------

Total Sales                     $51,702   $53,330    $42,321    $37,330    $34,274    $35,988    $37,787    $39,676    $41,660
Fees & Royalties                            1,288      1,059        868        859        859        859        859        859
Cost of Goods Sold                         24,319     21,120     18,362     17,621     18,502     19,427     20,399     21,418
Gross Profit                               30,299     22,260     19,836     17,512     18,345     19,219     20,137     21,101

SG&A Expense                               27,843     27,671     24,662     17,417     17,795     18,440     18,965     19,830
                                       ---------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
EBIT                                467     2,456     (5,411)    (4,826)        95        550        779      1,172      1,271
  Plus:  Depreciation and
  Amortization                    3,307     2,840      3,407      2,641      1,632      1,250      1,097        800        800
EBITDA                            3,774     5,296     (2,004)    (2,185)     1,727      1,800      1,876      1,972      2,071
------------------------------------------------------------------------------------------------------------------------------------

SELECTED MARGINS - (% OF TOTAL SALES)
-------------------------------------
Cost of Goods Sold                          56.8%      52.6%      53.1%      51.4%      51.4%      51.4%      51.4%      51.4%
SG&A Expense                                52.2%      65.4%      66.1%      50.8%      49.4%      48.8%      47.8%      47.6%
Gross Profit                                56.8%      52.6%      53.1%      51.1%      51.0%      50.9%      50.8%      50.6%
EBITDA                                       9.9%      (4.7%)     (5.9%)      5.0%       5.0%       5.0%       5.0%       5.0%
EBIT                                         4.6%     (12.8%)    (12.9%)      0.3%       1.5%       2.1%       3.0%       3.0%

SELECTED GROWTH RATES (VERSUS PRIOR YEAR)
-----------------------------------------
Total Sales Growth                           3.1%     (20.6%)    (11.8%)     (8.2%)      5.0%       5.0%       5.0%       5.0%
EBITDA                                      40.3%         NM         NM         NM       4.2%       4.2%       5.1%       5.0%
EBIT                                       425.9%    (320.3%)    (10.8%)   (101.8%)    478.8%      41.6%      50.4%       8.4%
------------------------------------------------------------------------------------------------------------------------------------


                                      A-1                     DUFF & PHELPS, LLC

PROJECT INSPIRE
PROJECTED FINANCIAL RESULTS
SCENARIO 1 - 5% EBITDA MARGIN
FISCAL YEARS ENDING ON OR ABOUT JANUARY 31, 2004 - 2008

------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET                                                             YEAR ENDED JANUARY 31,
------------------------------------------------------------------------------------------------------------------------------------
                                          ACTUAL     ACTUAL    ESTIMATED   FORECAST  PROJECTED  PROJECTED  PROJECTED  PROJECTED
IN $000s                                   2001       2002       2003        2004      2005       2006       2007       2008
------------------------------------------------------------------------------------------------------------------------------------

Current Assets:
---------------
Cash                                       $2,468       $602       $267        267        267        267        267        267
Accounts Receivable                         3,515      2,445      1,500      2,590      2,720      2,855      2,998      3,148
Inventory                                   7,056      5,005      3,000      3,650      3,832      4,024      4,225      4,437
Prepaids & Other Current Assets             2,476      2,540      1,685      1,700      1,785      1,874      1,968      2,066
                                       ---------------------------------------------------------------------------------------------
Total Current Assets                        15,515    10,592      6,452      8,207      8,604      9,021      9,459      9,918

Current Liabilities:
Accounts Payable                            $865      $1,488     $1,000     $1,800     $1,890     $1,985     $2,084     $2,188
Accrued Expenses                            2,216      1,761        927      1,000      1,050      1,103      1,158      1,216
                                       ---------------------------------------------------------------------------------------------
Total Current Liabilities                   3,081      3,249      1,927      2,800      2,940      3,087      3,241      3,403

WORKING CAPITAL ASSUMPTIONS
---------------------------
Accounts Receivable / Total Sales            6.6%       5.8%       4.0%       7.6%       7.6%       7.6%       7.6%       7.6%
Days Sales in Accounts Receivable       24.1 days  21.1 days  14.7 days  27.6 days  27.6 days  27.6 days  27.6 days  27.6 days
Inventory Turnover (COGS / Inv)              3.45x     4.22x      6.12x      4.83x      4.83x      4.83x      4.83x      4.83x
Prepaids & Other Current Assets /
  Total Sales                                4.6%       6.0%       4.5%       5.0%       5.0%       5.0%       5.0%       5.0%
Days Sales in Prepaids & Other
  Current Assets                        16.9 days  21.9 days  16.5 days  18.1 days  18.1 days  18.1 days  18.1 days  18.1 days

Accounts Payable / Cost of Goods Sold        3.6%       7.0%       5.4%      10.2%      10.2%      10.2%      10.2%      10.2%
Days Cost of Sales in Accounts Payable  13.0 days  25.7 days  19.9 days  37.3 days  37.3 days  37.3 days  37.3 days  37.3 days
Accrued Expenses / Total Sales               4.2%       4.2%       2.5%       2.9%       2.9%       2.9%       2.9%       2.9%

------------------------------------------------------------------------------------------------------------------------------------
Net Working Capital                        $9,966     $6,741     $4,258     $5,140     $5,397     $5,667     $5,950     $6,248
Net Working Capital as a Percentage
  of Sales                                  18.7%      15.9%      11.4%      15.0%      15.0%      15.0%      15.0%      15.0%
------------------------------------------------------------------------------------------------------------------------------------

CAPEX AND DEPRECIATION ASSUMPTIONS
----------------------------------
Capital Expenditures - Maintenance           $546       $329        $50       $250       $250       $250       $250       $250
Capital Expenditures - Expansion                0          0          0          0          0          0          0          0
                                       ---------------------------------------------------------------------------------------------
Total Capital Expenditures                    546        329         50        250        250        250        250        250
Depreciation                                2,261      2,755      2,087      1,150        750        547        250        250

INTANGIBLE ADDITIONS AND AMORTIZATION
-------------------------------------
Purchases                                    $454       $580       $500       $520       $520       $520       $520       $520
                                       ---------------------------------------------------------------------------------------------
Amortization (new products)                   579        652        554        482        500        550        550        550

------------------------------------------------------------------------------------------------------------------------------------
Total Capital Expenditures                  1,000        909        550        770        770        770        770        770
Total Depreciation and Amortization         2,840      3,407      2,641      1,632      1,250      1,097        800        800
------------------------------------------------------------------------------------------------------------------------------------


                                      A-2                     DUFF & PHELPS, LLC

PROJECT INSPIRE
PROJECTED FINANCIAL RESULTS
SCENARIO 1 - 5% EBITDA MARGIN
FISCAL YEARS ENDING ON OR ABOUT JANUARY 31, 2004 - 2008

------------------------------------------------------------------------------------------------------------------------------------
DISCOUNTED CASH FLOW ANALYSIS
------------------------------------------------------------------------------------------------------------------------------------

IN $000s                                   2004       2005       2006        2007      2008
------------------------------------------------------------------------------------------------------------------------------------

EBIT                                          $95       $550       $779     $1,172     $1,271
Tax @ 39.5%                                    38        217        308        463        502
                                       ------------------------------------------------------
Net Operating Profit After Tax                $57       $333       $471       $709       $769
Plus: Depreciation and Amortization         1,632      1,250      1,097        800        800
  Less: Capital Expenditures                  770        770        770        770        770
  Less: Increase (Decrease) in
    Working Capital                           882        257        270        283        298
                                       ------------------------------------------------------
Free Cash Flow                                $37       $556       $528       $455       $501


          Terminal Value
---------------------------------
Growth Rate          5.0%    5.0%
WACC                25.0%   20.0%
Continuing Value   $2,631   3,508
PV Cont. Value       $964  $1,544


VALUATION SUMMARY
---------------------------------------------------------------------------------------------
Weighted Average Cost of Capital                                  25.0%      20.0%
Net Present Value of Cash Flow - 2004 to 2008                    $1,126     $1,253
Net Present Value of Continual Value                               $964     $1,544
---------------------------------------------------------------------------------------------

Total Enterprise Value                                           $2,090     $2,798

  Less: Estimated Outstanding Debt as of January 31, 2003       ($1,130)   ($1,130)
  Less: Stated Value of Preferred Stock                         ($2,745)   ($2,745)
  Plus: Estimated Cash as of January 31, 2003                      $267       $267
                                                            ------------  ---------
Total Equity Value                                                   NM         NM
Equity Value per Common Share     9,911                              NM         NM
------------------------------------------------------------------------------------------------------------------------------------


                                      A-3                     DUFF & PHELPS, LLC

PROJECT INSPIRE
PROJECTED FINANCIAL RESULTS
SCENARIO 2 - 7% EBITDA MARGIN
FISCAL YEARS ENDING ON OR ABOUT JANUARY 31, 2004 - 2008



------------------------------------------------------------------------------------------------------------------------------------
VALUATION ASSUMPTIONS                                                     YEAR ENDED JANUARY 31,
------------------------------------------------------------------------------------------------------------------------------------
                                          ACTUAL     ACTUAL    ESTIMATED   FORECAST  PROJECTED  PROJECTED  PROJECTED  PROJECTED
IN $000s                                   2001       2002       2003        2004      2005       2006       2007       2008
------------------------------------------------------------------------------------------------------------------------------------

Total Sales                               $53,330    $42,321    $37,330    $34,274    $35,988    $37,787    $39,676    $41,660
Total Sales Growth                           3.1%     (20.6%)    (11.8%)     (8.2%)      5.0%       5.0%       5.0%       5.0%

Gross Profit                              $30,299    $22,260    $19,836    $17,512    $18,345    $19,219    $20,137    $21,101
Gross Profit Margin                         56.8%      52.6%      53.1%      51.1%      51.0%      50.9%      50.8%      50.6%

EBITDA                                     $5,296    ($2,004)   ($2,185)    $1,727     $2,519     $2,632     $2,765     $2,904
EBITDA Margin                                9.9%      (4.7%)     (5.9%)      5.0%       7.0%       7.0%       7.0%       7.0%

Capital Expenditures                         $546       $329        $50       $250       $250       $250       $250       $250

Amortizable New Product Expenditures         $579       $652       $554       $482       $500       $550       $550       $550


------------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT                                                          YEAR ENDED JANUARY 31,
------------------------------------------------------------------------------------------------------------------------------------
                                          ACTUAL     ACTUAL    ESTIMATED   FORECAST  PROJECTED  PROJECTED  PROJECTED  PROJECTED
IN $000s                                   2001       2002       2003        2004      2005       2006       2007       2008
------------------------------------------------------------------------------------------------------------------------------------

Total Sales                   51,702.00   $53,330    $42,321    $37,330    $34,274    $35,988    $37,787    $39,676    $41,660
Fees & Royalties                            1,288      1,059        868        859        859        859        859        859
Cost of Goods Sold                         24,319     21,120     18,362     17,621     18,502     19,427     20,399     21,418
                                       ---------------------------------------------------------------------------------------------
Gross Profit                               30,299     22,260     19,836     17,512     18,345     19,219     20,137     21,101

SG&A Expense                               27,843     27,671     24,662     17,417     17,076     17,684     18,172     18,997
                                       ---------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
EBIT                             467.00     2,456     (5,411)    (4,826)        95      1,269      1,535      1,965      2,104
  Plus:  Depreciation
    and Amortization           3,307.00     2,840      3,407      2,641      1,632      1,250      1,097        800        800
EBITDA                         3,774.00     5,296     (2,004)    (2,185)     1,727      2,519      2,632      2,765      2,904
------------------------------------------------------------------------------------------------------------------------------------

SELECTED MARGINS - (% OF TOTAL SALES)
-------------------------------------
Cost of Goods Sold                          56.8%      52.6%      53.1%      51.4%      51.4%      51.4%      51.4%      51.4%
SG&A Expense                                52.2%      65.4%      66.1%      50.8%      47.4%      46.8%      45.8%      45.6%
Gross Profit                                56.8%      52.6%      53.1%      51.1%      51.0%      50.9%      50.8%      50.6%
EBITDA                                       9.9%      (4.7%)     (5.9%)      5.0%       7.0%       7.0%       7.0%       7.0%
EBIT                                         4.6%     (12.8%)    (12.9%)      0.3%       3.5%       4.1%       5.0%       5.0%

SELECTED GROWTH RATES (VERSUS PRIOR YEAR)
-----------------------------------------
Total Sales Growth                           3.1%     (20.6%)    (11.8%)     (8.2%)      5.0%       5.0%       5.0%       5.0%
EBITDA                                      40.3%         NM         NM         NM      45.9%       4.5%       5.1%       5.0%
EBIT                                       425.9%    (320.3%)    (10.8%)   (101.8%)   1235.9%      20.9%      28.1%       7.1%

------------------------------------------------------------------------------------------------------------------------------------


                                      A-4                     DUFF & PHELPS, LLC

PROJECT INSPIRE
PROJECTED FINANCIAL RESULTS
SCENARIO 2 - 7% EBITDA MARGIN
FISCAL YEARS ENDING ON OR ABOUT JANUARY 31, 2004 - 2008



------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET                                                             YEAR ENDED JANUARY 31,
------------------------------------------------------------------------------------------------------------------------------------
                                          ACTUAL     ACTUAL    ESTIMATED   FORECAST  PROJECTED  PROJECTED  PROJECTED  PROJECTED
IN $000s                                   2001       2002       2003        2004      2005       2006       2007       2008
------------------------------------------------------------------------------------------------------------------------------------

Current Assets:
---------------
Cash                                       $2,468       $602       $267        267        267        267        267        267
Accounts Receivable                         3,515      2,445      1,500      2,590      2,720      2,855      2,998      3,148
Inventory                                   7,056      5,005      3,000      3,650      3,832      4,024      4,225      4,437
Prepaids & Other Current Assets             2,476      2,540      1,685      1,700      1,785      1,874      1,968      2,066
                                        --------------------------------------------------------------------------------------------
Total Current Assets                       15,515     10,592      6,452      8,207      8,604      9,021      9,459      9,918

Current Liabilities:
--------------------
Accounts Payable                             $865     $1,488     $1,000     $1,800     $1,890     $1,985     $2,084     $2,188
Accrued Expenses                            2,216      1,761        927      1,000      1,050      1,103      1,158      1,216
                                        --------------------------------------------------------------------------------------------
Total Current Liabilities                   3,081      3,249      1,927      2,800      2,940      3,087      3,241      3,403

WORKING CAPITAL ASSUMPTIONS
---------------------------
Accounts Receivable / Total Sales            6.6%       5.8%       4.0%       7.6%       7.6%       7.6%       7.6%       7.6%
Days Sales in Accounts Receivable       24.1 days  21.1 days  14.7 days  27.6 days  27.6 days  27.6 days  27.6 days  27.6 days
Inventory Turnover (COGS / Inv)             3.45x      4.22x      6.12x      4.83x      4.83x      4.83x      4.83x      4.83x
Prepaids & Other Current Assets /
  Total Sales                                4.6%       6.0%       4.5%       5.0%       5.0%       5.0%       5.0%       5.0%
Days Sales in Prepaids & Other
  Current Assets                        16.9 days  21.9 days  16.5 days  18.1 days  18.1 days  18.1 days  18.1 days  18.1 days

Accounts Payable / Cost of Goods Sold        3.6%       7.0%       5.4%      10.2%      10.2%      10.2%      10.2%      10.2%
Days Cost of Sales in Accounts Payable  13.0 days  25.7 days  19.9 days  37.3 days  37.3 days  37.3 days  37.3 days  37.3 days
Accrued Expenses / Total Sales               4.2%       4.2%       2.5%       2.9%       2.9%       2.9%       2.9%       2.9%

------------------------------------------------------------------------------------------------------------------------------------
Net Working Capital                        $9,966     $6,741     $4,258     $5,140     $5,397     $5,667     $5,950     $6,248
Net Working Capital as a Percentage
  of Sales                                  18.7%      15.9%      11.4%      15.0%      15.0%      15.0%      15.0%      15.0%
------------------------------------------------------------------------------------------------------------------------------------

CAPEX AND DEPRECIATION ASSUMPTIONS
----------------------------------
Capital Expenditures - Maintenance           $546       $329        $50       $250       $250       $250       $250       $250
Capital Expenditures - Expansion               0           0          0          0          0          0          0          0
                                        --------------------------------------------------------------------------------------------
Total Capital Expenditures                    546        329         50        250        250        250        250        250
Depreciation                                2,261      2,755      2,087      1,150        750        547        250        250

INTANGIBLE ADDITIONS AND AMORTIZATION
-------------------------------------
Expenditures                                 $454       $580       $500       $520       $520       $520       $520       $520
                                        --------------------------------------------------------------------------------------------
Amortization (new products)                   579        652        554        482        500        550        550        550

------------------------------------------------------------------------------------------------------------------------------------
Total Capital Expenditures                  1,000        909        550        770        770        770        770        770
Total Depreciation and Amortization         2,840      3,407      2,641      1,632      1,250      1,097        800        800
------------------------------------------------------------------------------------------------------------------------------------


                                      A-5                     DUFF & PHELPS, LLC

PROJECT INSPIRE
PROJECTED FINANCIAL RESULTS
SCENARIO 2 - 7% EBITDA MARGIN
FISCAL YEARS ENDING ON OR ABOUT JANUARY 31, 2004 - 2008



------------------------------------------------------------------------------------------------------------------------------------
DISCOUNTED CASH FLOW ANALYSIS
------------------------------------------------------------------------------------------------------------------------------------

IN $000s                                   2004       2005       2006        2007      2008
------------------------------------------------------------------------------------------------------------------------------------

EBIT                                          $95     $1,269     $1,535     $1,965     $2,104
Tax @ 39.5%                                    38        501        606        776        831
                                        -----------------------------------------------------
Net Operating Profit After Tax                $57       $768       $928     $1,189     $1,273
Plus: Depreciation and Amortization         1,632      1,250      1,097        800        800
  Less: Capital Expenditures                  770        770        770        770        770
  Less: Increase (Decrease) in
    Working Capital                           882        257        270        283        298
                                        -----------------------------------------------------
Free Cash Flow                                $37       $991       $986       $936     $1,005


         Terminal Value
---------------------------------
Growth Rate          5.0%    5.0%
WACC                25.0%   20.0%
Continuing Value   $5,278  $7,037
PV Cont. Value     $1,933  $3,098


VALUATION SUMMARY
---------------------------------------------------------------------------------------------
Weighted Average Cost of Capital                                  25.0%      20.0%
Net Present Value of Cash Flow - 2004 to 2008                    $2,103     $2,350
Net Present Value of Continual Value                             $1,933     $3,098
---------------------------------------------------------------------------------------------

Total Enterprise Value                                           $4,037     $5,447

  Less: Estimated Outstanding Debt as of January 31, 2003       ($1,130)   ($1,130)
  Less: Stated Value of Preferred Stock                         ($2,745)   ($2,745)
  Plus: Estimated Cash as of January 31, 2003                      $267       $267
                                                            ------------  ---------
Total Equity Value                                                 $429     $1,839
Equity Value per Common Share  9,911                              $0.04      $0.19



                                      A-6                     DUFF & PHELPS, LLC

                                 PROJECT INSPIRE
                           Comparable Company Analysis
                                February 4, 2003


   COMPANY INFORMATION                         MARKET DATA                       FINANCIAL PERFORMANCE                EV MULTIPLES
------------------------------------------------------------------------------------------------------------------------------------
                                           52-Week            Enter-
                                   Price     High     Market  prise                             LTM   3-Yr    LTM
                                   as of     (per   Capital-  Value     LTM     LTM     LTM   Revenue CAGR   EBITDA    LTM    LTM
       Company                     2/4/03   share)   ization  ("EV")  Revenue  EBITDA   EBIT  Growth Revenue Margin  Revenue EBITDA
------------------------------------------------------------------------------------------------------------------------------------

CATALOG COMPANIES

Blair Corporation (BL)             $23.19   $26.75   $186.4   $147.0   $602.0   $36.8   $28.3   -4.5%   4.6%   6.1%   0.24x   3.99x
Hanover Direct, Inc. (HNV)           0.24     0.45     33.2    153.9    466.3     3.3    (3.5) -20.2%  -0.9%   0.7%   0.33x    NM
Lillian Vernon Corporation (LVC)     4.19     8.25     35.0     29.3    247.4   (15.8)  (22.5)  -4.4%   0.6%  -6.4%   0.12x    NM

                                                                                        Mean    -9.7%   1.4%   0.1%   0.23x    NM
                                                                                        Median  -4.5%   0.6%   0.7%   0.24x    NM
                                                                                        High    -4.4%   4.6%   6.1%   0.33x    NM
                                                                                        Low    -20.2%  -0.9%  -6.4%   0.12x    NM
------------------------------------------------------------------------------------------------------------------------------------

MOTIVATIONAL PRODUCTS COMPANIES

Eos International, Inc. (EOSI)      $0.45    $3.10    $25.3    $58.9    $73.6   $(2.6)  $(4.9)  82.8% 166.8%  -3.6%   0.80x    NM
Franklin Covey Co. (FC)              1.00     3.50     20.0     71.2    333.7   (60.7) (100.3) -16.3% -15.7% -18.2%   0.21x    NM
Thomas Nelson, Inc. (TNM)            9.84    13.80    141.4    189.0    214.7    19.5    16.5    0.6%  -6.3%   9.1%   0.88x   9.71x

                                                                                        Mean    22.4%  48.3%  -4.2%   0.63x    NM
                                                                                        Median   0.6%  -6.3%  -3.6%   0.80x    NM
                                                                                        High    82.8% 166.8%   9.1%   0.88x    NM
                                                                                        Low    -16.3% -15.7% -18.2%   0.21x    NM
------------------------------------------------------------------------------------------------------------------------------------

PROJECT INSPIRE (1) (SCES)          $0.15    $1.23     $1.5     $5.1    $37.3   $(2.2)  $(4.8) -20.6% -16.3%  -5.9%   0.14x    NM

                                                                                        Mean     6.3%  24.9%  -2.0%   0.43x    NM
                                                                                        Median  -4.5%  -0.1%  -1.4%   0.29x    NM
                                                                                        High    82.8% 166.8%   9.1%   0.88x    NM
                                                                                        Low    -20.2% -15.7% -18.2%   0.12x    NM
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated financial results for the twelve months ended January 31, 2003.
All dollar figures are in millions except per share data.
EBIT = Earnings Before Interest and Taxes
EBITDA = Earnings Before Interest, Taxes, Depreciation, and Amortization
LTM = Latest Twelve Months
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Minority Interest) - (Cash & Equivalents)

------------------------------------------------------------------------------------------------------------------------------------
Source:  Standard & Poor's Compustat Services and Duff & Phelps, LLC
------------------------------------------------------------------------------------------------------------------------------------


                                      B-1                     DUFF & PHELPS, LLC

BLAIR CORPORATION (BL)
--------------------------------------------------------------------------------


                    Daily Stock Price Chart vs. S&P 500 Index
                     (February 4, 2002 - February 3, 2003)

               (The following table sets forth in tabular format
                   information in a line graph on this page)

Blair Corporation (BL)
(2/4/2002 to 2/3/2003)


     Blair Corporation (BL)                       S&P Index ($INX)
   ------------------------                  -------------------------
          Daily Prices                             Daily Prices
     DATE             CLOSE                    DATE            CLOSE
     ----             -----                    ----            -----
     2/4/02           $18.25                   2/4/02        $1,094.44
     2/5/02           $16.62                   2/5/02        $1,090.02
     2/6/02           $17.05                   2/6/02        $1,083.51
     2/7/02           $17.00                   2/7/02        $1,080.17
     2/8/02           $16.80                   2/8/02        $1,096.22
    2/11/02           $17.10                  2/11/02        $1,111.94
    2/12/02           $16.97                  2/12/02        $1,107.50
    2/13/02           $16.70                  2/13/02        $1,118.51
    2/14/02           $17.00                  2/14/02        $1,116.48
    2/15/02           $17.09                  2/15/02        $1,104.18
    2/19/02           $17.11                  2/19/02        $1,083.34
    2/20/02           $18.15                  2/20/02        $1,097.98
    2/21/02           $18.25                  2/21/02        $1,080.95
    2/22/02           $17.48                  2/22/02        $1,089.84
    2/25/02           $17.75                  2/25/02        $1,109.43
    2/26/02           $18.05                  2/26/02        $1,109.38
    2/27/02           $18.10                  2/27/02        $1,109.89
    2/28/02           $18.20                  2/28/02        $1,106.73
     3/1/02           $18.25                   3/1/02        $1,131.78
     3/4/02           $18.28                   3/4/02        $1,153.84
     3/5/02           $18.10                   3/5/02        $1,146.14
     3/6/02           $19.00                   3/6/02        $1,162.77
     3/7/02           $19.10                   3/7/02        $1,157.54
     3/8/02           $18.91                   3/8/02        $1,164.31
    3/11/02           $19.00                  3/11/02        $1,168.26
    3/12/02           $19.09                  3/12/02        $1,165.58
    3/13/02           $19.20                  3/13/02        $1,154.09
    3/14/02           $19.50                  3/14/02        $1,153.04
    3/15/02           $19.20                  3/15/02        $1,166.16
    3/18/02           $18.55                  3/18/02        $1,165.55
    3/19/02           $18.41                  3/19/02        $1,170.29
    3/20/02           $18.51                  3/20/02        $1,151.85
    3/21/02           $18.92                  3/21/02        $1,153.59
    3/22/02           $18.60                  3/22/02        $1,148.70
    3/25/02           $18.35                  3/25/02        $1,131.87
    3/26/02           $18.40                  3/26/02        $1,138.49
    3/27/02           $18.35                  3/27/02        $1,144.58
    3/28/02           $18.40                  3/28/02        $1,147.39
     4/1/02           $18.35                   4/1/02        $1,146.54
     4/2/02           $18.40                   4/2/02        $1,136.76
     4/3/02           $18.45                   4/3/02        $1,125.40
     4/4/02           $18.85                   4/4/02        $1,126.34
     4/5/02           $18.50                   4/5/02        $1,122.73
     4/8/02           $18.45                   4/8/02        $1,125.29
     4/9/02           $19.00                   4/9/02        $1,117.80
    4/10/02           $18.70                  4/10/02        $1,130.47
    4/11/02           $18.80                  4/11/02        $1,103.69
    4/12/02           $18.75                  4/12/02        $1,111.01
    4/15/02           $19.30                  4/15/02        $1,102.55
    4/16/02           $20.22                  4/16/02        $1,128.37
    4/17/02           $20.75                  4/17/02        $1,126.07
    4/18/02           $21.10                  4/18/02        $1,124.47
    4/19/02           $21.30                  4/19/02        $1,125.17
    4/22/02           $21.48                  4/22/02        $1,107.83
    4/23/02           $21.75                  4/23/02        $1,100.96
    4/24/02           $21.98                  4/24/02        $1,093.14
    4/25/02           $22.75                  4/25/02        $1,091.48
    4/26/02           $23.09                  4/26/02        $1,076.32
    4/29/02           $23.07                  4/29/02        $1,065.45
    4/30/02           $23.20                  4/30/02        $1,076.92
     5/1/02           $22.85                   5/1/02        $1,086.46
     5/2/02           $22.60                   5/2/02        $1,084.56
     5/3/02           $22.25                   5/3/02        $1,073.43
     5/6/02           $21.65                   5/6/02        $1,052.67
     5/7/02           $21.99                   5/7/02        $1,049.49
     5/8/02           $22.26                   5/8/02        $1,088.85
     5/9/02           $23.00                   5/9/02        $1,073.01
    5/10/02           $23.32                  5/10/02        $1,054.99
    5/13/02           $23.25                  5/13/02        $1,074.56
    5/14/02           $22.95                  5/14/02        $1,097.28
    5/15/02           $22.35                  5/15/02        $1,091.07
    5/16/02           $22.80                  5/16/02        $1,098.23
    5/17/02           $22.60                  5/17/02        $1,106.59
    5/20/02           $22.00                  5/20/02        $1,091.88
    5/21/02           $22.80                  5/21/02        $1,079.88
    5/22/02           $22.60                  5/22/02        $1,086.02
    5/23/02           $22.93                  5/23/02        $1,097.08
    5/24/02           $22.85                  5/24/02        $1,083.82
    5/28/02           $22.93                  5/28/02        $1,074.55
    5/29/02           $22.80                  5/29/02        $1,067.66
    5/30/02           $22.62                  5/30/02        $1,064.66
    5/31/02           $22.93                  5/31/02        $1,067.14
     6/3/02           $22.90                   6/3/02        $1,040.68
     6/4/02           $22.72                   6/4/02        $1,040.69
     6/5/02           $22.71                   6/5/02        $1,049.90
     6/6/02           $22.90                   6/6/02        $1,029.15
     6/7/02           $22.78                   6/7/02        $1,027.53
    6/10/02           $22.71                  6/10/02        $1,030.74
    6/11/02           $22.99                  6/11/02        $1,013.60
    6/12/02           $22.90                  6/12/02        $1,020.26
    6/13/02           $22.92                  6/13/02        $1,009.56
    6/14/02           $22.90                  6/14/02        $1,007.27
    6/17/02           $22.95                  6/17/02        $1,036.17
    6/18/02           $22.80                  6/18/02        $1,037.14
    6/19/02           $22.76                  6/19/02        $1,019.99
    6/20/02           $23.18                  6/20/02        $1,006.29
    6/21/02           $23.00                  6/21/02          $989.14
    6/24/02           $23.00                  6/24/02          $992.72
    6/25/02           $23.00                  6/25/02          $976.14
    6/26/02           $23.04                  6/26/02          $973.53
    6/27/02           $24.93                  6/27/02          $990.64
    6/28/02           $25.58                  6/28/02          $989.82
     7/1/02           $25.85                   7/1/02          $968.65
     7/2/02           $25.57                   7/2/02          $948.09
     7/3/02           $25.21                   7/3/02          $953.99
     7/5/02           $25.18                   7/5/02          $989.03
     7/8/02           $25.75                   7/8/02          $976.98
     7/9/02           $26.05                   7/9/02          $952.83
    7/10/02           $26.75                  7/10/02          $920.47
    7/11/02           $26.60                  7/11/02          $927.37
    7/12/02           $25.91                  7/12/02          $921.39
    7/15/02           $25.25                  7/15/02          $917.93
    7/16/02           $24.70                  7/16/02          $900.94
    7/17/02           $24.19                  7/17/02          $906.04
    7/18/02           $23.80                  7/18/02          $881.56
    7/19/02           $23.40                  7/19/02          $847.75
    7/22/02           $21.39                  7/22/02          $819.85
    7/23/02           $21.21                  7/23/02          $797.70
    7/24/02           $22.35                  7/24/02          $843.43
    7/25/02           $22.98                  7/25/02          $838.68
    7/26/02           $23.00                  7/26/02          $852.84
    7/29/02           $24.38                  7/29/02          $898.96
    7/30/02           $24.20                  7/30/02          $902.78
    7/31/02           $24.10                  7/31/02          $911.62
     8/1/02           $23.33                   8/1/02          $884.66
     8/2/02           $22.51                   8/2/02          $864.24
     8/5/02           $22.00                   8/5/02          $834.60
     8/6/02           $22.48                   8/6/02          $859.57
     8/7/02           $22.25                   8/7/02          $876.77
     8/8/02           $22.50                   8/8/02          $905.46
     8/9/02           $22.25                   8/9/02          $908.64
    8/12/02           $22.00                  8/12/02          $903.80
    8/13/02           $21.30                  8/13/02          $884.21
    8/14/02           $22.55                  8/14/02          $919.62
    8/15/02           $22.90                  8/15/02          $930.25
    8/16/02           $23.10                  8/16/02          $928.77
    8/19/02           $23.40                  8/19/02          $950.70
    8/20/02           $23.14                  8/20/02          $937.43
    8/21/02           $23.45                  8/21/02          $949.36
    8/22/02           $23.35                  8/22/02          $962.70
    8/23/02           $23.10                  8/23/02          $940.86
    8/26/02           $23.25                  8/26/02          $947.95
    8/27/02           $22.31                  8/27/02          $934.82
    8/28/02           $21.75                  8/28/02          $917.87
    8/29/02           $20.75                  8/29/02          $917.80
    8/30/02           $20.80                  8/30/02          $916.07
     9/3/02           $19.50                   9/3/02          $878.02
     9/4/02           $20.10                   9/4/02          $893.40
     9/5/02           $20.39                   9/5/02          $879.15
     9/6/02           $20.60                   9/6/02          $893.92
     9/9/02           $20.60                   9/9/02          $902.96
    9/10/02           $20.10                  9/10/02          $909.58
    9/11/02           $20.15                  9/11/02          $909.45
    9/12/02           $20.04                  9/12/02          $886.91
    9/13/02           $20.10                  9/13/02          $889.81
    9/16/02           $20.60                  9/16/02          $891.10
    9/17/02           $21.10                  9/17/02          $873.52
    9/18/02           $20.75                  9/18/02          $869.46
    9/19/02           $20.50                  9/19/02          $843.32
    9/20/02           $20.40                  9/20/02          $845.39
    9/23/02           $20.40                  9/23/02          $833.70
    9/24/02           $20.25                  9/24/02          $819.29
    9/25/02           $20.40                  9/25/02          $839.66
    9/26/02           $20.60                  9/26/02          $854.95
    9/27/02           $20.15                  9/27/02          $827.37
    9/30/02           $20.45                  9/30/02          $815.28
    10/1/02           $20.30                  10/1/02          $847.91
    10/2/02           $20.35                  10/2/02          $827.91
    10/3/02           $20.00                  10/3/02          $818.95
    10/4/02           $20.00                  10/4/02          $800.58
    10/7/02           $19.36                  10/7/02          $785.28
    10/8/02           $19.50                  10/8/02          $798.55
    10/9/02           $18.60                  10/9/02          $776.76
   10/10/02           $18.70                 10/10/02          $803.92
   10/11/02           $18.70                 10/11/02          $835.32
   10/14/02           $19.25                 10/14/02          $841.44
   10/15/02           $20.34                 10/15/02          $881.27
   10/16/02           $20.10                 10/16/02          $860.02
   10/17/02           $20.70                 10/17/02          $879.20
   10/18/02           $20.85                 10/18/02          $884.39
   10/21/02           $22.10                 10/21/02          $899.72
   10/22/02           $22.37                 10/22/02          $890.16
   10/23/02           $22.25                 10/23/02          $896.14
   10/24/02           $22.31                 10/24/02          $882.50
   10/25/02           $22.19                 10/25/02          $897.65
   10/28/02           $21.53                 10/28/02          $890.23
   10/29/02           $21.71                 10/29/02          $882.15
   10/30/02           $21.20                 10/30/02          $890.71
   10/31/02           $21.28                 10/31/02          $885.76
    11/1/02           $21.28                  11/1/02          $900.96
    11/4/02           $21.44                  11/4/02          $908.35
    11/5/02           $21.30                  11/5/02          $915.39
    11/6/02           $21.80                  11/6/02          $923.76
    11/7/02           $21.90                  11/7/02          $902.65
    11/8/02           $21.85                  11/8/02          $894.74
   11/11/02           $21.50                 11/11/02          $876.19
   11/12/02           $22.25                 11/12/02          $882.95
   11/13/02           $22.66                 11/13/02          $882.53
   11/14/02           $23.55                 11/14/02          $904.27
   11/15/02           $23.25                 11/15/02          $909.83
   11/18/02           $23.10                 11/18/02          $900.36
   11/19/02           $23.00                 11/19/02          $896.74
   11/20/02           $23.25                 11/20/02          $914.15
   11/21/02           $23.65                 11/21/02          $933.76
   11/22/02           $23.70                 11/22/02          $930.55
   11/25/02           $24.01                 11/25/02          $932.87
   11/26/02           $24.58                 11/26/02          $913.31
   11/27/02           $25.20                 11/27/02          $938.87
   11/29/02           $25.24                 11/29/02          $936.31
    12/2/02           $24.70                  12/2/02          $934.53
    12/3/02           $24.39                  12/3/02          $920.75
    12/4/02           $24.62                  12/4/02          $917.58
    12/5/02           $24.30                  12/5/02          $906.55
    12/6/02           $24.35                  12/6/02          $912.23
    12/9/02           $23.65                  12/9/02          $892.00
   12/10/02           $23.85                 12/10/02          $904.45
   12/11/02           $23.55                 12/11/02          $904.96
   12/12/02           $23.65                 12/12/02          $901.58
   12/13/02           $23.65                 12/13/02          $889.48
   12/16/02           $23.75                 12/16/02          $910.40
   12/17/02           $23.35                 12/17/02          $902.99
   12/18/02           $23.20                 12/18/02          $891.12
   12/19/02           $22.85                 12/19/02          $884.25
   12/20/02           $22.56                 12/20/02          $895.76
   12/23/02           $23.09                 12/23/02          $897.38
   12/24/02           $23.10                 12/24/02          $892.47
   12/26/02           $23.06                 12/26/02          $889.66
   12/27/02           $22.61                 12/27/02          $875.40
   12/30/02           $22.94                 12/30/02          $879.39
   12/31/02           $23.32                 12/31/02          $879.82
     1/2/03           $23.83                   1/2/03          $909.03
     1/3/03           $23.98                   1/3/03          $908.59
     1/6/03           $24.03                   1/6/03          $929.01
     1/7/03           $24.00                   1/7/03          $922.93
     1/8/03           $23.81                   1/8/03          $909.93
     1/9/03           $24.05                   1/9/03          $927.57
    1/10/03           $24.80                  1/10/03          $927.57
    1/13/03           $24.50                  1/13/03          $926.26
    1/14/03           $24.40                  1/14/03          $931.66
    1/15/03           $24.19                  1/15/03          $918.22
    1/16/03           $23.93                  1/16/03          $914.60
    1/17/03           $23.98                  1/17/03          $901.78
    1/21/03           $24.03                  1/21/03          $887.62
    1/22/03           $23.88                  1/22/03          $878.36
    1/23/03           $23.84                  1/23/03          $887.34
    1/24/03           $23.11                  1/24/03          $861.40
    1/27/03           $23.30                  1/27/03          $847.48
    1/28/03           $23.60                  1/28/03          $858.54
    1/29/03           $23.52                  1/29/03          $864.36
    1/30/03           $23.14                  1/30/03          $844.61
    1/31/03           $23.50                  1/31/03          $855.70
     2/3/03           $23.41                   2/3/03          $860.32


                             LTM FINANCIAL SUMMARY

($ in millions, except per share data)

STOCK PRICE:               $23.19
ENTERPRISE VALUE ("EV"):   $147.0
REVENUE:                   $602.0
EBITDA:                     $36.8
EV / REVENUE:               0.24x
EV / EBITDA:                3.99x

                               BUSINESS OVERVIEW

BLAIR CORPORATION's business consists of the sale of fashion apparel for men and women, plus a wide range of home products. The company operates three retail stores, two in Pennsylvania and one in Delaware, and two outlet stores in Pennsylvania. The company's business consists of only one industry segment, which is the direct mail, e-commerce, and retail merchandising of men's and women's fashion apparel and home products. The company also markets a wide range of merchandise, manufactured by a number of independent suppliers, both domestic and foreign. Blair also generates revenue through its e-commerce website.

                              RECENT M&A ACTIVITY

NO RECENT TRANSACTIONS


                                      B-2                     DUFF & PHELPS, LLC

HANOVER DIRECT, INC. (HNV)
--------------------------------------------------------------------------------

                   Daily Stock Price Chart vs. S&P 500 Index
                     (February 4, 2002 - February 3, 2003)

               (The following table sets forth in tabular format
                   information in a line graph on this page)

   Hanover Direct, Inc. (HNV)
   (2/4/2002 to 2/3/2003)


   Hanover Direct, Inc. (HNV)                   S&P Index ($INX)
   --------------------------               -------------------------
         Daily Prices                             Daily Prices
     DATE            CLOSE                    DATE            CLOSE
     ----            -----                    ----            -----
     2/4/02          $0.45                    2/4/02        $1,094.44
     2/5/02          $0.44                    2/5/02        $1,090.02
     2/6/02          $0.45                    2/6/02        $1,083.51
     2/7/02          $0.45                    2/7/02        $1,080.17
     2/8/02          $0.45                    2/8/02        $1,096.22
    2/11/02          $0.44                   2/11/02        $1,111.94
    2/12/02          $0.42                   2/12/02        $1,107.50
    2/13/02          $0.43                   2/13/02        $1,118.51
    2/14/02          $0.44                   2/14/02        $1,116.48
    2/15/02          $0.43                   2/15/02        $1,104.18
    2/19/02          $0.45                   2/19/02        $1,083.34
    2/20/02          $0.44                   2/20/02        $1,097.98
    2/21/02          $0.45                   2/21/02        $1,080.95
    2/22/02          $0.44                   2/22/02        $1,089.84
    2/25/02          $0.43                   2/25/02        $1,109.43
    2/26/02          $0.42                   2/26/02        $1,109.38
    2/27/02          $0.42                   2/27/02        $1,109.89
    2/28/02          $0.43                   2/28/02        $1,106.73
     3/1/02          $0.41                    3/1/02        $1,131.78
     3/4/02          $0.40                    3/4/02        $1,153.84
     3/5/02          $0.41                    3/5/02        $1,146.14
     3/6/02          $0.41                    3/6/02        $1,162.77
     3/7/02          $0.40                    3/7/02        $1,157.54
     3/8/02          $0.41                    3/8/02        $1,164.31
    3/11/02          $0.41                   3/11/02        $1,168.26
    3/12/02          $0.42                   3/12/02        $1,165.58
    3/13/02          $0.43                   3/13/02        $1,154.09
    3/14/02          $0.41                   3/14/02        $1,153.04
    3/15/02          $0.40                   3/15/02        $1,166.16
    3/18/02          $0.40                   3/18/02        $1,165.55
    3/19/02          $0.42                   3/19/02        $1,170.29
    3/20/02          $0.43                   3/20/02        $1,151.85
    3/21/02          $0.43                   3/21/02        $1,153.59
    3/22/02          $0.43                   3/22/02        $1,148.70
    3/25/02          $0.43                   3/25/02        $1,131.87
    3/26/02          $0.43                   3/26/02        $1,138.49
    3/27/02          $0.43                   3/27/02        $1,144.58
    3/28/02          $0.43                   3/28/02        $1,147.39
     4/1/02          $0.44                    4/1/02        $1,146.54
     4/2/02          $0.43                    4/2/02        $1,136.76
     4/3/02          $0.43                    4/3/02        $1,125.40
     4/4/02          $0.43                    4/4/02        $1,126.34
     4/5/02          $0.43                    4/5/02        $1,122.73
     4/8/02          $0.42                    4/8/02        $1,125.29
     4/9/02          $0.42                    4/9/02        $1,117.80
    4/10/02          $0.42                   4/10/02        $1,130.47
    4/11/02          $0.40                   4/11/02        $1,103.69
    4/12/02          $0.40                   4/12/02        $1,111.01
    4/15/02          $0.40                   4/15/02        $1,102.55
    4/16/02          $0.40                   4/16/02        $1,128.37
    4/17/02          $0.40                   4/17/02        $1,126.07
    4/18/02          $0.40                   4/18/02        $1,124.47
    4/19/02          $0.39                   4/19/02        $1,125.17
    4/22/02          $0.39                   4/22/02        $1,107.83
    4/23/02          $0.39                   4/23/02        $1,100.96
    4/24/02          $0.39                   4/24/02        $1,093.14
    4/25/02          $0.39                   4/25/02        $1,091.48
    4/26/02          $0.36                   4/26/02        $1,076.32
    4/29/02          $0.39                   4/29/02        $1,065.45
    4/30/02          $0.40                   4/30/02        $1,076.92
     5/1/02          $0.40                    5/1/02        $1,086.46
     5/2/02          $0.40                    5/2/02        $1,084.56
     5/3/02          $0.39                    5/3/02        $1,073.43
     5/6/02          $0.38                    5/6/02        $1,052.67
     5/7/02          $0.39                    5/7/02        $1,049.49
     5/8/02          $0.40                    5/8/02        $1,088.85
     5/9/02          $0.40                    5/9/02        $1,073.01
    5/10/02          $0.40                   5/10/02        $1,054.99
    5/13/02          $0.39                   5/13/02        $1,074.56
    5/14/02          $0.40                   5/14/02        $1,097.28
    5/15/02          $0.40                   5/15/02        $1,091.07
    5/16/02          $0.39                   5/16/02        $1,098.23
    5/17/02          $0.38                   5/17/02        $1,106.59
    5/20/02          $0.38                   5/20/02        $1,091.88
    5/21/02          $0.38                   5/21/02        $1,079.88
    5/22/02          $0.39                   5/22/02        $1,086.02
    5/23/02          $0.38                   5/23/02        $1,097.08
    5/24/02          $0.38                   5/24/02        $1,083.82
    5/28/02          $0.38                   5/28/02        $1,074.55
    5/29/02          $0.37                   5/29/02        $1,067.66
    5/30/02          $0.38                   5/30/02        $1,064.66
    5/31/02          $0.37                   5/31/02        $1,067.14
     6/3/02          $0.36                    6/3/02        $1,040.68
     6/4/02          $0.35                    6/4/02        $1,040.69
     6/5/02          $0.33                    6/5/02        $1,049.90
     6/6/02          $0.32                    6/6/02        $1,029.15
     6/7/02          $0.32                    6/7/02        $1,027.53
    6/10/02          $0.29                   6/10/02        $1,030.74
    6/11/02          $0.32                   6/11/02        $1,013.60
    6/12/02          $0.29                   6/12/02        $1,020.26
    6/13/02          $0.30                   6/13/02        $1,009.56
    6/14/02          $0.29                   6/14/02        $1,007.27
    6/17/02          $0.30                   6/17/02        $1,036.17
    6/18/02          $0.30                   6/18/02        $1,037.14
    6/19/02          $0.30                   6/19/02        $1,019.99
    6/20/02          $0.28                   6/20/02        $1,006.29
    6/21/02          $0.29                   6/21/02          $989.14
    6/24/02          $0.27                   6/24/02          $992.72
    6/25/02          $0.24                   6/25/02          $976.14
    6/26/02          $0.24                   6/26/02          $973.53
    6/27/02          $0.23                   6/27/02          $990.64
    6/28/02          $0.25                   6/28/02          $989.82
     7/1/02          $0.26                    7/1/02          $968.65
     7/2/02          $0.26                    7/2/02          $948.09
     7/3/02          $0.24                    7/3/02          $953.99
     7/5/02          $0.25                    7/5/02          $989.03
     7/8/02          $0.24                    7/8/02          $976.98
     7/9/02          $0.28                    7/9/02          $952.83
    7/10/02          $0.29                   7/10/02          $920.47
    7/11/02          $0.20                   7/11/02          $927.37
    7/12/02          $0.25                   7/12/02          $921.39
    7/15/02          $0.25                   7/15/02          $917.93
    7/16/02          $0.19                   7/16/02          $900.94
    7/17/02          $0.19                   7/17/02          $906.04
    7/18/02          $0.20                   7/18/02          $881.56
    7/19/02          $0.23                   7/19/02          $847.75
    7/22/02          $0.20                   7/22/02          $819.85
    7/23/02          $0.23                   7/23/02          $797.70
    7/24/02          $0.22                   7/24/02          $843.43
    7/25/02          $0.22                   7/25/02          $838.68
    7/26/02          $0.22                   7/26/02          $852.84
    7/29/02          $0.21                   7/29/02          $898.96
    7/30/02          $0.21                   7/30/02          $902.78
    7/31/02          $0.21                   7/31/02          $911.62
     8/1/02          $0.21                    8/1/02          $884.66
     8/2/02          $0.21                    8/2/02          $864.24
     8/5/02          $0.21                    8/5/02          $834.60
     8/6/02          $0.21                    8/6/02          $859.57
     8/7/02          $0.20                    8/7/02          $876.77
     8/8/02          $0.24                    8/8/02          $905.46
     8/9/02          $0.25                    8/9/02          $908.64
    8/12/02          $0.25                   8/12/02          $903.80
    8/13/02          $0.27                   8/13/02          $884.21
    8/14/02          $0.26                   8/14/02          $919.62
    8/15/02          $0.25                   8/15/02          $930.25
    8/16/02          $0.25                   8/16/02          $928.77
    8/19/02          $0.25                   8/19/02          $950.70
    8/20/02          $0.26                   8/20/02          $937.43
    8/21/02          $0.26                   8/21/02          $949.36
    8/22/02          $0.26                   8/22/02          $962.70
    8/23/02          $0.26                   8/23/02          $940.86
    8/26/02          $0.26                   8/26/02          $947.95
    8/27/02          $0.26                   8/27/02          $934.82
    8/28/02          $0.29                   8/28/02          $917.87
    8/29/02          $0.30                   8/29/02          $917.80
    8/30/02          $0.34                   8/30/02          $916.07
     9/3/02          $0.31                    9/3/02          $878.02
     9/4/02          $0.33                    9/4/02          $893.40
     9/5/02          $0.33                    9/5/02          $879.15
     9/6/02          $0.30                    9/6/02          $893.92
     9/9/02          $0.30                    9/9/02          $902.96
    9/10/02          $0.30                   9/10/02          $909.58
    9/11/02          $0.31                   9/11/02          $909.45
    9/12/02          $0.31                   9/12/02          $886.91
    9/13/02          $0.30                   9/13/02          $889.81
    9/16/02          $0.29                   9/16/02          $891.10
    9/17/02          $0.28                   9/17/02          $873.52
    9/18/02          $0.28                   9/18/02          $869.46
    9/19/02          $0.24                   9/19/02          $843.32
    9/20/02          $0.27                   9/20/02          $845.39
    9/23/02          $0.27                   9/23/02          $833.70
    9/24/02          $0.26                   9/24/02          $819.29
    9/25/02          $0.26                   9/25/02          $839.66
    9/26/02          $0.27                   9/26/02          $854.95
    9/27/02          $0.28                   9/27/02          $827.37
    9/30/02          $0.27                   9/30/02          $815.28
    10/1/02          $0.28                   10/1/02          $847.91
    10/2/02          $0.27                   10/2/02          $827.91
    10/3/02          $0.27                   10/3/02          $818.95
    10/4/02          $0.26                   10/4/02          $800.58
    10/7/02          $0.24                   10/7/02          $785.28
    10/8/02          $0.25                   10/8/02          $798.55
    10/9/02          $0.25                   10/9/02          $776.76
   10/10/02          $0.25                  10/10/02          $803.92
   10/11/02          $0.25                  10/11/02          $835.32
   10/14/02          $0.25                  10/14/02          $841.44
   10/15/02          $0.25                  10/15/02          $881.27
   10/16/02          $0.24                  10/16/02          $860.02
   10/17/02          $0.25                  10/17/02          $879.20
   10/18/02          $0.27                  10/18/02          $884.39
   10/21/02          $0.26                  10/21/02          $899.72
   10/22/02          $0.27                  10/22/02          $890.16
   10/23/02          $0.27                  10/23/02          $896.14
   10/24/02          $0.26                  10/24/02          $882.50
   10/25/02          $0.26                  10/25/02          $897.65
   10/28/02          $0.25                  10/28/02          $890.23
   10/29/02          $0.25                  10/29/02          $882.15
   10/30/02          $0.26                  10/30/02          $890.71
   10/31/02          $0.24                  10/31/02          $885.76
    11/1/02          $0.24                   11/1/02          $900.96
    11/4/02          $0.23                   11/4/02          $908.35
    11/5/02          $0.24                   11/5/02          $915.39
    11/6/02          $0.25                   11/6/02          $923.76
    11/7/02          $0.23                   11/7/02          $902.65
    11/8/02          $0.24                   11/8/02          $894.74
   11/11/02          $0.23                  11/11/02          $876.19
   11/12/02          $0.23                  11/12/02          $882.95
   11/13/02          $0.22                  11/13/02          $882.53
   11/14/02          $0.22                  11/14/02          $904.27
   11/15/02          $0.21                  11/15/02          $909.83
   11/18/02          $0.21                  11/18/02          $900.36
   11/19/02          $0.21                  11/19/02          $896.74
   11/20/02          $0.21                  11/20/02          $914.15
   11/21/02          $0.22                  11/21/02          $933.76
   11/22/02          $0.22                  11/22/02          $930.55
   11/25/02          $0.21                  11/25/02          $932.87
   11/26/02          $0.20                  11/26/02          $913.31
   11/27/02          $0.21                  11/27/02          $938.87
   11/29/02          $0.21                  11/29/02          $936.31
    12/2/02          $0.23                   12/2/02          $934.53
    12/3/02          $0.23                   12/3/02          $920.75
    12/4/02          $0.21                   12/4/02          $917.58
    12/5/02          $0.21                   12/5/02          $906.55
    12/6/02          $0.21                   12/6/02          $912.23
    12/9/02          $0.19                   12/9/02          $892.00
   12/10/02          $0.20                  12/10/02          $904.45
   12/11/02          $0.20                  12/11/02          $904.96
   12/12/02          $0.19                  12/12/02          $901.58
   12/13/02          $0.21                  12/13/02          $889.48
   12/16/02          $0.18                  12/16/02          $910.40
   12/17/02          $0.19                  12/17/02          $902.99
   12/18/02          $0.18                  12/18/02          $891.12
   12/19/02          $0.19                  12/19/02          $884.25
   12/20/02          $0.19                  12/20/02          $895.76
   12/23/02          $0.19                  12/23/02          $897.38
   12/24/02          $0.20                  12/24/02          $892.47
   12/26/02          $0.19                  12/26/02          $889.66
   12/27/02          $0.19                  12/27/02          $875.40
   12/30/02          $0.19                  12/30/02          $879.39
   12/31/02          $0.19                  12/31/02          $879.82
     1/2/03          $0.20                    1/2/03          $909.03
     1/3/03          $0.19                    1/3/03          $908.59
     1/6/03          $0.19                    1/6/03          $929.01
     1/7/03          $0.20                    1/7/03          $922.93
     1/8/03          $0.20                    1/8/03          $909.93
     1/9/03          $0.20                    1/9/03          $927.57
    1/10/03          $0.20                   1/10/03          $927.57
    1/13/03          $0.20                   1/13/03          $926.26
    1/14/03          $0.21                   1/14/03          $931.66
    1/15/03          $0.21                   1/15/03          $918.22
    1/16/03          $0.23                   1/16/03          $914.60
    1/17/03          $0.25                   1/17/03          $901.78
    1/21/03          $0.25                   1/21/03          $887.62
    1/22/03          $0.25                   1/22/03          $878.36
    1/23/03          $0.27                   1/23/03          $887.34
    1/24/03          $0.27                   1/24/03          $861.40
    1/27/03          $0.27                   1/27/03          $847.48
    1/28/03          $0.26                   1/28/03          $858.54
    1/29/03          $0.25                   1/29/03          $864.36
    1/30/03          $0.25                   1/30/03          $844.61
    1/31/03          $0.26                   1/31/03          $855.70
     2/3/03          $0.24                    2/3/03          $860.32


                             LTM FINANCIAL SUMMARY

($ in millions, except per share data)

STOCK PRICE:                $0.24
ENTERPRISE VALUE ("EV"):   $153.9
REVENUE:                   $466.3
EBITDA:                      $3.3
EV / REVENUE:               0.33x
EV / EBITDA:                   NM

                               BUSINESS OVERVIEW

HANOVER DIRECT, INC. provides branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The company conducts its business through its two subsidiaries: Hanover Brands, Inc., which is a specialty direct marketer with a diverse portfolio of branded home fashions, men's and women's apparel, and gift products marketed via direct mail-order catalogs and connected Internet websites, and erizon, Inc., which is an end-to-end technology solutions provider for e-commerce customers. Hanover Direct is a successor in interest to The Horn & Hardart Company, a restaurant company founded in 1911, and Hanover House Industries, Inc., founded in 1934.

                              RECENT M&A ACTIVITY

o JULY 2001: sold its Improvements division to USA Networks, Inc. for $33.4 million


                                      B-3                     DUFF & PHELPS, LLC

LILLIAN VERNON CORPORATION (LVC)
--------------------------------------------------------------------------------

                   Daily Stock Price Chart vs. S&P 500 Index
                     (February 4, 2002 - February 3, 2003)

               (The following table sets forth in tabular format
                   information in a line graph on this page)

   Lillian Vernon Corporation (LVC)
   (2/4/2002 to 2/3/2003)


    Lillian Vernon Corporation (LVC)             S&P Index ($INX)
   ---------------------------------        ------------------------
         Daily Prices                            Daily Prices
     DATE            CLOSE                   DATE            CLOSE
     ----            -----                   ----            -----
     2/4/02          $7.20                   2/4/02        $1,094.44
     2/5/02          $7.10                   2/5/02        $1,090.02
     2/6/02          $7.10                   2/6/02        $1,083.51
     2/7/02          $7.05                   2/7/02        $1,080.17
     2/8/02          $7.05                   2/8/02        $1,096.22
    2/11/02          $7.00                  2/11/02        $1,111.94
    2/12/02          $6.95                  2/12/02        $1,107.50
    2/13/02          $6.90                  2/13/02        $1,118.51
    2/14/02          $6.90                  2/14/02        $1,116.48
    2/15/02          $6.85                  2/15/02        $1,104.18
    2/19/02          $6.85                  2/19/02        $1,083.34
    2/20/02          $6.85                  2/20/02        $1,097.98
    2/21/02          $6.90                  2/21/02        $1,080.95
    2/22/02          $6.85                  2/22/02        $1,089.84
    2/25/02          $7.00                  2/25/02        $1,109.43
    2/26/02          $6.85                  2/26/02        $1,109.38
    2/27/02          $6.85                  2/27/02        $1,109.89
    2/28/02          $6.70                  2/28/02        $1,106.73
     3/1/02          $6.66                   3/1/02        $1,131.78
     3/4/02          $6.70                   3/4/02        $1,153.84
     3/5/02          $6.65                   3/5/02        $1,146.14
     3/6/02          $6.45                   3/6/02        $1,162.77
     3/7/02          $6.35                   3/7/02        $1,157.54
     3/8/02          $6.45                   3/8/02        $1,164.31
    3/11/02          $6.30                  3/11/02        $1,168.26
    3/12/02          $6.30                  3/12/02        $1,165.58
    3/13/02          $6.30                  3/13/02        $1,154.09
    3/14/02          $6.50                  3/14/02        $1,153.04
    3/15/02          $6.65                  3/15/02        $1,166.16
    3/18/02          $6.70                  3/18/02        $1,165.55
    3/19/02          $6.70                  3/19/02        $1,170.29
    3/20/02          $6.60                  3/20/02        $1,151.85
    3/21/02          $6.70                  3/21/02        $1,153.59
    3/22/02          $6.80                  3/22/02        $1,148.70
    3/25/02          $6.65                  3/25/02        $1,131.87
    3/26/02          $6.66                  3/26/02        $1,138.49
    3/27/02          $6.75                  3/27/02        $1,144.58
    3/28/02          $6.40                  3/28/02        $1,147.39
     4/1/02          $6.60                   4/1/02        $1,146.54
     4/2/02          $6.75                   4/2/02        $1,136.76
     4/3/02          $6.95                   4/3/02        $1,125.40
     4/4/02          $6.67                   4/4/02        $1,126.34
     4/5/02          $6.70                   4/5/02        $1,122.73
     4/8/02          $6.85                   4/8/02        $1,125.29
     4/9/02          $6.78                   4/9/02        $1,117.80
    4/10/02          $6.78                  4/10/02        $1,130.47
    4/11/02          $6.71                  4/11/02        $1,103.69
    4/12/02          $6.65                  4/12/02        $1,111.01
    4/15/02          $6.75                  4/15/02        $1,102.55
    4/16/02          $6.75                  4/16/02        $1,128.37
    4/17/02          $6.90                  4/17/02        $1,126.07
    4/18/02          $6.85                  4/18/02        $1,124.47
    4/19/02          $6.85                  4/19/02        $1,125.17
    4/22/02          $6.90                  4/22/02        $1,107.83
    4/23/02          $6.95                  4/23/02        $1,100.96
    4/24/02          $7.00                  4/24/02        $1,093.14
    4/25/02          $6.90                  4/25/02        $1,091.48
    4/26/02          $6.90                  4/26/02        $1,076.32
    4/29/02          $7.15                  4/29/02        $1,065.45
    4/30/02          $7.30                  4/30/02        $1,076.92
     5/1/02          $7.25                   5/1/02        $1,086.46
     5/2/02          $7.25                   5/2/02        $1,084.56
     5/3/02          $7.25                   5/3/02        $1,073.43
     5/6/02          $7.60                   5/6/02        $1,052.67
     5/7/02          $7.90                   5/7/02        $1,049.49
     5/8/02          $7.75                   5/8/02        $1,088.85
     5/9/02          $7.85                   5/9/02        $1,073.01
    5/10/02          $7.85                  5/10/02        $1,054.99
    5/13/02          $7.76                  5/13/02        $1,074.56
    5/14/02          $7.90                  5/14/02        $1,097.28
    5/15/02          $8.00                  5/15/02        $1,091.07
    5/16/02          $8.25                  5/16/02        $1,098.23
    5/17/02          $8.25                  5/17/02        $1,106.59
    5/20/02          $7.95                  5/20/02        $1,091.88
    5/21/02          $7.95                  5/21/02        $1,079.88
    5/22/02          $7.90                  5/22/02        $1,086.02
    5/23/02          $7.90                  5/23/02        $1,097.08
    5/24/02          $8.00                  5/24/02        $1,083.82
    5/28/02          $8.00                  5/28/02        $1,074.55
    5/29/02          $7.75                  5/29/02        $1,067.66
    5/30/02          $7.80                  5/30/02        $1,064.66
    5/31/02          $8.10                  5/31/02        $1,067.14
     6/3/02          $8.00                   6/3/02        $1,040.68
     6/4/02          $8.10                   6/4/02        $1,040.69
     6/5/02          $8.10                   6/5/02        $1,049.90
     6/6/02          $8.10                   6/6/02        $1,029.15
     6/7/02          $8.25                   6/7/02        $1,027.53
    6/10/02          $8.20                  6/10/02        $1,030.74
    6/11/02          $8.10                  6/11/02        $1,013.60
    6/12/02          $7.60                  6/12/02        $1,020.26
    6/13/02          $7.60                  6/13/02        $1,009.56
    6/14/02          $7.25                  6/14/02        $1,007.27
    6/17/02          $7.10                  6/17/02        $1,036.17
    6/18/02          $7.35                  6/18/02        $1,037.14
    6/19/02          $7.75                  6/19/02        $1,019.99
    6/20/02          $7.75                  6/20/02        $1,006.29
    6/21/02          $7.60                  6/21/02          $989.14
    6/24/02          $7.40                  6/24/02          $992.72
    6/25/02          $7.20                  6/25/02          $976.14
    6/26/02          $7.20                  6/26/02          $973.53
    6/27/02          $7.10                  6/27/02          $990.64
    6/28/02          $7.10                  6/28/02          $989.82
     7/1/02          $7.05                   7/1/02          $968.65
     7/2/02          $7.00                   7/2/02          $948.09
     7/3/02          $6.90                   7/3/02          $953.99
     7/5/02          $6.90                   7/5/02          $989.03
     7/8/02          $7.00                   7/8/02          $976.98
     7/9/02          $6.94                   7/9/02          $952.83
    7/10/02          $6.85                  7/10/02          $920.47
    7/11/02          $6.75                  7/11/02          $927.37
    7/12/02          $6.75                  7/12/02          $921.39
    7/15/02          $6.70                  7/15/02          $917.93
    7/16/02          $6.60                  7/16/02          $900.94
    7/17/02          $6.60                  7/17/02          $906.04
    7/18/02          $6.50                  7/18/02          $881.56
    7/19/02          $6.40                  7/19/02          $847.75
    7/22/02          $6.40                  7/22/02          $819.85
    7/23/02          $6.40                  7/23/02          $797.70
    7/24/02          $6.35                  7/24/02          $843.43
    7/25/02          $6.35                  7/25/02          $838.68
    7/26/02          $6.40                  7/26/02          $852.84
    7/29/02          $6.60                  7/29/02          $898.96
    7/30/02          $6.50                  7/30/02          $902.78
    7/31/02          $6.50                  7/31/02          $911.62
     8/1/02          $6.50                   8/1/02          $884.66
     8/2/02          $6.65                   8/2/02          $864.24
     8/5/02          $6.65                   8/5/02          $834.60
     8/6/02          $6.65                   8/6/02          $859.57
     8/7/02          $6.45                   8/7/02          $876.77
     8/8/02          $6.53                   8/8/02          $905.46
     8/9/02          $6.40                   8/9/02          $908.64
    8/12/02          $6.25                  8/12/02          $903.80
    8/13/02          $6.05                  8/13/02          $884.21
    8/14/02          $6.00                  8/14/02          $919.62
    8/15/02          $5.90                  8/15/02          $930.25
    8/16/02          $5.75                  8/16/02          $928.77
    8/19/02          $5.80                  8/19/02          $950.70
    8/20/02          $5.60                  8/20/02          $937.43
    8/21/02          $5.95                  8/21/02          $949.36
    8/22/02          $6.10                  8/22/02          $962.70
    8/23/02          $5.91                  8/23/02          $940.86
    8/26/02          $5.91                  8/26/02          $947.95
    8/27/02          $5.85                  8/27/02          $934.82
    8/28/02          $5.86                  8/28/02          $917.87
    8/29/02          $5.85                  8/29/02          $917.80
    8/30/02          $5.80                  8/30/02          $916.07
     9/3/02          $5.70                   9/3/02          $878.02
     9/4/02          $5.70                   9/4/02          $893.40
     9/5/02          $5.65                   9/5/02          $879.15
     9/6/02          $5.62                   9/6/02          $893.92
     9/9/02          $5.60                   9/9/02          $902.96
    9/10/02          $5.65                  9/10/02          $909.58
    9/11/02          $5.75                  9/11/02          $909.45
    9/12/02          $5.75                  9/12/02          $886.91
    9/13/02          $5.75                  9/13/02          $889.81
    9/16/02          $5.70                  9/16/02          $891.10
    9/17/02          $5.75                  9/17/02          $873.52
    9/18/02          $5.75                  9/18/02          $869.46
    9/19/02          $5.89                  9/19/02          $843.32
    9/20/02          $5.75                  9/20/02          $845.39
    9/23/02          $5.75                  9/23/02          $833.70
    9/24/02          $5.75                  9/24/02          $819.29
    9/25/02          $5.65                  9/25/02          $839.66
    9/26/02          $5.65                  9/26/02          $854.95
    9/27/02          $5.50                  9/27/02          $827.37
    9/30/02          $5.49                  9/30/02          $815.28
    10/1/02          $5.48                  10/1/02          $847.91
    10/2/02          $5.49                  10/2/02          $827.91
    10/3/02          $5.49                  10/3/02          $818.95
    10/4/02          $5.25                  10/4/02          $800.58
    10/7/02          $5.24                  10/7/02          $785.28
    10/8/02          $5.10                  10/8/02          $798.55
    10/9/02          $5.01                  10/9/02          $776.76
   10/10/02          $4.75                 10/10/02          $803.92
   10/11/02          $4.89                 10/11/02          $835.32
   10/14/02          $4.76                 10/14/02          $841.44
   10/15/02          $4.80                 10/15/02          $881.27
   10/16/02          $4.75                 10/16/02          $860.02
   10/17/02          $4.85                 10/17/02          $879.20
   10/18/02          $4.85                 10/18/02          $884.39
   10/21/02          $4.89                 10/21/02          $899.72
   10/22/02          $4.77                 10/22/02          $890.16
   10/23/02          $4.95                 10/23/02          $896.14
   10/24/02          $4.90                 10/24/02          $882.50
   10/25/02          $4.90                 10/25/02          $897.65
   10/28/02          $4.80                 10/28/02          $890.23
   10/29/02          $4.72                 10/29/02          $882.15
   10/30/02          $4.40                 10/30/02          $890.71
   10/31/02          $4.32                 10/31/02          $885.76
    11/1/02          $4.29                  11/1/02          $900.96
    11/4/02          $4.29                  11/4/02          $908.35
    11/5/02          $4.29                  11/5/02          $915.39
    11/6/02          $4.70                  11/6/02          $923.76
    11/7/02          $4.90                  11/7/02          $902.65
    11/8/02          $4.90                  11/8/02          $894.74
   11/11/02          $4.60                 11/11/02          $876.19
   11/12/02          $4.80                 11/12/02          $882.95
   11/13/02          $4.60                 11/13/02          $882.53
   11/14/02          $4.70                 11/14/02          $904.27
   11/15/02          $4.70                 11/15/02          $909.83
   11/18/02          $4.65                 11/18/02          $900.36
   11/19/02          $4.70                 11/19/02          $896.74
   11/20/02          $4.55                 11/20/02          $914.15
   11/21/02          $4.65                 11/21/02          $933.76
   11/22/02          $4.50                 11/22/02          $930.55
   11/25/02          $4.31                 11/25/02          $932.87
   11/26/02          $4.35                 11/26/02          $913.31
   11/27/02          $4.45                 11/27/02          $938.87
   11/29/02          $4.45                 11/29/02          $936.31
    12/2/02          $4.42                  12/2/02          $934.53
    12/3/02          $4.33                  12/3/02          $920.75
    12/4/02          $4.21                  12/4/02          $917.58
    12/5/02          $4.05                  12/5/02          $906.55
    12/6/02          $4.14                  12/6/02          $912.23
    12/9/02          $4.10                  12/9/02          $892.00
   12/10/02          $4.11                 12/10/02          $904.45
   12/11/02          $4.14                 12/11/02          $904.96
   12/12/02          $4.20                 12/12/02          $901.58
   12/13/02          $4.07                 12/13/02          $889.48
   12/16/02          $4.03                 12/16/02          $910.40
   12/17/02          $3.95                 12/17/02          $902.99
   12/18/02          $3.90                 12/18/02          $891.12
   12/19/02          $3.80                 12/19/02          $884.25
   12/20/02          $3.90                 12/20/02          $895.76
   12/23/02          $4.02                 12/23/02          $897.38
   12/24/02          $4.02                 12/24/02          $892.47
   12/26/02          $4.20                 12/26/02          $889.66
   12/27/02          $4.10                 12/27/02          $875.40
   12/30/02          $4.10                 12/30/02          $879.39
   12/31/02          $4.10                 12/31/02          $879.82
     1/2/03          $4.14                   1/2/03          $909.03
     1/3/03          $4.11                   1/3/03          $908.59
     1/6/03          $4.17                   1/6/03          $929.01
     1/7/03          $4.18                   1/7/03          $922.93
     1/8/03          $4.19                   1/8/03          $909.93
     1/9/03          $4.35                   1/9/03          $927.57
    1/10/03          $4.35                  1/10/03          $927.57
    1/13/03          $4.35                  1/13/03          $926.26
    1/14/03          $4.55                  1/14/03          $931.66
    1/15/03          $4.50                  1/15/03          $918.22
    1/16/03          $4.50                  1/16/03          $914.60
    1/17/03          $4.50                  1/17/03          $901.78
    1/21/03          $4.50                  1/21/03          $887.62
    1/22/03          $4.50                  1/22/03          $878.36
    1/23/03          $4.50                  1/23/03          $887.34
    1/24/03          $4.32                  1/24/03          $861.40
    1/27/03          $4.32                  1/27/03          $847.48
    1/28/03          $4.25                  1/28/03          $858.54
    1/29/03          $4.28                  1/29/03          $864.36
    1/30/03          $4.25                  1/30/03          $844.61
    1/31/03          $4.25                  1/31/03          $855.70
     2/3/03          $4.25                   2/3/03          $860.32


                             LTM FINANCIAL SUMMARY

($ in millions, except per share data)

STOCK PRICE:                $4.19
ENTERPRISE VALUE ("EV"):    $29.3
REVENUE:                   $247.4
EBITDA:                   $(15.8)
EV / REVENUE:               0.12x
EV / EBITDA:                   NM

                               BUSINESS OVERVIEW

LILLIAN VERNON CORPORATION is a direct mail specialty catalog and online company concentrating on the marketing of gift, houseware, gardening, Christmas, and children's products. During the fiscal year ended February 23, 2002, the company published 37 catalog editions and mailed approximately 162 million catalogs to past and prospective customers. The company's online retail activities are conducted through www.lillianvernon.com and www.ruedefrance.com. Lillian Vernon derives a small portion of its revenue from the rental of its database to direct mail marketers and other organizations, as well as from the placement of advertisements for other companies' products in its outgoing packages.

                              RECENT M&A ACTIVITY

o        FEBRUARY 2000: acquired Rue de France, Inc. for an undisclosed sum


                                      B-4                     DUFF & PHELPS, LLC

EOS INTERNATIONAL, INC. (EOSI)
--------------------------------------------------------------------------------

                   Daily Stock Price Chart vs. S&P 500 Index
                     (February 4, 2002 - February 3, 2003)

               (The following table sets forth in tabular format
                   information in a line graph on this page)

   EOS International (EOSI)
   (2/4/2002 to 2/3/2003)


    EOS INTERNATIONAL (EOSI)                  S&P Index ($INX)
   -------------------------             -------------------------
        Daily Prices                           Daily Prices
     DATE          CLOSE                   DATE            CLOSE
     ----          -----                   ----            -----
     2/4/02        $2.95                   2/4/02        $1,094.44
     2/5/02        $2.95                   2/5/02        $1,090.02
     2/6/02        $3.10                   2/6/02        $1,083.51
     2/7/02        $2.95                   2/7/02        $1,080.17
     2/8/02        $2.95                   2/8/02        $1,096.22
    2/11/02        $2.95                  2/11/02        $1,111.94
    2/12/02        $2.95                  2/12/02        $1,107.50
    2/13/02        $3.10                  2/13/02        $1,118.51
    2/14/02        $3.10                  2/14/02        $1,116.48
    2/15/02        $2.95                  2/15/02        $1,104.18
    2/19/02        $2.95                  2/19/02        $1,083.34
    2/20/02        $2.95                  2/20/02        $1,097.98
    2/21/02        $2.95                  2/21/02        $1,080.95
    2/22/02        $3.10                  2/22/02        $1,089.84
    2/25/02        $2.95                  2/25/02        $1,109.43
    2/26/02        $2.95                  2/26/02        $1,109.38
    2/27/02        $2.95                  2/27/02        $1,109.89
    2/28/02        $3.05                  2/28/02        $1,106.73
     3/1/02        $3.05                   3/1/02        $1,131.78
     3/4/02        $2.95                   3/4/02        $1,153.84
     3/5/02        $2.95                   3/5/02        $1,146.14
     3/6/02        $3.08                   3/6/02        $1,162.77
     3/7/02        $3.00                   3/7/02        $1,157.54
     3/8/02        $2.95                   3/8/02        $1,164.31
    3/11/02        $2.95                  3/11/02        $1,168.26
    3/12/02        $2.95                  3/12/02        $1,165.58
    3/13/02        $2.95                  3/13/02        $1,154.09
    3/14/02        $2.95                  3/14/02        $1,153.04
    3/15/02        $3.00                  3/15/02        $1,166.16
    3/18/02        $3.00                  3/18/02        $1,165.55
    3/19/02        $2.95                  3/19/02        $1,170.29
    3/20/02        $2.95                  3/20/02        $1,151.85
    3/21/02        $2.95                  3/21/02        $1,153.59
    3/22/02        $2.95                  3/22/02        $1,148.70
    3/25/02        $2.95                  3/25/02        $1,131.87
    3/26/02        $2.95                  3/26/02        $1,138.49
    3/27/02        $2.95                  3/27/02        $1,144.58
    3/28/02        $2.95                  3/28/02        $1,147.39
     4/1/02        $2.95                   4/1/02        $1,146.54
     4/2/02        $2.95                   4/2/02        $1,136.76
     4/3/02        $2.95                   4/3/02        $1,125.40
     4/4/02        $2.95                   4/4/02        $1,126.34
     4/5/02        $2.95                   4/5/02        $1,122.73
     4/8/02        $2.95                   4/8/02        $1,125.29
     4/9/02        $2.95                   4/9/02        $1,117.80
    4/10/02        $2.95                  4/10/02        $1,130.47
    4/11/02        $2.95                  4/11/02        $1,103.69
    4/12/02        $2.95                  4/12/02        $1,111.01
    4/15/02        $2.95                  4/15/02        $1,102.55
    4/16/02        $2.95                  4/16/02        $1,128.37
    4/17/02        $2.30                  4/17/02        $1,126.07
    4/18/02        $2.30                  4/18/02        $1,124.47
    4/19/02        $2.30                  4/19/02        $1,125.17
    4/22/02        $2.30                  4/22/02        $1,107.83
    4/23/02        $2.30                  4/23/02        $1,100.96
    4/24/02        $2.30                  4/24/02        $1,093.14
    4/25/02        $2.30                  4/25/02        $1,091.48
    4/26/02        $2.30                  4/26/02        $1,076.32
    4/29/02        $1.75                  4/29/02        $1,065.45
    4/30/02        $2.10                  4/30/02        $1,076.92
     5/1/02        $1.95                   5/1/02        $1,086.46
     5/2/02        $2.15                   5/2/02        $1,084.56
     5/3/02        $2.15                   5/3/02        $1,073.43
     5/6/02        $2.15                   5/6/02        $1,052.67
     5/7/02        $1.90                   5/7/02        $1,049.49
     5/8/02        $2.10                   5/8/02        $1,088.85
     5/9/02        $2.10                   5/9/02        $1,073.01
    5/10/02        $2.10                  5/10/02        $1,054.99
    5/13/02        $2.25                  5/13/02        $1,074.56
    5/14/02        $2.21                  5/14/02        $1,097.28
    5/15/02        $2.15                  5/15/02        $1,091.07
    5/16/02        $2.15                  5/16/02        $1,098.23
    5/17/02        $2.15                  5/17/02        $1,106.59
    5/20/02        $2.15                  5/20/02        $1,091.88
    5/21/02        $2.15                  5/21/02        $1,079.88
    5/22/02        $2.15                  5/22/02        $1,086.02
    5/23/02        $2.05                  5/23/02        $1,097.08
    5/24/02        $2.05                  5/24/02        $1,083.82
    5/28/02        $2.15                  5/28/02        $1,074.55
    5/29/02        $2.15                  5/29/02        $1,067.66
    5/30/02        $2.15                  5/30/02        $1,064.66
    5/31/02        $2.15                  5/31/02        $1,067.14
     6/3/02        $2.05                   6/3/02        $1,040.68
     6/4/02        $2.05                   6/4/02        $1,040.69
     6/5/02        $1.80                   6/5/02        $1,049.90
     6/6/02        $1.80                   6/6/02        $1,029.15
     6/7/02        $1.80                   6/7/02        $1,027.53
    6/10/02        $1.75                  6/10/02        $1,030.74
    6/11/02        $1.75                  6/11/02        $1,013.60
    6/12/02        $1.75                  6/12/02        $1,020.26
    6/13/02        $1.75                  6/13/02        $1,009.56
    6/14/02        $1.75                  6/14/02        $1,007.27
    6/17/02        $1.75                  6/17/02        $1,036.17
    6/18/02        $1.75                  6/18/02        $1,037.14
    6/19/02        $1.75                  6/19/02        $1,019.99
    6/20/02        $1.75                  6/20/02        $1,006.29
    6/21/02        $1.75                  6/21/02          $989.14
    6/24/02        $1.75                  6/24/02          $992.72
    6/25/02        $1.35                  6/25/02          $976.14
    6/26/02        $1.35                  6/26/02          $973.53
    6/27/02        $0.90                  6/27/02          $990.64
    6/28/02        $1.09                  6/28/02          $989.82
     7/1/02        $1.22                   7/1/02          $968.65
     7/2/02        $1.50                   7/2/02          $948.09
     7/3/02        $1.20                   7/3/02          $953.99
     7/5/02        $1.20                   7/5/02          $989.03
     7/8/02        $1.20                   7/8/02          $976.98
     7/9/02        $1.30                   7/9/02          $952.83
    7/10/02        $1.30                  7/10/02          $920.47
    7/11/02        $1.30                  7/11/02          $927.37
    7/12/02        $1.50                  7/12/02          $921.39
    7/15/02        $1.50                  7/15/02          $917.93
    7/16/02        $1.20                  7/16/02          $900.94
    7/17/02        $1.20                  7/17/02          $906.04
    7/18/02        $1.55                  7/18/02          $881.56
    7/19/02        $1.55                  7/19/02          $847.75
    7/22/02        $1.30                  7/22/02          $819.85
    7/23/02        $1.30                  7/23/02          $797.70
    7/24/02        $1.30                  7/24/02          $843.43
    7/25/02        $1.30                  7/25/02          $838.68
    7/26/02        $1.30                  7/26/02          $852.84
    7/29/02        $1.30                  7/29/02          $898.96
    7/30/02        $1.30                  7/30/02          $902.78
    7/31/02        $1.30                  7/31/02          $911.62
     8/1/02        $1.25                   8/1/02          $884.66
     8/2/02        $1.25                   8/2/02          $864.24
     8/5/02        $1.01                   8/5/02          $834.60
     8/6/02        $1.01                   8/6/02          $859.57
     8/7/02        $0.65                   8/7/02          $876.77
     8/8/02        $0.65                   8/8/02          $905.46
     8/9/02        $0.85                   8/9/02          $908.64
    8/12/02        $0.85                  8/12/02          $903.80
    8/13/02        $0.73                  8/13/02          $884.21
    8/14/02        $0.73                  8/14/02          $919.62
    8/15/02        $0.73                  8/15/02          $930.25
    8/16/02        $0.88                  8/16/02          $928.77
    8/19/02        $0.88                  8/19/02          $950.70
    8/20/02        $0.88                  8/20/02          $937.43
    8/21/02        $0.88                  8/21/02          $949.36
    8/22/02        $0.73                  8/22/02          $962.70
    8/23/02        $1.04                  8/23/02          $940.86
    8/26/02        $1.04                  8/26/02          $947.95
    8/27/02        $1.04                  8/27/02          $934.82
    8/28/02        $0.52                  8/28/02          $917.87
    8/29/02        $0.52                  8/29/02          $917.80
    8/30/02        $0.52                  8/30/02          $916.07
     9/3/02        $0.52                   9/3/02          $878.02
     9/4/02        $0.52                   9/4/02          $893.40
     9/5/02        $0.52                   9/5/02          $879.15
     9/6/02        $0.52                   9/6/02          $893.92
     9/9/02        $0.73                   9/9/02          $902.96
    9/10/02        $0.73                  9/10/02          $909.58
    9/11/02        $1.00                  9/11/02          $909.45
    9/12/02        $0.86                  9/12/02          $886.91
    9/13/02        $0.87                  9/13/02          $889.81
    9/16/02        $0.87                  9/16/02          $891.10
    9/17/02        $0.87                  9/17/02          $873.52
    9/18/02        $0.70                  9/18/02          $869.46
    9/19/02        $0.70                  9/19/02          $843.32
    9/20/02        $0.71                  9/20/02          $845.39
    9/23/02        $0.71                  9/23/02          $833.70
    9/24/02        $0.71                  9/24/02          $819.29
    9/25/02        $0.53                  9/25/02          $839.66
    9/26/02        $0.71                  9/26/02          $854.95
    9/27/02        $0.45                  9/27/02          $827.37
    9/30/02        $0.45                  9/30/02          $815.28
    10/1/02        $0.45                  10/1/02          $847.91
    10/2/02        $0.45                  10/2/02          $827.91
    10/3/02        $0.45                  10/3/02          $818.95
    10/4/02        $0.45                  10/4/02          $800.58
    10/7/02        $0.45                  10/7/02          $785.28
    10/8/02        $0.43                  10/8/02          $798.55
    10/9/02        $0.43                  10/9/02          $776.76
   10/10/02        $0.65                 10/10/02          $803.92
   10/11/02        $0.65                 10/11/02          $835.32
   10/14/02        $0.65                 10/14/02          $841.44
   10/15/02        $0.43                 10/15/02          $881.27
   10/16/02        $0.43                 10/16/02          $860.02
   10/17/02        $0.41                 10/17/02          $879.20
   10/18/02        $0.45                 10/18/02          $884.39
   10/21/02        $0.59                 10/21/02          $899.72
   10/22/02        $0.59                 10/22/02          $890.16
   10/23/02        $0.59                 10/23/02          $896.14
   10/24/02        $0.59                 10/24/02          $882.50
   10/25/02        $0.59                 10/25/02          $897.65
   10/28/02        $0.59                 10/28/02          $890.23
   10/29/02        $0.59                 10/29/02          $882.15
   10/30/02        $0.59                 10/30/02          $890.71
   10/31/02        $0.59                 10/31/02          $885.76
    11/1/02        $0.40                  11/1/02          $900.96
    11/4/02        $0.40                  11/4/02          $908.35
    11/5/02        $0.40                  11/5/02          $915.39
    11/6/02        $0.40                  11/6/02          $923.76
    11/7/02        $0.40                  11/7/02          $902.65
    11/8/02        $0.40                  11/8/02          $894.74
   11/11/02        $0.40                 11/11/02          $876.19
   11/12/02        $0.40                 11/12/02          $882.95
   11/13/02        $0.40                 11/13/02          $882.53
   11/14/02        $0.40                 11/14/02          $904.27
   11/15/02        $0.70                 11/15/02          $909.83
   11/18/02        $0.70                 11/18/02          $900.36
   11/19/02        $0.70                 11/19/02          $896.74
   11/20/02        $0.70                 11/20/02          $914.15
   11/21/02        $0.70                 11/21/02          $933.76
   11/22/02        $0.39                 11/22/02          $930.55
   11/25/02        $0.43                 11/25/02          $932.87
   11/26/02        $0.43                 11/26/02          $913.31
   11/27/02        $0.32                 11/27/02          $938.87
   11/29/02        $0.42                 11/29/02          $936.31
    12/2/02        $0.42                  12/2/02          $934.53
    12/3/02        $0.42                  12/3/02          $920.75
    12/4/02        $0.42                  12/4/02          $917.58
    12/5/02        $0.42                  12/5/02          $906.55
    12/6/02        $0.65                  12/6/02          $912.23
    12/9/02        $0.65                  12/9/02          $892.00
   12/10/02        $0.65                 12/10/02          $904.45
   12/11/02        $0.65                 12/11/02          $904.96
   12/12/02        $0.35                 12/12/02          $901.58
   12/13/02        $0.35                 12/13/02          $889.48
   12/16/02        $0.35                 12/16/02          $910.40
   12/17/02        $0.35                 12/17/02          $902.99
   12/18/02        $0.35                 12/18/02          $891.12
   12/19/02        $0.60                 12/19/02          $884.25
   12/20/02        $0.50                 12/20/02          $895.76
   12/23/02        $0.50                 12/23/02          $897.38
   12/24/02        $0.50                 12/24/02          $892.47
   12/26/02        $0.35                 12/26/02          $889.66
   12/27/02        $0.50                 12/27/02          $875.40
   12/30/02        $0.36                 12/30/02          $879.39
   12/31/02        $0.42                 12/31/02          $879.82
     1/2/03        $0.42                   1/2/03          $909.03
     1/3/03        $0.42                   1/3/03          $908.59
     1/6/03        $0.51                   1/6/03          $929.01
     1/7/03        $0.51                   1/7/03          $922.93
     1/8/03        $0.51                   1/8/03          $909.93
     1/9/03        $0.51                   1/9/03          $927.57
    1/10/03        $0.51                  1/10/03          $927.57
    1/13/03        $0.51                  1/13/03          $926.26
    1/14/03        $0.51                  1/14/03          $931.66
    1/15/03        $0.51                  1/15/03          $918.22
    1/16/03        $0.51                  1/16/03          $914.60
    1/17/03        $0.51                  1/17/03          $901.78
    1/21/03        $0.51                  1/21/03          $887.62
    1/22/03        $0.50                  1/22/03          $878.36
    1/23/03        $0.50                  1/23/03          $887.34
    1/24/03        $0.50                  1/24/03          $861.40
    1/27/03        $0.50                  1/27/03          $847.48
    1/28/03        $0.50                  1/28/03          $858.54
    1/29/03        $0.50                  1/29/03          $864.36
    1/30/03        $0.50                  1/30/03          $844.61
    1/31/03        $0.50                  1/31/03          $855.70
     2/3/03        $0.50                   2/3/03          $860.32


                             LTM FINANCIAL SUMMARY

($ in millions, except per share data)

STOCK PRICE:                $0.45
ENTERPRISE VALUE ("EV"):    $58.9
REVENUE:                    $73.6
EBITDA:                    $(2.6)
EV / REVENUE:               0.80x
EV / EBITDA:                   NM

                               BUSINESS OVERVIEW

EOS INTERNATIONAL, INC. is focused on acquiring direct-selling companies and utilizing the educational and motivational resources of its website, www.dreamlife.com, to improve the retention rates and effectiveness of the sales forces of the acquired companies, enhancing their profitability. The site is focused on providing benefits including access to online courses; free forums on a variety of subjects, where members can ask questions, give advice and share thoughts; Quick Coach, a self-assessment function to create a personalized life plan; and My Journal, a personalized online record to chart progress and growth.

                              RECENT M&A ACTIVITY

o        DECEMBER 2001: acquired Regal Greetings & Gifts for $40.0 million

o        FEBRUARY 2001: acquired Discovery Toys for $34.1 million


                                      B-5                     DUFF & PHELPS, LLC

FRANKLIN COVEY CO. (FC)
--------------------------------------------------------------------------------

                   Daily Stock Price Chart vs. S&P 500 Index
                     (February 4, 2002 - February 3, 2003)

               (The following table sets forth in tabular format
                   information in a line graph on this page)

   Franklin Covey Co. (FC)
   (2/4/2002 to 2/3/2003)


    Franklin Covey Co. (FC)                   S&P Index ($INX)
   ------------------------              -------------------------
        Daily Prices                           Daily Prices
     DATE          CLOSE                   DATE            CLOSE
     ----          -----                   ----            -----
     2/4/02        $3.35                   2/4/02        $1,094.44
     2/5/02        $3.31                   2/5/02        $1,090.02
     2/6/02        $3.25                   2/6/02        $1,083.51
     2/7/02        $3.16                   2/7/02        $1,080.17
     2/8/02        $3.30                   2/8/02        $1,096.22
    2/11/02        $3.20                  2/11/02        $1,111.94
    2/12/02        $3.20                  2/12/02        $1,107.50
    2/13/02        $3.20                  2/13/02        $1,118.51
    2/14/02        $3.35                  2/14/02        $1,116.48
    2/15/02        $3.30                  2/15/02        $1,104.18
    2/19/02        $3.25                  2/19/02        $1,083.34
    2/20/02        $3.25                  2/20/02        $1,097.98
    2/21/02        $3.25                  2/21/02        $1,080.95
    2/22/02        $3.10                  2/22/02        $1,089.84
    2/25/02        $3.05                  2/25/02        $1,109.43
    2/26/02        $2.91                  2/26/02        $1,109.38
    2/27/02        $2.80                  2/27/02        $1,109.89
    2/28/02        $2.39                  2/28/02        $1,106.73
     3/1/02        $2.60                   3/1/02        $1,131.78
     3/4/02        $2.59                   3/4/02        $1,153.84
     3/5/02        $2.31                   3/5/02        $1,146.14
     3/6/02        $2.65                   3/6/02        $1,162.77
     3/7/02        $2.50                   3/7/02        $1,157.54
     3/8/02        $2.57                   3/8/02        $1,164.31
    3/11/02        $2.51                  3/11/02        $1,168.26
    3/12/02        $2.55                  3/12/02        $1,165.58
    3/13/02        $2.41                  3/13/02        $1,154.09
    3/14/02        $2.75                  3/14/02        $1,153.04
    3/15/02        $2.61                  3/15/02        $1,166.16
    3/18/02        $2.61                  3/18/02        $1,165.55
    3/19/02        $2.60                  3/19/02        $1,170.29
    3/20/02        $2.55                  3/20/02        $1,151.85
    3/21/02        $2.60                  3/21/02        $1,153.59
    3/22/02        $2.50                  3/22/02        $1,148.70
    3/25/02        $2.55                  3/25/02        $1,131.87
    3/26/02        $2.55                  3/26/02        $1,138.49
    3/27/02        $2.60                  3/27/02        $1,144.58
    3/28/02        $2.56                  3/28/02        $1,147.39
     4/1/02        $2.66                   4/1/02        $1,146.54
     4/2/02        $2.78                   4/2/02        $1,136.76
     4/3/02        $2.85                   4/3/02        $1,125.40
     4/4/02        $3.10                   4/4/02        $1,126.34
     4/5/02        $3.00                   4/5/02        $1,122.73
     4/8/02        $3.12                   4/8/02        $1,125.29
     4/9/02        $2.85                   4/9/02        $1,117.80
    4/10/02        $3.05                  4/10/02        $1,130.47
    4/11/02        $3.10                  4/11/02        $1,103.69
    4/12/02        $3.50                  4/12/02        $1,111.01
    4/15/02        $3.46                  4/15/02        $1,102.55
    4/16/02        $3.37                  4/16/02        $1,128.37
    4/17/02        $3.35                  4/17/02        $1,126.07
    4/18/02        $3.13                  4/18/02        $1,124.47
    4/19/02        $3.39                  4/19/02        $1,125.17
    4/22/02        $3.44                  4/22/02        $1,107.83
    4/23/02        $3.40                  4/23/02        $1,100.96
    4/24/02        $3.25                  4/24/02        $1,093.14
    4/25/02        $3.15                  4/25/02        $1,091.48
    4/26/02        $2.80                  4/26/02        $1,076.32
    4/29/02        $2.81                  4/29/02        $1,065.45
    4/30/02        $2.70                  4/30/02        $1,076.92
     5/1/02        $2.79                   5/1/02        $1,086.46
     5/2/02        $2.71                   5/2/02        $1,084.56
     5/3/02        $3.02                   5/3/02        $1,073.43
     5/6/02        $3.09                   5/6/02        $1,052.67
     5/7/02        $2.96                   5/7/02        $1,049.49
     5/8/02        $3.00                   5/8/02        $1,088.85
     5/9/02        $2.81                   5/9/02        $1,073.01
    5/10/02        $2.95                  5/10/02        $1,054.99
    5/13/02        $3.00                  5/13/02        $1,074.56
    5/14/02        $3.06                  5/14/02        $1,097.28
    5/15/02        $3.10                  5/15/02        $1,091.07
    5/16/02        $3.20                  5/16/02        $1,098.23
    5/17/02        $3.00                  5/17/02        $1,106.59
    5/20/02        $3.15                  5/20/02        $1,091.88
    5/21/02        $3.05                  5/21/02        $1,079.88
    5/22/02        $3.03                  5/22/02        $1,086.02
    5/23/02        $3.05                  5/23/02        $1,097.08
    5/24/02        $3.00                  5/24/02        $1,083.82
    5/28/02        $3.00                  5/28/02        $1,074.55
    5/29/02        $3.07                  5/29/02        $1,067.66
    5/30/02        $3.04                  5/30/02        $1,064.66
    5/31/02        $3.04                  5/31/02        $1,067.14
     6/3/02        $3.00                   6/3/02        $1,040.68
     6/4/02        $3.00                   6/4/02        $1,040.69
     6/5/02        $2.99                   6/5/02        $1,049.90
     6/6/02        $2.97                   6/6/02        $1,029.15
     6/7/02        $3.03                   6/7/02        $1,027.53
    6/10/02        $3.00                  6/10/02        $1,030.74
    6/11/02        $3.00                  6/11/02        $1,013.60
    6/12/02        $3.00                  6/12/02        $1,020.26
    6/13/02        $3.05                  6/13/02        $1,009.56
    6/14/02        $2.95                  6/14/02        $1,007.27
    6/17/02        $3.10                  6/17/02        $1,036.17
    6/18/02        $3.01                  6/18/02        $1,037.14
    6/19/02        $2.90                  6/19/02        $1,019.99
    6/20/02        $2.94                  6/20/02        $1,006.29
    6/21/02        $2.95                  6/21/02          $989.14
    6/24/02        $2.92                  6/24/02          $992.72
    6/25/02        $2.73                  6/25/02          $976.14
    6/26/02        $2.73                  6/26/02          $973.53
    6/27/02        $3.00                  6/27/02          $990.64
    6/28/02        $2.90                  6/28/02          $989.82
     7/1/02        $2.83                   7/1/02          $968.65
     7/2/02        $2.90                   7/2/02          $948.09
     7/3/02        $2.88                   7/3/02          $953.99
     7/5/02        $2.88                   7/5/02          $989.03
     7/8/02        $2.75                   7/8/02          $976.98
     7/9/02        $2.25                   7/9/02          $952.83
    7/10/02        $2.42                  7/10/02          $920.47
    7/11/02        $2.42                  7/11/02          $927.37
    7/12/02        $2.35                  7/12/02          $921.39
    7/15/02        $2.26                  7/15/02          $917.93
    7/16/02        $2.20                  7/16/02          $900.94
    7/17/02        $2.32                  7/17/02          $906.04
    7/18/02        $2.39                  7/18/02          $881.56
    7/19/02        $2.44                  7/19/02          $847.75
    7/22/02        $2.40                  7/22/02          $819.85
    7/23/02        $2.25                  7/23/02          $797.70
    7/24/02        $2.45                  7/24/02          $843.43
    7/25/02        $2.28                  7/25/02          $838.68
    7/26/02        $2.36                  7/26/02          $852.84
    7/29/02        $2.49                  7/29/02          $898.96
    7/30/02        $2.45                  7/30/02          $902.78
    7/31/02        $2.30                  7/31/02          $911.62
     8/1/02        $2.38                   8/1/02          $884.66
     8/2/02        $2.22                   8/2/02          $864.24
     8/5/02        $2.23                   8/5/02          $834.60
     8/6/02        $2.24                   8/6/02          $859.57
     8/7/02        $2.05                   8/7/02          $876.77
     8/8/02        $2.04                   8/8/02          $905.46
     8/9/02        $2.02                   8/9/02          $908.64
    8/12/02        $2.05                  8/12/02          $903.80
    8/13/02        $2.01                  8/13/02          $884.21
    8/14/02        $2.06                  8/14/02          $919.62
    8/15/02        $2.12                  8/15/02          $930.25
    8/16/02        $2.05                  8/16/02          $928.77
    8/19/02        $2.05                  8/19/02          $950.70
    8/20/02        $2.05                  8/20/02          $937.43
    8/21/02        $2.15                  8/21/02          $949.36
    8/22/02        $2.14                  8/22/02          $962.70
    8/23/02        $2.17                  8/23/02          $940.86
    8/26/02        $2.15                  8/26/02          $947.95
    8/27/02        $2.10                  8/27/02          $934.82
    8/28/02        $2.08                  8/28/02          $917.87
    8/29/02        $2.10                  8/29/02          $917.80
    8/30/02        $2.12                  8/30/02          $916.07
     9/3/02        $2.06                   9/3/02          $878.02
     9/4/02        $2.06                   9/4/02          $893.40
     9/5/02        $2.00                   9/5/02          $879.15
     9/6/02        $2.02                   9/6/02          $893.92
     9/9/02        $2.04                   9/9/02          $902.96
    9/10/02        $2.32                  9/10/02          $909.58
    9/11/02        $2.30                  9/11/02          $909.45
    9/12/02        $2.30                  9/12/02          $886.91
    9/13/02        $2.15                  9/13/02          $889.81
    9/16/02        $2.18                  9/16/02          $891.10
    9/17/02        $2.00                  9/17/02          $873.52
    9/18/02        $2.01                  9/18/02          $869.46
    9/19/02        $1.98                  9/19/02          $843.32
    9/20/02        $1.65                  9/20/02          $845.39
    9/23/02        $1.74                  9/23/02          $833.70
    9/24/02        $1.65                  9/24/02          $819.29
    9/25/02        $1.79                  9/25/02          $839.66
    9/26/02        $1.84                  9/26/02          $854.95
    9/27/02        $1.45                  9/27/02          $827.37
    9/30/02        $1.18                  9/30/02          $815.28
    10/1/02        $1.11                  10/1/02          $847.91
    10/2/02        $1.20                  10/2/02          $827.91
    10/3/02        $1.08                  10/3/02          $818.95
    10/4/02        $1.05                  10/4/02          $800.58
    10/7/02        $0.98                  10/7/02          $785.28
    10/8/02        $0.90                  10/8/02          $798.55
    10/9/02        $0.93                  10/9/02          $776.76
   10/10/02        $0.95                 10/10/02          $803.92
   10/11/02        $1.00                 10/11/02          $835.32
   10/14/02        $1.19                 10/14/02          $841.44
   10/15/02        $1.14                 10/15/02          $881.27
   10/16/02        $1.17                 10/16/02          $860.02
   10/17/02        $1.17                 10/17/02          $879.20
   10/18/02        $1.10                 10/18/02          $884.39
   10/21/02        $1.12                 10/21/02          $899.72
   10/22/02        $1.36                 10/22/02          $890.16
   10/23/02        $1.49                 10/23/02          $896.14
   10/24/02        $1.41                 10/24/02          $882.50
   10/25/02        $1.32                 10/25/02          $897.65
   10/28/02        $1.49                 10/28/02          $890.23
   10/29/02        $1.65                 10/29/02          $882.15
   10/30/02        $1.65                 10/30/02          $890.71
   10/31/02        $1.60                 10/31/02          $885.76
    11/1/02        $1.45                  11/1/02          $900.96
    11/4/02        $1.45                  11/4/02          $908.35
    11/5/02        $1.63                  11/5/02          $915.39
    11/6/02        $1.55                  11/6/02          $923.76
    11/7/02        $1.60                  11/7/02          $902.65
    11/8/02        $1.60                  11/8/02          $894.74
   11/11/02        $1.75                 11/11/02          $876.19
   11/12/02        $1.69                 11/12/02          $882.95
   11/13/02        $1.50                 11/13/02          $882.53
   11/14/02        $1.53                 11/14/02          $904.27
   11/15/02        $1.49                 11/15/02          $909.83
   11/18/02        $1.74                 11/18/02          $900.36
   11/19/02        $1.80                 11/19/02          $896.74
   11/20/02        $1.82                 11/20/02          $914.15
   11/21/02        $1.88                 11/21/02          $933.76
   11/22/02        $1.95                 11/22/02          $930.55
   11/25/02        $2.12                 11/25/02          $932.87
   11/26/02        $1.57                 11/26/02          $913.31
   11/27/02        $1.55                 11/27/02          $938.87
   11/29/02        $1.70                 11/29/02          $936.31
    12/2/02        $1.69                  12/2/02          $934.53
    12/3/02        $1.50                  12/3/02          $920.75
    12/4/02        $1.44                  12/4/02          $917.58
    12/5/02        $1.43                  12/5/02          $906.55
    12/6/02        $1.42                  12/6/02          $912.23
    12/9/02        $1.34                  12/9/02          $892.00
   12/10/02        $1.29                 12/10/02          $904.45
   12/11/02        $1.41                 12/11/02          $904.96
   12/12/02        $1.35                 12/12/02          $901.58
   12/13/02        $1.33                 12/13/02          $889.48
   12/16/02        $1.40                 12/16/02          $910.40
   12/17/02        $1.30                 12/17/02          $902.99
   12/18/02        $1.23                 12/18/02          $891.12
   12/19/02        $1.25                 12/19/02          $884.25
   12/20/02        $1.19                 12/20/02          $895.76
   12/23/02        $1.28                 12/23/02          $897.38
   12/24/02        $1.31                 12/24/02          $892.47
   12/26/02        $1.22                 12/26/02          $889.66
   12/27/02        $1.15                 12/27/02          $875.40
   12/30/02        $1.32                 12/30/02          $879.39
   12/31/02        $1.16                 12/31/02          $879.82
     1/2/03        $1.30                   1/2/03          $909.03
     1/3/03        $1.25                   1/3/03          $908.59
     1/6/03        $1.25                   1/6/03          $929.01
     1/7/03        $1.30                   1/7/03          $922.93
     1/8/03        $1.27                   1/8/03          $909.93
     1/9/03        $1.28                   1/9/03          $927.57
    1/10/03        $1.25                  1/10/03          $927.57
    1/13/03        $1.00                  1/13/03          $926.26
    1/14/03        $1.01                  1/14/03          $931.66
    1/15/03        $1.11                  1/15/03          $918.22
    1/16/03        $1.09                  1/16/03          $914.60
    1/17/03        $1.03                  1/17/03          $901.78
    1/21/03        $1.05                  1/21/03          $887.62
    1/22/03        $1.04                  1/22/03          $878.36
    1/23/03        $1.05                  1/23/03          $887.34
    1/24/03        $0.99                  1/24/03          $861.40
    1/27/03        $0.99                  1/27/03          $847.48
    1/28/03        $1.00                  1/28/03          $858.54
    1/29/03        $1.00                  1/29/03          $864.36
    1/30/03        $1.00                  1/30/03          $844.61
    1/31/03        $1.00                  1/31/03          $855.70
     2/3/03        $0.99                   2/3/03          $860.32


                             LTM FINANCIAL SUMMARY

($ in millions, except per share data)

STOCK PRICE:                $1.00
ENTERPRISE VALUE ("EV"):    $71.2
REVENUE:                   $333.7
EBITDA:                   $(60.7)
EV / REVENUE:               0.21x
EV / EBITDA:                   NM

                               BUSINESS OVERVIEW

FRANKLIN COVEY CO. provides integrated training and performance enhancement solutions to organizations and individuals in productivity, leadership, sales, communication, and other areas. Each integrated solution may include components for training and consulting, assessment, and other application tools that are generally available in electronic or paper-based formats. The company's products and services are available through professional consulting services, public workshops, retail stores, catalogs and the Internet (franklincovey.com). Its offerings include the Franklin Planner, its productivity workshop entitled "What Matters Most", and courses based on the book, The 7 Habits of Highly Effective People. Franklin has two business segments: the Consumer Strategic Business Unit and the Organizational Strategic Business Unit.

                              RECENT M&A ACTIVITY

o NOVEMBER 2001: sold its Premier School Agendas division to School Specialty Inc. for $156.5 million


                                      B-6                     DUFF & PHELPS, LLC

THOMAS NELSON, INC. (TNM)
--------------------------------------------------------------------------------

                   Daily Stock Price Chart vs. S&P 500 Index
                     (February 4, 2002 - February 3, 2003)

               (The following table sets forth in tabular format
                   information in a line graph on this page)

Thomas Nelson, Inc. (TNM)
(2/4/2002 to 2/3/2003)

Thomas Nelson, Inc. (TNM)                  S&P Index ($INX)
------------------------               ------------------------
       Daily Prices                         Daily Prices
     DATE      CLOSE                    DATE            CLOSE
     ----      -----                    ----            -----
     2/4/02    $11.50                   2/4/02        $1,094.44
     2/5/02    $10.75                   2/5/02        $1,090.02
     2/6/02     $9.98                   2/6/02        $1,083.51
     2/7/02    $10.19                   2/7/02        $1,080.17
     2/8/02    $10.63                   2/8/02        $1,096.22
    2/11/02    $10.95                  2/11/02        $1,111.94
    2/12/02    $11.30                  2/12/02        $1,107.50
    2/13/02    $11.30                  2/13/02        $1,118.51
    2/14/02    $11.30                  2/14/02        $1,116.48
    2/15/02    $12.00                  2/15/02        $1,104.18
    2/19/02    $11.85                  2/19/02        $1,083.34
    2/20/02    $11.80                  2/20/02        $1,097.98
    2/21/02    $11.60                  2/21/02        $1,080.95
    2/22/02    $11.65                  2/22/02        $1,089.84
    2/25/02    $11.60                  2/25/02        $1,109.43
    2/26/02    $11.93                  2/26/02        $1,109.38
    2/27/02    $11.97                  2/27/02        $1,109.89
    2/28/02    $12.00                  2/28/02        $1,106.73
     3/1/02    $12.00                   3/1/02        $1,131.78
     3/4/02    $11.75                   3/4/02        $1,153.84
     3/5/02    $11.39                   3/5/02        $1,146.14
     3/6/02    $11.38                   3/6/02        $1,162.77
     3/7/02    $11.90                   3/7/02        $1,157.54
     3/8/02    $11.98                   3/8/02        $1,164.31
    3/11/02    $11.80                  3/11/02        $1,168.26
    3/12/02    $12.40                  3/12/02        $1,165.58
    3/13/02    $11.25                  3/13/02        $1,154.09
    3/14/02    $11.54                  3/14/02        $1,153.04
    3/15/02    $11.40                  3/15/02        $1,166.16
    3/18/02    $11.95                  3/18/02        $1,165.55
    3/19/02    $11.71                  3/19/02        $1,170.29
    3/20/02    $11.88                  3/20/02        $1,151.85
    3/21/02    $12.00                  3/21/02        $1,153.59
    3/22/02    $12.06                  3/22/02        $1,148.70
    3/25/02    $11.96                  3/25/02        $1,131.87
    3/26/02    $12.00                  3/26/02        $1,138.49
    3/27/02    $11.92                  3/27/02        $1,144.58
    3/28/02    $12.15                  3/28/02        $1,147.39
     4/1/02    $12.10                   4/1/02        $1,146.54
     4/2/02    $12.05                   4/2/02        $1,136.76
     4/3/02    $12.20                   4/3/02        $1,125.40
     4/4/02    $12.26                   4/4/02        $1,126.34
     4/5/02    $12.23                   4/5/02        $1,122.73
     4/8/02    $12.49                   4/8/02        $1,125.29
     4/9/02    $12.84                   4/9/02        $1,117.80
    4/10/02    $13.00                  4/10/02        $1,130.47
    4/11/02    $12.68                  4/11/02        $1,103.69
    4/12/02    $12.54                  4/12/02        $1,111.01
    4/15/02    $12.50                  4/15/02        $1,102.55
    4/16/02    $12.26                  4/16/02        $1,128.37
    4/17/02    $12.34                  4/17/02        $1,126.07
    4/18/02    $12.41                  4/18/02        $1,124.47
    4/19/02    $12.63                  4/19/02        $1,125.17
    4/22/02    $12.70                  4/22/02        $1,107.83
    4/23/02    $12.76                  4/23/02        $1,100.96
    4/24/02    $12.90                  4/24/02        $1,093.14
    4/25/02    $12.92                  4/25/02        $1,091.48
    4/26/02    $12.68                  4/26/02        $1,076.32
    4/29/02    $12.51                  4/29/02        $1,065.45
    4/30/02    $12.68                  4/30/02        $1,076.92
     5/1/02    $12.76                   5/1/02        $1,086.46
     5/2/02    $12.99                   5/2/02        $1,084.56
     5/3/02    $13.45                   5/3/02        $1,073.43
     5/6/02    $13.46                   5/6/02        $1,052.67
     5/7/02    $13.19                   5/7/02        $1,049.49
     5/8/02    $13.12                   5/8/02        $1,088.85
     5/9/02    $12.95                   5/9/02        $1,073.01
    5/10/02    $13.03                  5/10/02        $1,054.99
    5/13/02    $12.85                  5/13/02        $1,074.56
    5/14/02    $12.94                  5/14/02        $1,097.28
    5/15/02    $13.15                  5/15/02        $1,091.07
    5/16/02    $13.40                  5/16/02        $1,098.23
    5/17/02    $13.80                  5/17/02        $1,106.59
    5/20/02    $13.59                  5/20/02        $1,091.88
    5/21/02    $13.19                  5/21/02        $1,079.88
    5/22/02    $13.23                  5/22/02        $1,086.02
    5/23/02    $13.71                  5/23/02        $1,097.08
    5/24/02    $13.60                  5/24/02        $1,083.82
    5/28/02    $13.60                  5/28/02        $1,074.55
    5/29/02    $13.60                  5/29/02        $1,067.66
    5/30/02    $13.50                  5/30/02        $1,064.66
    5/31/02    $13.05                  5/31/02        $1,067.14
     6/3/02    $12.85                   6/3/02        $1,040.68
     6/4/02    $12.83                   6/4/02        $1,040.69
     6/5/02    $12.89                   6/5/02        $1,049.90
     6/6/02    $12.90                   6/6/02        $1,029.15
     6/7/02    $12.90                   6/7/02        $1,027.53
    6/10/02    $12.46                  6/10/02        $1,030.74
    6/11/02    $12.16                  6/11/02        $1,013.60
    6/12/02    $12.15                  6/12/02        $1,020.26
    6/13/02    $12.33                  6/13/02        $1,009.56
    6/14/02    $12.26                  6/14/02        $1,007.27
    6/17/02    $12.13                  6/17/02        $1,036.17
    6/18/02    $12.20                  6/18/02        $1,037.14
    6/19/02    $12.22                  6/19/02        $1,019.99
    6/20/02    $11.90                  6/20/02        $1,006.29
    6/21/02    $10.40                  6/21/02          $989.14
    6/24/02    $10.40                  6/24/02          $992.72
    6/25/02    $10.29                  6/25/02          $976.14
    6/26/02    $11.30                  6/26/02          $973.53
    6/27/02    $12.00                  6/27/02          $990.64
    6/28/02    $10.56                  6/28/02          $989.82
     7/1/02    $10.66                   7/1/02          $968.65
     7/2/02    $10.57                   7/2/02          $948.09
     7/3/02    $10.57                   7/3/02          $953.99
     7/5/02    $10.79                   7/5/02          $989.03
     7/8/02    $10.80                   7/8/02          $976.98
     7/9/02    $10.80                   7/9/02          $952.83
    7/10/02    $11.28                  7/10/02          $920.47
    7/11/02    $12.11                  7/11/02          $927.37
    7/12/02    $12.25                  7/12/02          $921.39
    7/15/02    $12.11                  7/15/02          $917.93
    7/16/02    $12.10                  7/16/02          $900.94
    7/17/02    $12.32                  7/17/02          $906.04
    7/18/02    $12.60                  7/18/02          $881.56
    7/19/02    $12.70                  7/19/02          $847.75
    7/22/02    $12.38                  7/22/02          $819.85
    7/23/02    $11.80                  7/23/02          $797.70
    7/24/02    $12.25                  7/24/02          $843.43
    7/25/02    $12.40                  7/25/02          $838.68
    7/26/02    $12.79                  7/26/02          $852.84
    7/29/02    $12.89                  7/29/02          $898.96
    7/30/02    $12.83                  7/30/02          $902.78
    7/31/02    $12.55                  7/31/02          $911.62
     8/1/02    $12.60                   8/1/02          $884.66
     8/2/02    $12.68                   8/2/02          $864.24
     8/5/02    $12.25                   8/5/02          $834.60
     8/6/02    $12.49                   8/6/02          $859.57
     8/7/02    $12.50                   8/7/02          $876.77
     8/8/02    $12.54                   8/8/02          $905.46
     8/9/02    $12.50                   8/9/02          $908.64
    8/12/02    $12.72                  8/12/02          $903.80
    8/13/02    $12.50                  8/13/02          $884.21
    8/14/02    $12.81                  8/14/02          $919.62
    8/15/02    $13.16                  8/15/02          $930.25
    8/16/02    $13.50                  8/16/02          $928.77
    8/19/02    $13.56                  8/19/02          $950.70
    8/20/02    $13.57                  8/20/02          $937.43
    8/21/02    $13.30                  8/21/02          $949.36
    8/22/02    $13.27                  8/22/02          $962.70
    8/23/02    $12.85                  8/23/02          $940.86
    8/26/02    $13.29                  8/26/02          $947.95
    8/27/02    $12.32                  8/27/02          $934.82
    8/28/02    $11.80                  8/28/02          $917.87
    8/29/02    $11.25                  8/29/02          $917.80
    8/30/02    $10.60                  8/30/02          $916.07
     9/3/02    $10.48                   9/3/02          $878.02
     9/4/02    $10.55                   9/4/02          $893.40
     9/5/02    $10.40                   9/5/02          $879.15
     9/6/02    $10.60                   9/6/02          $893.92
     9/9/02    $10.58                   9/9/02          $902.96
    9/10/02    $10.43                  9/10/02          $909.58
    9/11/02    $10.20                  9/11/02          $909.45
    9/12/02    $10.00                  9/12/02          $886.91
    9/13/02     $9.99                  9/13/02          $889.81
    9/16/02    $10.10                  9/16/02          $891.10
    9/17/02     $9.90                  9/17/02          $873.52
    9/18/02     $9.95                  9/18/02          $869.46
    9/19/02     $9.50                  9/19/02          $843.32
    9/20/02     $9.14                  9/20/02          $845.39
    9/23/02     $9.00                  9/23/02          $833.70
    9/24/02     $9.00                  9/24/02          $819.29
    9/25/02     $9.15                  9/25/02          $839.66
    9/26/02     $9.55                  9/26/02          $854.95
    9/27/02     $9.20                  9/27/02          $827.37
    9/30/02     $8.80                  9/30/02          $815.28
    10/1/02     $8.35                  10/1/02          $847.91
    10/2/02     $8.07                  10/2/02          $827.91
    10/3/02     $7.78                  10/3/02          $818.95
    10/4/02     $7.07                  10/4/02          $800.58
    10/7/02     $6.85                  10/7/02          $785.28
    10/8/02     $6.25                  10/8/02          $798.55
    10/9/02     $5.32                  10/9/02          $776.76
   10/10/02     $5.24                 10/10/02          $803.92
   10/11/02     $5.52                 10/11/02          $835.32
   10/14/02     $5.96                 10/14/02          $841.44
   10/15/02     $7.10                 10/15/02          $881.27
   10/16/02     $7.00                 10/16/02          $860.02
   10/17/02     $7.40                 10/17/02          $879.20
   10/18/02     $7.40                 10/18/02          $884.39
   10/21/02     $7.66                 10/21/02          $899.72
   10/22/02     $7.75                 10/22/02          $890.16
   10/23/02     $7.81                 10/23/02          $896.14
   10/24/02     $7.99                 10/24/02          $882.50
   10/25/02     $7.70                 10/25/02          $897.65
   10/28/02     $7.75                 10/28/02          $890.23
   10/29/02     $7.87                 10/29/02          $882.15
   10/30/02     $7.87                 10/30/02          $890.71
   10/31/02     $8.00                 10/31/02          $885.76
    11/1/02     $8.35                  11/1/02          $900.96
    11/4/02     $8.52                  11/4/02          $908.35
    11/5/02     $8.90                  11/5/02          $915.39
    11/6/02     $9.17                  11/6/02          $923.76
    11/7/02     $9.18                  11/7/02          $902.65
    11/8/02     $9.51                  11/8/02          $894.74
   11/11/02     $8.60                 11/11/02          $876.19
   11/12/02     $8.64                 11/12/02          $882.95
   11/13/02     $9.10                 11/13/02          $882.53
   11/14/02     $9.11                 11/14/02          $904.27
   11/15/02     $9.41                 11/15/02          $909.83
   11/18/02     $9.20                 11/18/02          $900.36
   11/19/02     $8.84                 11/19/02          $896.74
   11/20/02     $9.47                 11/20/02          $914.15
   11/21/02     $9.64                 11/21/02          $933.76
   11/22/02     $9.15                 11/22/02          $930.55
   11/25/02     $8.57                 11/25/02          $932.87
   11/26/02     $8.13                 11/26/02          $913.31
   11/27/02     $8.38                 11/27/02          $938.87
   11/29/02     $8.20                 11/29/02          $936.31
    12/2/02     $8.20                  12/2/02          $934.53
    12/3/02     $8.25                  12/3/02          $920.75
    12/4/02     $8.70                  12/4/02          $917.58
    12/5/02     $8.68                  12/5/02          $906.55
    12/6/02     $8.69                  12/6/02          $912.23
    12/9/02     $8.53                  12/9/02          $892.00
   12/10/02     $8.49                 12/10/02          $904.45
   12/11/02     $8.20                 12/11/02          $904.96
   12/12/02     $8.32                 12/12/02          $901.58
   12/13/02     $8.22                 12/13/02          $889.48
   12/16/02     $8.40                 12/16/02          $910.40
   12/17/02     $8.45                 12/17/02          $902.99
   12/18/02     $8.58                 12/18/02          $891.12
   12/19/02     $8.68                 12/19/02          $884.25
   12/20/02     $9.02                 12/20/02          $895.76
   12/23/02     $9.43                 12/23/02          $897.38
   12/24/02     $9.69                 12/24/02          $892.47
   12/26/02     $9.86                 12/26/02          $889.66
   12/27/02    $10.07                 12/27/02          $875.40
   12/30/02    $10.46                 12/30/02          $879.39
   12/31/02    $10.02                 12/31/02          $879.82
     1/2/03    $10.00                   1/2/03          $909.03
     1/3/03    $10.03                   1/3/03          $908.59
     1/6/03    $10.31                   1/6/03          $929.01
     1/7/03    $10.45                   1/7/03          $922.93
     1/8/03    $10.40                   1/8/03          $909.93
     1/9/03    $10.45                   1/9/03          $927.57
    1/10/03    $11.15                  1/10/03          $927.57
    1/13/03    $11.12                  1/13/03          $926.26
    1/14/03    $11.29                  1/14/03          $931.66
    1/15/03    $10.49                  1/15/03          $918.22
    1/16/03    $10.70                  1/16/03          $914.60
    1/17/03    $10.40                  1/17/03          $901.78
    1/21/03    $10.30                  1/21/03          $887.62
    1/22/03    $10.21                  1/22/03          $878.36
    1/23/03    $10.26                  1/23/03          $887.34
    1/24/03    $10.07                  1/24/03          $861.40
    1/27/03    $10.02                  1/27/03          $847.48
    1/28/03     $9.95                  1/28/03          $858.54
    1/29/03    $10.00                  1/29/03          $864.36
    1/30/03     $9.71                  1/30/03          $844.61
    1/31/03    $10.10                  1/31/03          $855.70
     2/3/03     $9.96                   2/3/03          $860.32


                             LTM FINANCIAL SUMMARY

($ in millions, except per share data)

STOCK PRICE:                $9.84
ENTERPRISE VALUE ("EV"):   $189.0
REVENUE:                   $214.7
EBITDA:                     $19.5
EV / REVENUE:               0.88x
EV / EBITDA:                9.71x

                               BUSINESS OVERVIEW

THOMAS NELSON, INC. is a publisher, producer and distributor of books emphasizing Christian, inspirational, and family value themes, and is a commercial publisher of the Bible in English language translations. The company is also a publisher of Christian and inspirational books in the United States. The company's book publishing division publishes and distributes hardcover and trade paperback books emphasizing Christian, inspirational, and family value themes. Books are published by Thomas Nelson under several imprints, including Thomas Nelson, W Publishing, J. Countryman, Tommy Nelson, Rutledge Hill Press, and Cool Springs Press. The books generally consist of inspirational, trade, gift, children's, and reference books emphasizing Christian and family value themes.

                              RECENT M&A ACTIVITY

o OCTOBER 2001: sold its C.R. Gibson division to CRG Acquisition Group for an undisclosed amount

o        DECEMBER 1999: acquired Rutledge Hill Press for an undisclosed amount



                                      B-7                     DUFF & PHELPS, LLC

                                PROJECT INSPIRE
                        Comparable Transactions Analysis
                      January 1, 2001 to February 4, 2003
                                ($ in millions)


Date                                                                             Enterprise  Target LTM  Target LTM  EV/LTM   EV/LTM
Announced  Target Name       Target Business Description     Acquirer Name      Value ("EV")   Revenue     EBITDA   Revenue   EBITDA
Nov-02     Pleasure Time     Sales management organization   Mount Real Corp         NA           NA           NA      NA       NA
           Readers Service   that specializes in magazine
           Inc               subscription services

Nov-02     Entertainment     Markets coupon books,           USA Interactive       $370.0         NA           NA      NA       NA
           Publications      discounts, and merchant
           Inc               promotions

Nov-02     MDI               Creates, markets, and           Scientific Games       $34.9         NA           NA      NA       NA
           Entertainment     implements entertainment        Corporation
           Inc               promotions for the lottery
                             industry

Nov-02     Staniforth        Advertising services.           TBWA International      NA           NA           NA      NA       NA
           Communications
           Ltd

Nov-02     The Get Real      Youth marketing agency          Campus Media Plc        NA           $3.0         NA      NA       NA
           Marketing Co      dedicated to building
           Ltd               belief in brands amongst
                             youth and student consumers.

Nov-02     Potpourri         Publishes the Potpourri,        Linsalata Capital       NA           NA           NA      NA       NA
           Holdings Inc      expressions and Back in the     Partners
                             Saddle gift/home catalogs and
                             Stitchery and Counted Cross
                             Stitch needlecraft catalogs.

Nov-02     Dimar Group       Leading full-service direct     TPG NV                  NA           $9.1         NA      NA       NA
           (60%)             marketing provider.

Nov-02     Select Line       Marketing of holiday            World Travel            NA           NA           NA      NA       NA
           Holidays Ltd      accommodation.                  Holdings Plc

Oct-02     Crystal Creative  Manufacturer and distributor    CSS Industries Inc     $22.8         NA           NA      NA       NA
           Products Inc      of consumer convenience gift
                             wrap products

Oct-02     Flowers USA       Retails flowers and gifts       FTD Inc                 NA           NA           NA      NA       NA

Sep-02     Kerry's Etcetera  Offers a full line of ceramic   Wilson Brothers         NA           NA           NA      NA       NA
                             mugs, glassware, awards,        USA Inc
                             candles and food gifts

Sep-02     BEN Marketing     Operates a promotional          WPP Group Plc           NA           NA           NA      NA       NA
           Group             marketing agency

Aug-02     Sally             Distributes a wide range of     S&S Worldwide           NA           NA           NA      NA       NA
           Distributors      toys and novelties, customers
                             include stores, restaurants,
                             and amusement centers, as well
                             as institutional buyers such
                             as schools, hospitals and
                             religious organizations

Jul-02     MPM Holding Inc   Media placement and promotions  Alloy Inc              $48.0         NA           NA      NA       NA
                             company targeting niche
                             markets, including multi-
                             cultural and college markets

Jul-02     Marketcraft Corp  Trade show company              MICE North America      NA           NA           NA      NA       NA
                                                             Inc

Jul-02     Flowers Direct    Direct marketer of floral       FTD Inc / FTD.com       NA           NA           NA      NA       NA
           LLP               products and specialty gifts    Inc

Jun-02     Kahler & Co Inc   Focuses on non-media            Ayres Advertising       NA           NA           NA      NA       NA
                             advertising such as brochures,  & Marketing
                             sales aids, videos and signs

Jun-02     Trevco Trading    Designs and distributes         Action Performance      NA           NA           NA      NA       NA
           Corp              gift items and ornaments        Co
                             to retail chains.

Jun-02     Quick Pak Inc     Provides promotional            Multi-Color Corp        NA           NA           NA      NA       NA
                             packaging, assembling, and
                             fulfillment services to
                             health and beauty
                             companies, consumer product
                             manufacturers, and national
                             retailers


Source: Commscan                      C-1                     DUFF & PHELPS, LLC


                                PROJECT INSPIRE
                        Comparable Transactions Analysis
                      January 1, 2001 to February 4, 2003
                                ($ in millions)


Date                                                                             Enterprise  Target LTM  Target LTM  EV/LTM   EV/LTM
Announced  Target Name       Target Business Description     Acquirer Name      Value ("EV")   Revenue     EBITDA   Revenue   EBITDA

May-02     Upshot            Promotional marketing agency    Equity Marketing Inc   $10.3         NA           NA      NA       NA

May-02     CBK Ltd LLC       Manufactures, designs, and      Blyth Inc              $54.3         NA           NA      NA       NA
                             sells everyday giftware and
                             home decor products

May-02     Feibra AG (75%)   Distributor of mail and         Oesterreichische        NA           NA           NA      NA       NA
                             advertising material.           Post AG

May-02     Popcorn Factory   Direct marketer of popcorn      1-800-Flowers.com      $12.4         NA           NA      NA       NA
           Inc               and other food gifts,           Inc
                             including chocolates, cookies,
                             and other confections

May-02     TVK Polska        Marketing and selling of        Tiszai Vegyi
           (47.5%)           petrochemical products.         Kombinat Rt             NA           NA           NA      NA       NA

May-02     Stravina          Supplier of novelty items in    Blue Capital            NA           NA           NA      NA       NA
           Operating Co      North America                   Management LLC
           LLC

May-02     Gift Check        Provides paper-and electronic-  Ceridian Corp (NEW)/    NA           NA           NA      NA       NA
           Solutions         based gift products and         Comdata Corp /
           (Minority stake)  services, also manages the      Stored Value
                             creation, processing, printing  Systems Inc
                             and fulfillment of gift
                             certificates and gift cards.
                             Offers hosted e-commerce
                             services for online gift
                             certificate ordering

Apr-02     Innovative        Manufactures, sells and         Med Gen Inc             NA           NA           NA      NA       NA
           Chemical Corp     licenses products that promote
                             a healthy lifestyle

Mar-02     Service           Specialty retailer focusing on  Investors             $158.6     $1,151.7       ($9.9)  0.14x      NM
           Merchandise Co    fine jewelry, products for the
           Inc               home, and gifts

Feb-02     Direction Ltd     Involved in direct marketing    DDFH&B Ltd              NA           NA           NA      NA       NA
                             and sales

Feb-02     Data One          Direct mail marketer and a      Naviant Inc             NA           NA           NA      NA       NA
           Marketing Inc     nationwide wholesale
                             clearinghouse of business
                             and consumer data

Feb-02     Ad Play (87.5%)   Online direct marketing         Finance Net SA          NA           $0.7         NA      NA       NA
                             company.

Feb-02     Upstream Asia     Provider of marketing and       Kingsbury-Adams         NA           NA           NA      NA       NA
           Ltd (Stake%)      media consultancy services.

Feb-02     Frequency         Advertising services company    Alliance Data           NA           NA           NA      NA       NA
           Marketing Inc     that specializes in loyalty     Systems Corp
                             marketing advertising services

Feb-02     Promotions.com    Provides Internet promotion     iVillage Inc            $3.5        $11.2         NM    0.31x      NA
           Inc               solutions to marketers,
                             promotion agencies, and
                             promotion experts worldwide

Feb-02     Monogram          Manufacturer and marketer       V2 Development Co.      $9.8        $24.0         NA     .41x      NA
           International     of gift novelty and souvenir    Ltd.
           (Toymax           products.
           International)

Feb-02     Espotting Media   Performance based advertising   Investor Group          NA           NA           NA      NA       NA
           (UK) Ltd          network where advertisers bid
           (Stake%)          for position across our
                             affiliate network which
                             includes Yahoo! Europe, Ask
                             Jeeves, easyInternet cafes,
                             UK Plus and many more.


Source: Commscan                      C-2                     DUFF & PHELPS, LLC


                                PROJECT INSPIRE
                        Comparable Transactions Analysis
                      January 1, 2001 to February 4, 2003
                                ($ in millions)


Date                                                                             Enterprise  Target LTM  Target LTM  EV/LTM   EV/LTM
Announced  Target Name       Target Business Description     Acquirer Name      Value ("EV")   Revenue     EBITDA   Revenue   EBITDA

Feb-02     CM Offray & Son,  Manufactures and sells          CSS Industries, Inc.   $45.0        $99.0         NA    0.45x      NA
           Inc.              decorative ribbon products,
                             floral accessories, and narrow
                             fabrics.

Feb-02     Fort USA          Produces a variety of           Dyna Group              $1.3         $5.0         NA     .26x      NA
                             licensed souvenir and           International
                             gift products.

Feb-02     Prophet (30%      Consulting firm dedicated       Dentsu Inc.             NA           NA           NA      NA       NA
           stake)            to brand strategies, in a
                             bid to boost branding services
                             for its clients

Feb-02     Greenfield        Provides marketing research     Taylor Nelson           NA           NA           NA      NA       NA
           Online Inc        using the Internet              Sofres Group
           (Research
           division)

Feb-02     IQ Commerce       Provides interactive            NewWorld Commerce       NA           NA           NA      NA       NA
                             promotion, direct marketing
                             and database solutions

Feb-02     Fort USA Inc      Produces a variety of souvenir  Dyna Group              $1.3         NA           NA      NA       NA
                             and gift products               International


Feb-02     ad 2-one UK       Online ad sales house.          The Button              NA           NA           NA      NA       NA
           Ltd (80%)                                         Communications
                                                             Group Ltd

Feb-02     Consumer Direct   Operates call centers           Blue Star Coffee Inc    NA           NA           NA      NA       NA
           Of America        nationwide that provide
                             direct marketing services

Jan-02     Cadmus            Provides printing, publishing   Emergence Inc           NA           NA           NA      NA       NA
           Communications    and graphic arts services,
           Corp. (cadmus     including periodical
           creative          production, promotional and
           marketing         financial printing and direct
           division)         marketing services; and offers
                             specialty packaging.

Jan-02     Halo Canada,      Promotional products and        Ford Motor Company      NA           NA           NA      NA       NA
           Inc               brand marketing company.

Jan-02     Vertical Mix      Provides integrated sales       CSS Steller Plc         NA           NA           NA      NA       NA
           Marketing Inc     and marketing solutions
                             with industry concentrations
                             in media, entertainment,
                             communications, technology,
                             interactive and services
                             through four divisions:
                             Promotion Development Group,
                             Alpha Interactive Marketing,
                             The Alliance Group, and
                             SoHo Merchandising

Jan-02     The Mobile        SMS marketing firm.             Pricewaterhouse         NA           NA           NA      NA       NA
           Channel Ltd                                       Coopers
           (Stake%)

Jan-02     Gift Card         Provides stored-value gift      First Data Corp         NA           NA           NA      NA       NA
           Services Inc      cards to retailers

Jan-02     National          An integrated direct response   Cross Media             NA           NA           NA      NA       NA
           Syndications      marketer of consumer goods      Marketing Corp
           Inc

Jan-02     Cozint            Marketing services company      United Business         NA           NA           NA      NA       NA
                             that focuses on providing the   Media Plc
                             pharmaceutical and biotech-
                             nology industries with on-
                             demand collection, processing
                             and high-quality information
                             via the Web

Jan-02     Maximum Coverage  Advertising agency that offers  Havas Advertising SA    NA           NA           NA      NA       NA
           Media             a range of services.
           (majority stake)


Source: Commscan                      C-3                     DUFF & PHELPS, LLC


                                PROJECT INSPIRE
                        Comparable Transactions Analysis
                      January 1, 2001 to February 4, 2003
                                ($ in millions)


Date                                                                             Enterprise  Target LTM  Target LTM  EV/LTM   EV/LTM
Announced  Target Name       Target Business Description     Acquirer Name      Value ("EV")   Revenue     EBITDA   Revenue   EBITDA

Jan-02     ExSample Media    Direct marketing company.       Wegener NV              NA           $4.5         NA      NA       NA
           BV (57%)

Jan-02     Art+Com           Virtual Reality marketing.      Undisclosed Bidder      NA           NA           NA      NA       NA
           Medientech-
           nologie and
           Gestaltung AG
           (51%)

Dec-01     Next Inc          Designs, develops, markets,     Sporting Magic Inc      $2.9         NA           NA      NA       NA
                             and distributes branded
                             promotional products and
                             imprinted sportswear

Dec-01     Regal Greetings   Circulates catalogs to promote  Dreamlife, Inc         $40.0         NA           NA      NA       NA
           & Gifts           its product categories
           (Division of      including home decorative,
           MDC Corp.)        stationery, and accessories.

Dec-01     Recognition       Manufactures recognition        Midwest Trophy          $4.0        $58.9         NA     .07x      NA
           Business of       products.
           Josten's, Inc.

Nov-01     Premier School    Manufactures school supplies,   School Specialty Inc. $156.5         NA           NA      NA       NA
           Agendas           including agendas.
           (Franklin Covey
           Co.)

Sep-01     Axis Corporation  Designs, imports, and retails   Department 56         $20.0          NA           NA      NA       NA
                             porcelain dolls and plush
                             items.

Sep-01     Walter Drake,     Catalog gift company.           Brecon Capital          NA           NA           NA      NA       NA
           Inc.

Aug-01     Play By Play      Sells gifts and souvenirs.      Giftco, Inc.            NA           NA           NA      NA       NA
           Toys &
           Novelties, Inc.

Jul-01     Promotional       Involved in providing           Willow Creek            NA           NA           NA      NA       NA
           Products          recognition awards and          Exploration
           International     promoting advertising
           Corp.             products.

Jun-01     Wood Associates   Distributor of custom           Iprint                  NA           NA           NA      NA       NA
                             imprinted promotional items.    Technologies, Inc.

Jun-01     Improvements      Markets products through        USA Networks, Inc.     $33.4         NA           NA      NA       NA
           (Hanover          catalogs
           Direct)

Jun-01     Miles Kimball     Mail order retailer of          Sun Capital Part-       NA         $140.0         NA      NA       NA
           Company           gift merchandise.               ners, Inc./CIT
                                                             Merchant Banking

May-01     Curtis Rand       Online distributor of           Executive Greetings,    NA           NA           NA      NA       NA
           Industries,       promotional products.           Inc.
           Inc.

Apr-01     Tye-Sil           Provides gift wrap and          CSS Industries, Inc.   $12.1         NA           NA      NA       NA
           Corporation Ltd.  accessories.

Apr-01     J&T Imagination   Designer of high quality        The Boyds Collections   NA           NA           NA      NA       NA
                             Christmas gifts and holiday
                             collectibles.

Apr-01     Midwest of        Wholesale designer of holiday,  Blyth, Inc             $55.0         NA           NA      NA       NA
           Cannon Falls,     seasonal and home decorative
           Inc.              products in the giftware
                             industry.

Feb-01     Discovery Toys    Direct-sells educational toys,  Eos International,     $34.1        $40.1        $0.3   0.85x      NM
                             books, games, and software      Inc.
                             for children

Jan-01     Simon Worldwide,  Corporate catalog and ad        Gemini Investors       $14.0       $130.9         NA     .11x      NA
           formerly Cyrk,    specialty.
           Inc. (Corporate
           Promotions Group)


Source: Commscan                      C-4                     DUFF & PHELPS, LLC


                                PROJECT INSPIRE
                        Comparable Transactions Analysis
                      January 1, 2001 to February 4, 2003
                                ($ in millions)


Date                                                                             Enterprise  Target LTM  Target LTM  EV/LTM   EV/LTM
Announced  Target Name       Target Business Description     Acquirer Name      Value ("EV")   Revenue     EBITDA   Revenue   EBITDA

Jan-01     The Recognition   Manufactures recognition        Visions Manu-          NA            NA          NA      NA        NA
           Group             awards.                         facturing Group

Jan-01     Adventures in     International network of        4imprint Group        $12.8        $200.0       $1.0    .06x      12.8x
           Advertising       individually owned and          (formerly Bemrose
           Franchise, Inc.   operated promotional            USA)
                             distributorships.
                                                                    Mean          $100.1        $110.3      ($6.4)  0.32x       NM
                                                                    Median         $25.5         $21.7       $0.1   0.29x       NM


Source: Commscan                      C-5                     DUFF & PHELPS, LLC